UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 11-K
ANNUAL REPORT
(Mark One)

☒	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2022
OR

☐	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from                      to
Commission file number 1-5805

A.	Full title of the plan and the address of the plan, if different from that of issuer named below:
JPMORGAN CHASE 401(k)
SAVINGS PLAN

B.	Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:
JPMORGAN CHASE & CO.
383 Madison Avenue
New York, New York 10179

JPMORGAN CHASE 401(k) SAVINGS PLAN

Report of Independent Registered Public Accounting Firm
To the Plan Administrator and Plan Participants of
JPMorgan Chase 401(k) Savings Plan
New York, New York

Opinion on the Financial Statements
We have audited the accompanying Statements of Net Assets Available for Benefits of JPMorgan Chase 401(k) Savings Plan (the “Plan”) as of December 31, 2022 and 2021 and the related Statements of Changes in Net Assets Available for Benefits for the years then ended, and the related notes and schedules (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2022 and 2021, and the changes in net assets available for benefits for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion
These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on the Plan’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Supplemental Information
The supplemental (1) Schedule of Assets (Held at End of Year) as of December 31, 2022, (2) Schedule of Assets (Both Acquired and Disposed of within Plan Year) for the year ended December 31, 2022 and (3) Schedule of Loans or Fixed Income Obligations in Default or Classified as Uncollectible as of December 31, 2022 have been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental information is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with Department of Labor’s (DOL) Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information is fairly stated, in all material respects, in relation to the financial statements as a whole.

Meaden & Moore, Ltd.

We have served as the Plan's auditor since 2006.

Cleveland, Ohio
June 29, 2023

JPMORGAN CHASE 401(k) SAVINGS PLAN
Statements of Net Assets Available For Benefits

December 31,	2022	2021
Assets:
Investments at fair value	$32,522,308,003	$38,754,571,875
Investments at contract value	2,559,827,516	2,430,628,016
Total investments	35,082,135,519	41,185,199,891

Receivables:
Employers’ contributions	961,639,661	939,965,148
Notes receivable from participants	530,163,208	517,581,963
Receivable for investments sold	125,042,234	143,514,892
Participants’ contributions	42,441,602	38,850,802
Accrued interest and dividends	24,592,259	22,213,343
Other	19,897,859	12,811,871
Total receivables	1,703,776,823	1,674,938,019

Cash and currency	1,317,492	1,344,733
Total assets	36,787,229,834	42,861,482,643

Liabilities:
Derivative payables at fair value	9,180,858	3,333,028
Mortgage-backed securities sold short at fair value	1,632,438	198,939
Total liabilities at fair value	10,813,296	3,531,967
Payable for investments purchased	341,291,670	373,275,515
Cash overdraft	599,308	491,411
Accrued administrative expenses	2,304,911	3,024,017
Other	2,906,548	1,650,822
Total liabilities	357,915,733	381,973,732
Net assets available for benefits	$36,429,314,101	$42,479,508,911
The accompanying notes to financial statements are an integral part of these statements.

JPMORGAN CHASE 401(k) SAVINGS PLAN
Statements of Changes in Net Assets Available For Benefits

Years Ended December 31,	2022	2021
Additions:
Contributions:
Participants	$1,359,523,416	$1,247,639,135
Employers	973,939,966	954,062,021
Rollovers	234,070,685	237,834,435
Total contributions	2,567,534,067	2,439,535,591
Investment income:
Dividend income:
JPMorgan Chase & Co. common stock	162,160,792	149,648,868
Other	109,559,288	103,159,502
Interest income	80,445,800	60,661,254
Net appreciation/(depreciation) in fair value of investments	(6,677,018,204)	6,032,693,130
Net increase/(decrease) in investment income	(6,324,852,324)	6,346,162,754
Interest income on notes receivable from participants	18,676,892	20,279,625
Total additions, net	(3,738,641,365)	8,805,977,970

Deductions:
Benefits paid to participants	2,293,246,378	2,723,728,806
Administrative expenses	18,307,067	20,508,485
Total deductions	2,311,553,445	2,744,237,291
Net change during the year	(6,050,194,810)	6,061,740,679
Net assets available for benefits, beginning of year	42,479,508,911	36,417,768,232
Net assets available for benefits, end of year	$36,429,314,101	$42,479,508,911
The accompanying notes to financial statements are an integral part of these statements.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
Notes to Financial Statements
December 31, 2022 and 2021

1. Description of the Plan
The JPMorgan Chase 401(k) Savings Plan (“Plan”) is a defined contribution plan sponsored by JPMorgan Chase Bank, National Association (“JPMorgan Chase Bank, N.A.”), a wholly-owned bank subsidiary of JPMorgan Chase & Co. (“JPMorgan Chase”), which is a leading global financial services firm and one of the largest banking institutions in the United States of America (“U.S.”), with operations worldwide. JPMorgan Chase Bank, N.A. is a national banking association that has retail branches in 48 states and Washington, D.C. and operates nationally as well as through non-U.S. bank branches and subsidiaries, and representative offices.
The following is a general description of the Plan. Refer to the Plan’s Summary Plan Description and governing legal Plan document for a more complete description of the Plan.
General
The Plan enables eligible employees of JPMorgan Chase and certain of its affiliated companies (i.e., "Participants") to save and invest for their retirement in individual accounts. All amounts contributed to a Participant’s account under the Plan are held in a trust fund administered by JPMorgan Chase Bank, N.A., as Trustee.
The Plan is administered by the plan administrator who is appointed by the Board of Directors of JPMorgan Chase or JPMorgan Chase Bank, N.A. The Plan is subject to and is intended to comply with the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the Internal Revenue Code of 1986, as amended ("Code"). The Plan is designed to comply with Section 404(c) of ERISA and the related regulations. As a result, the Plan’s fiduciaries may be released from liability for any losses that result from the Participant’s individual investment decisions.
Eligibility
Full-time employees are eligible to enroll in the Plan as of their first day of employment. Part-time employees who are regularly scheduled to work 20 hours or more per week are eligible to participate after completing 60 days of service. Newly hired and rehired eligible employees are automatically enrolled in the Plan at a 3% before-tax contribution rate unless they otherwise enroll themselves or opt out of the Plan within their first 31 days of eligibility. Further, unless the employees elect a different rate, for employees who are automatically enrolled, their contribution rate is automatically increased annually by 1% until they reach a before-tax contribution rate of 10% (5% prior to April 1, 2021). Unless another investment election is chosen, Participant contributions are invested in one of the Plan’s qualified default investment alternative funds, the Target Date Funds.
Contributions
Participant contributions
The Plan allows Participants to defer on a pre-tax and/or Roth 401(k) basis through payroll deductions up to 50% (in 1% increments) of their eligible compensation subject to certain legal limitations (“Contributions”). Eligible compensation generally means base salary/regular pay and variable incentive compensation. Eligible compensation excludes overtime, sign-on bonuses and similar awards, referral awards, stipends, non-cash awards (such as equity awards), and allowances. The maximum annual eligible compensation under the Plan may not exceed the applicable statutory limit.
In addition, Participants who are age 50 or older are permitted to make additional Contributions known as “catch-up” contributions.
Matching contributions
Generally, except as discussed below, each contributing employer (“Contributing Employer”) makes an annual matching contribution ("Matching Contribution") on behalf of each Participant who has completed one year of service in an amount equal to 100% of the Participant’s Contributions up to 5% of eligible compensation – provided that the Participant is employed by JPMorgan Chase at the end of the calendar year, unless certain specified conditions are met. Participants whose total annual cash compensation is $250,000 or more are not eligible to receive Matching Contributions. The determination of total annual cash compensation is made each August 1 and applies for the next succeeding calendar year.
Matching Contributions are invested in the same manner as a Participant’s Contributions.
Non-matching contributions
Each Contributing Employer provides an annual profit-sharing contribution to the Plan (known as “automatic pay credits”) on behalf of each Participant who has completed one year of service-provided that the Participant is employed by JPMorgan Chase at the end of the calendar year, unless certain specified conditions are met-based upon a percentage of eligible compensation capped at $100,000 annually.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
Notes to Financial Statements
December 31, 2022 and 2021

Non-matching Contributions are invested in the same manner as a Participant’s Contributions or, in a Target Date Fund in the absence of such an election.
Discretionary contributions
In December 2022 and 2021, JPMorgan Chase Bank, N.A., on behalf of each Contributing Employer, announced the granting of discretionary contributions to certain non-highly compensated employees. The contributions were allocated to the accounts of the eligible employees in January 2023 and 2022, respectively. The awards were immediately 100% vested and were invested in the same manner as the Participant's Contributions or, in a Target Date Fund in the absence of such an election.
Rollover contributions
The Plan accepts qualifying rollover contributions made by Participants in cash from qualified retirement plans of other employers; individual retirement accounts (“IRA”); governmental 457 plans; and 403(b) plans. After-tax rollovers are not accepted by the Plan, except Roth 401(k) rollovers.
Dividend election
The JPMorgan Chase Common Stock Fund has been designated as a non-leveraged employee stock ownership plan. As such, Participants may elect to have any dividends attributable to their vested balance paid to them on a quarterly basis rather than reinvested; the dividend payments are not subject to an early distribution tax penalty. If a Participant makes no election, the dividend income will automatically be reinvested in the Participant’s account in the JPMorgan Chase Common Stock Fund.
Vesting
A Participant’s Contributions are 100% vested, including any associated investment performance (or “earnings”). Participants become 100% vested in the value of the Matching Contributions and automatic pay credits, including any associated investment performance, after they have completed three years of service. Employer discretionary contributions, if any, vest according to the schedule communicated at the time they were announced.
Forfeited accounts
Matching Contributions that are forfeited can be used to reduce a Contributing Employer’s future Matching Contributions and/or Plan expenses that would otherwise be paid directly by the Contributing Employer. For the years ended December 31, 2022 and 2021, $12,952,282 and $7,493,078, respectively, of the forfeited amounts were used to reduce Contributing Employer’s Matching Contributions.
Distributions
Withdrawal of contributions
The Plan allows a Participant to withdraw all or any portion of his or her vested account balance attributable to after-tax contributions or contributions rolled over from another qualified plan or IRA, if any. Certain individuals who participated in prior plans may also withdraw other types of non-forfeitable employer contributions, subject to certain restrictions.
Participants who have withdrawn all amounts permissible under the preceding paragraph may request to withdraw up to the remaining amount of their vested account balance only upon attaining age 59 ½ or for reasons of financial hardship (limited to amounts that are eligible to be withdrawn for financial hardship per Plan provisions). Participants who do not have the amounts described in the preceding paragraph may request to withdraw their vested account balance only upon attaining age 59 ½ or for reasons of financial hardship (limited to amounts that are eligible to be withdrawn for financial hardship per Plan provisions).
The Plan allows for in-plan Roth conversions whereby certain Plan Participants who are eligible to take an in-service withdrawal or distribution can convert certain non-Roth account balances in the Plan to Roth accounts.
Payment of vested benefits
A Participant who terminates employment may elect to receive the value of his or her vested benefit under the Plan. In the event of the death of a married Participant, fully vested benefits will be distributed to the Participant’s spouse or to another beneficiary if the spouse previously consented. An unmarried Participant may designate anyone as his or her beneficiary. If there is no spouse or living beneficiary on the date of the Participant’s death, the value of the vested benefit is distributed to the Participant’s estate.
A terminated Participant whose vested account balance under the Plan (including loans) is $1,000 or more may elect to: (1) receive a lump sum payment; (2) obtain a rollover payment to an IRA (traditional or Roth) or another employer’s qualified plan; (3) receive monthly, quarterly or annual installments over a period not exceeding their life expectancy, or (4) defer receipt of the distribution until April 1 of the year after he or she attains the age of 72. A Participant will be deemed to have

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
Notes to Financial Statements
December 31, 2022 and 2021

elected to defer receipt of his or her account balance to April 1 of the year following the year in which he or she attains age 72 unless otherwise elected by the month following the date of his or her 65th birthday.
If a terminated Participant’s vested account balance does not exceed $1,000, the account balance, less any required income tax withholding, will be paid to the Participant in a single lump sum. However, the Participant may elect to directly roll over the distribution to an IRA (traditional or Roth) or another employer’s qualified plan without any required income tax withholding.
Notes receivable from participants
The Plan permits Participants to borrow a portion of their vested account balance without paying income taxes or incurring income tax penalties. The minimum loan amount is $1,000. The maximum aggregate amount of all loans to any Participant under the Plan is the lesser of $50,000 (reduced by the highest loan balance outstanding during the 12-month period preceding the date of the new loan) or 50% of the vested value of their account balance. The interest rate on a loan is based on the prime rate in effect on the first business day of the month, and it is fixed for the duration of the loan. Generally, loans must be paid off within five years. If, however, the loan is for the purchase of a principal residence, the repayment period may be up to 15 years. The Plan limits Participants to two outstanding loans at any time. Loan principal and interest are paid through payroll deductions. Notes receivable from participants in the Statement of Net Assets Available for Benefits are measured at the principal plus accrued interest amount outstanding.
Administrative expenses
To the extent not paid in full or in part by the Contributing Employers, the trustee uses Plan assets to pay the expenses of the Plan, such as taxes (if any) incurred on the income or assets of the trust, brokerage commissions and other expenses associated with the purchase and sale of investments, investment management fees and other expenses directly attributable to the administration of the Plan.

2. Summary of significant accounting policies
Basis of presentation
The accounting and financial reporting policies of the Plan conform to accounting principles generally accepted in the United States of America (“U.S. GAAP”).
Use of estimates in the preparation of financial statements
The preparation of financial statements requires Plan management to make estimates and assumptions that affect the reported amounts of assets, liabilities and changes in net assets available for benefits, and the disclosure of contingent assets and liabilities. Actual results could be different from these estimates.
Investment valuation
Investments are recorded at fair value, except for synthetic guaranteed investment contracts ("synthetic GICs"), which are recorded at contract value. Investments measured at fair value include certain investments that use the net asset value per share ("NAV") or its equivalent as a practical expedient. For information related to the Plan’s valuation methodologies for its investments recorded at fair value, refer to Note 3.
Synthetic GICs
A synthetic GIC is an investment contract associated with the Stable Value Fund in which the Plan owns the underlying investment assets and purchases wrapper contracts from insurance companies or other financial institutions which provide market value and cash flow risk protection to the Plan. The Plan accounts for its synthetic GICs at contract value as that is the amount Participants would receive if they were to withdraw or transfer all or a portion of their investments in the Stable Value Fund. For a discussion of synthetic GIC investment contracts, refer to Note 5.
Participant withdrawals
Participant withdrawals are recorded when paid.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
Notes to Financial Statements
December 31, 2022 and 2021

Differences between financial statements and Form 5500
The Plan does not reflect as liabilities amounts allocated to the accounts of Participants who have elected to withdraw from the Plan but have not yet been paid. The U.S. Department of Labor, however, requires that these amounts be reported as a liability on Internal Revenue Service ("IRS") Form 5500. As a result, amounts allocated to withdrawals by Participants that have been processed and approved for payment prior to December 31, but are not yet paid as of that date are recorded on IRS Form 5500 as benefits paid.
The following is a reconciliation of net assets available for benefits as disclosed per the financial statements to the Form 5500.

December 31,	2022	2021
Net assets available for benefits per the financial statements	$36,429,314,101	$42,479,508,911
Less: Amounts allocated to withdrawing Participants	(4,051,713)	(3,946,770)
Net assets available for benefits per Form 5500	$36,425,262,388	$42,475,562,141

The following is a reconciliation of benefits paid to Participants as disclosed per the financial statements to Form 5500.

Year ended December 31,	2022	2021
Benefits paid to Participants per the financial statements	$2,293,246,378	$2,723,728,806
Add: Amounts allocated to withdrawing Participants at end of year	4,051,713	3,946,770
Less: Amounts allocated to withdrawing Participants at beginning of year	(3,946,770)	(6,114,793)
Benefits paid to Participants per Form 5500	$2,293,351,321	$2,721,560,783
Foreign currency translation
The Plan revalues assets, liabilities, additions and deductions denominated in non-U.S. currencies into U.S. dollars using applicable exchange rates.

3. Fair value measurements
Determination of fair value
The following is a description of the Plan’s valuation methodologies for assets and liabilities measured at fair value. The Plan has an established and well-structured process for determining fair values. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is based on quoted market prices or inputs, where available. If prices or quotes are not available, fair value is based on valuation models and other valuation techniques that consider relevant transaction characteristics (such as maturity) and use as inputs, observable or unobservable market parameters, including but not limited to yield curves, interest rates, volatilities, equity or debt prices, foreign exchange rates and credit curves. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments may include amounts to reflect constraints on liquidity and unobservable parameters when the Plan is unable to observe a recent market price for a financial instrument that trades in an inactive (or less active) market. No adjustments to quoted prices are applied for instruments classified within level 1 of the fair value hierarchy (refer to the discussion below for further information on the fair value hierarchy).
The Plan uses various methodologies and assumptions in the determination of fair value. The use of different methodologies or assumptions by other market participants compared with those used by the Plan could result in a different estimate of fair value at the reporting date.
During 2022 no changes were made to the Plan's valuation models that had, or are expected to have, a material impact on the Plan's financial statements.
Fair value hierarchy
A three-level fair value hierarchy has been established under U.S. GAAP for disclosure of fair value measurements. The fair value hierarchy is based on the observability of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:
•Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
Notes to Financial Statements
December 31, 2022 and 2021

•Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.
•Level 3 — one or more inputs to the valuation methodology are unobservable and significant to the fair value measurement.
A financial instrument’s categorization within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.
The following table describes the valuation methodologies generally used by the Plan to measure its instruments at fair value, including the general classification of such instruments pursuant to the fair value hierarchy.

Instrument	Valuation methodology	Classifications in the fair value hierarchy
JPMorgan Chase & Co. common stock	Closing price reported on the New York Stock Exchange	Level 1
Other equity, corporate debt, asset-backed, U.S. federal, state, local and non-U.S. government and mortgage-backed securities and repurchase agreements.	Quoted market prices	Level 1
	In the absence of quoted market prices, securities are valued based on:	Level 2
•Observable market prices for similar securities
•Relevant broker quotes
•Independent pricing services
•Discounted cash flows
In addition, the following inputs to discounted cash flows are used for the following products:
Mortgage- and asset-backed securities specific inputs:
•Collateral characteristics
•Deal-specific payment and loss allocations
•Current market assumptions related to yield, prepayment speed, conditional default rates and loss severity
Collateralized loan obligations ("CLOs") specific inputs:
•Collateral characteristics
•Deal-specific payment and loss allocations
•Expected prepayment speed, conditional default rates, loss severity
•Credit spreads
•Credit rating data
Fund investments (e.g., mutual, money market and other) and registered investment companies	Net asset value
	•NAV is supported by the ability to redeem and purchase at NAV level.	Level 1
	•Adjustments to the NAV as required for restrictions on redemption or where observable activity is limited.	Level 2(a)
Derivatives	Exchange traded derivatives that are actively traded and valued using the exchange price.	Level 1
	Non-exchange traded derivatives that are valued using independent pricing services.	Level 2
Refer to Note 6 for further information on derivative instruments.
(a) Excludes certain investments that are measured at fair value using the net asset value per share (or its equivalents) as a practical expedient.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
Notes to Financial Statements
December 31, 2022 and 2021

Investments measured at net asset value
The Plan also uses as a practical expedient the NAV per share (or its equivalent) to measure the fair value of multiple investments that (a) do not have a readily determinable fair value and (b) either have the attributes of an investment company or prepare their financial statements consistent with the measurement principles of an investment company. These investments are not required to be classified in the fair value hierarchy and consist predominantly of investments in certain collective investment funds and registered investment companies.
The investment strategies for collective investment funds and registered investment companies vary, and they may invest directly and indirectly in a broad range of equity, debt and derivative investments with the objective of mirroring or exceeding the total return of certain market indices (e.g., Standard & Poor’s ("S&P") 500 Index, Russell 1000 Index, Bloomberg U.S. Aggregate Bond Index). Strategies may vary based on global macroeconomic views, expected directional movements in the financial markets, market capitalization (e.g., large, medium or small cap stocks), and other strategies. Certain of these investments could be subject to restrictions on redemption in the future as indicated above; and they may be sold based on the level of capital markets activity, market levels, the performance of the broader economy and investment-specific issues.
The Plan has no commitments to make additional investments in financial instruments that are valued at NAV.
The following tables present the financial instruments carried at fair value as of December 31, 2022 and 2021, by major product category and fair value hierarchy.
Assets and liabilities measured at fair value on a recurring basis

	Fair value hierarchy
December 31, 2022	Level 1	Level 2	Total fair value
Equity securities:
JPMorgan Chase & Co.	$5,348,755,914	$—	$5,348,755,914
Other equity securities	3,292,031,908	—	3,292,031,908
Total equity securities	8,640,787,822	—	8,640,787,822
Corporate debt and asset-backed securities	—	1,749,460,666	1,749,460,666
U.S. federal, state, local and non-U.S. government securities	627,193,707	19,211,062	646,404,769
Mortgage-backed securities	101,866,263	59,948,292	161,814,555
Money market funds and other(a)	319,518,815	40,104,675	359,623,490
Derivative receivables	—	4,506,951	4,506,951
Total assets measured at fair value	$9,689,366,607	$1,873,231,646	$11,562,598,253
Investments measured at NAV(b)			20,959,709,750
Total investments at fair value			$32,522,308,003

Mortgage-backed securities sold short	$1,632,438		$1,632,438
Derivative payables	—	9,180,858	9,180,858
Total liabilities measured at fair value	$1,632,438	$9,180,858	$10,813,296

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
Notes to Financial Statements
December 31, 2022 and 2021

	Fair value hierarchy
December 31, 2021	Level 1	Level 2	Total fair value
Equity securities:
JPMorgan Chase & Co.	$6,286,187,643	$—	$6,286,187,643
Other equity securities	4,343,384,499	—	4,343,384,499
Total equity securities	10,629,572,142	—	10,629,572,142
Corporate debt and asset-backed securities	—	2,015,287,026	2,015,287,026
U.S. federal, state, local and non-U.S. government securities	661,705,033	50,866,027	712,571,060
Mortgage-backed securities	100,504,646	48,735,331	149,239,977
Money market funds and other(a)	294,405,742	16,894,024	311,299,766
Derivative receivables	—	1,674,239	1,674,239
Total assets measured at fair value	$11,686,187,563	$2,133,456,647	$13,819,644,210
Investments measured at NAV(b)			24,934,927,665
Total investments at fair value			$38,754,571,875

Mortgage-backed securities sold short	$198,939		$198,939
Derivative payables	—	3,333,028	3,333,028
Total liabilities measured at fair value	$198,939	$3,333,028	$3,531,967
(a)Money market funds and other consists of mutual funds, money market funds, and resale agreements.
(b)Investments that are measured at fair value using the NAV per share (or its equivalent) as a practical expedient are not required to be classified in the fair value hierarchy.

4. Investment program
As of December 31, 2022, the Plan offers Participants 30 investment options, which consist of: ten target date funds (most of the underlying funds are index funds) and 20 core investment funds, which are composed of six fixed-income funds, nine domestic equity funds (five are index funds), three international equity funds (two are index funds), one emerging markets equity index fund, and the JPMorgan Chase Common Stock Fund.
Fund transactions are processed on a daily basis and are recorded at an aggregate level within the Trust Fund. Empower Plan Services, LLC is the third-party administrator and record-keeper.
Participants may elect to direct or change the allocation of their account balances and contributions in the investment funds on a daily basis. Participant requests for fund re-allocations, transfers and distributions are processed on a daily basis using NAV. Changes generally become effective on the same business day if the New York Stock Exchange is open and the request is made before 4 p.m. Eastern Time, or by the close of the New York Stock Exchange, whichever is earlier. Otherwise, the changes generally become effective on the next business day.
The Plan Administrator may place restrictions on investments in the funds and on daily transfers and re-allocations among funds.

5. Synthetic GICs
The Stable Value Fund invests in synthetic GICs, which are also known as wrapper contracts. A synthetic GIC is an investment contract issued by an insurance company or other financial institution that is backed by a portfolio of bonds or other fixed income securities (the “underlying assets”) that are owned by the Plan. The wrapper contract is designed to protect the contract value of these underlying assets. Under these contracts, realized and unrealized gains and losses on the underlying assets are not immediately recognized in the net assets of the Plan, but are amortized over the maturity or duration of the underlying assets, through adjustments to the future interest crediting rate of the synthetic GICs as discussed further below. The issuers of the wrapper contract guarantees that all qualified participant withdrawals will take place at the contract value.
The Plan accounts for synthetic GICs at contract value. Contract value represents contributions made under the contract, plus earnings, less Participant withdrawals and administrative expenses. Participants may customarily direct the withdrawal or transfer of all or a portion of their investment at contract value. The Plan has not recognized any provision for credit losses to reflect the credit risk of the issuer of the synthetic GIC or otherwise.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
Notes to Financial Statements
December 31, 2022 and 2021

There are no events known to the Plan that are probable of occurring that would limit its ability to transact at contract value with the issuer of the wrapper contract nor with Participants. The wrapper contracts cannot be terminated by their issuer at a value other than contract value, except under a limited number of very specific circumstances including termination of the Plan or loss of qualified status of the Plan, material misrepresentations by the Plan sponsor or investment manager, failure by these same parties to meet material obligations under the contract, or other similar types of events.
The following is a summary of the Plan’s investments related to the synthetic GICs recorded at contract value:

December 31,	2022	2021
Synthetic GICs
MetLife Wrapper Contract	$674,246,201	$639,749,231
Prudential Wrapper Contract	691,073,890	656,040,462
Transamerica Wrapper Contract	594,014,291	564,300,537
VOYA Contract Wrapper Contract	600,493,134	570,537,786
Total synthetic GICs	$2,559,827,516	$2,430,628,016

6. Derivative instruments
Derivative contracts derive their value from underlying asset prices, indices, reference rates, other inputs or a combination of these factors and may expose counterparties to risks and rewards of an underlying asset or liability without having to actually invest in, own, or exchange the asset or liability. The Plan uses derivatives to manage and invest in market and credit risk exposures, predominantly using interest rate, credit derivative, foreign exchange and equity contracts. For a further discussion of credit derivatives, refer to the discussion in the Credit derivatives section of this Note.
Accounting for derivatives
All derivatives are recorded on the Statements of Net Assets Available for Benefits at fair value, with all changes in fair value reflected in the Statements of Changes in Net Assets Available for Benefits.
Notional amount of derivative contracts
The following table summarizes the notional amount of derivative contracts outstanding as of December 31, 2022 and 2021.

	Notional amounts(a)
December 31,	2022		2021
Interest rate contracts
Swaps	$279,301,142		$357,977,263
Futures and forwards	267,579,912		326,700,778
Written options	169,768,999		352,252,650
Purchased options	107,553,800		88,368,320
Total interest rate contracts	824,203,853		1,125,299,011
Credit derivatives	10,183,636		133,269,191
Foreign exchange contracts
Spot, futures and forwards	56,125,255		180,234,924
Total foreign exchange contracts	56,125,255	56125255	180,234,924
Equity contracts
Futures and forwards	11,350		11,550
Total equity contracts	11,350		11,550
Total derivative notional amounts	$890,524,094		$1,438,814,676
(a)Represents the sum of gross long and gross short third-party notional derivative contracts.

While the notional amounts disclosed above give an indication of the volume of the Plan’s derivative activities, the notional amounts significantly exceed, in the Plan’s view, the possible losses that could arise from such transactions. For most derivative transactions, the notional amount is not exchanged; it is simply a reference amount used to calculate payments.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
Notes to Financial Statements
December 31, 2022 and 2021

Impact of derivatives on the Statements of Net Assets Available for Benefits
The following table summarizes the gross fair values of derivative receivables and payables (irrespective of any legally enforceable master netting agreements) by contract type as of December 31, 2022 and 2021, respectively.

	Gross derivative receivables(a)		Gross derivative payables
December 31,	2022	2021	2022	2021
Contract type
Interest rate	$4,480,575	$1,563,172	$8,108,066	$3,317,287
Credit	2,354	51,173	88,069	69,860
Foreign exchange	24,022	59,894	984,723	(54,119)
Gross fair value of derivative receivables and payables	$4,506,951	$1,674,239	$9,180,858	$3,333,028
(a) Derivative receivables are recorded on the Statement of Net Assets Available for Benefits in the Investments at fair value line.

Derivatives gains and losses
The following table presents derivatives gains/(losses), by contract type, for the years ended December 31, 2022 and 2021. All amounts are recorded in net appreciation in fair value of investments in the Statements of Changes in Net Assets Available for Benefits.

	Derivatives gains/(losses)
Year ended December 31,	2022	2021
Contract type
Interest rate	$15,074,909	$(4,246,719)
Credit	(1,225,200)	86,575
Foreign exchange	5,393,837	4,286,066
Equity	(3,640,237)	678,081
Other	271,334	381,025
Total	$15,874,643	$1,185,028
Credit risk, liquidity risk and credit-related contingent features
In addition to the specific market risks introduced by each derivative contract type, derivatives expose the Plan to credit risk — the risk that derivative counterparties may fail to meet their payment obligations under the derivative contracts and the collateral, if any, held by the Plan proves to be of insufficient value to cover the payment obligation. It is the policy of the Plan to actively pursue, where possible, the use of legally enforceable master netting agreements and collateral agreements to mitigate derivative counterparty credit risk inherent in derivative receivables. A master netting agreement is a single contract with a counterparty that permits multiple transactions governed by that contract to be terminated or accelerated and settled through a single payment in a single currency in the event of a default (e.g., bankruptcy, failure to make a required payment or securities transfer or deliver collateral or margin when due). Collateral/margin agreements provide for a security interest in, or title transfer of, securities or cash collateral/margin to the demanding party with a value equal to the amount of the margin deficit on a net basis across all transactions governed by the master netting agreement, less any threshold. The collateral/margin agreement grants to the demanding party, upon default by the counterparty, the right to set off any amounts payable by the counterparty against any posted collateral or the cash equivalent of any posted collateral/margin. It also grants to the demanding party the right to liquidate collateral/margin and to apply the proceeds to an amount payable by the counterparty.
The amount of derivative receivables reported on the Statements of Net Assets Available for Benefits is the fair value of the derivative contracts excluding the impact of any legally enforceable master netting agreements and cash collateral held by the Plan. These amounts represent the cost to the Plan to replace the contracts at then-current market rates should the counterparty default. However, in the Plan’s view, the appropriate measure of current credit risk should take into consideration the collateral held by the Plan. The Plan has received $291,087 and $789,556 of cash collateral and no securities collateral as of December 31, 2022 and 2021, respectively.
While derivative receivables expose the Plan to credit risk, derivative payables expose the Plan to liquidity risk, as the derivative contracts may require the Plan to post cash or securities collateral with counterparties as the fair value of the contracts moves in the counterparties’ favor. Certain derivative contracts also provide for termination of the contract, generally upon a ratings downgrade of the counterparty or in the event sufficient collateral is not delivered as required, at the

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
Notes to Financial Statements
December 31, 2022 and 2021

fair value of the derivative contracts. The aggregate fair value of derivative payables that contain termination features was $9,180,858 and $3,333,028 as of December 31, 2022 and 2021, respectively. The Plan has posted $15,128,231 and $7,940,643 of cash collateral as of December 31, 2022 and 2021, respectively and $4,954,790 of securities collateral as of December 31, 2021. No securities collateral was posted as of December 31, 2022.
Credit derivatives
Credit derivatives are financial instruments whose value is derived from the credit risk associated with the debt of a third-party issuer (the reference entity) and which allow one party (the protection purchaser) to transfer that risk to another party (the protection seller). Credit derivatives expose the protection purchaser to the creditworthiness of the protection seller, as the protection seller is required to make payments under the contract when the reference entity experiences a credit event, such as a bankruptcy, a failure to pay its obligation or a restructuring. The seller of credit protection receives a premium for providing protection but has the risk that the underlying instrument referenced in the contract will be subject to a credit event.
The Plan primarily enters into credit default swaps (“CDS”), which are credit derivative contracts between two counterparties that provides protection against a credit event on either a single referenced entity ("single-name") or a broad-based index. Protected credit events are specified at the inception of a transaction.
The following table summarizes the notional amounts by the ratings and maturity profile, and the total fair value, of credit derivatives as of December 31, 2022 and 2021, where the Plan is the seller of protection. All of the credit derivative contracts, where the Plan is the seller of protection, were credit default swaps. Upon a credit event, the Plan as a seller of protection would typically pay out only a percentage of the full notional amount of net protection sold, as the amount actually required to be paid on the contracts takes into account the recovery value of the reference obligation at the time of settlement. The Plan does not use notional amounts as the primary measure of risk management for such derivatives, because the notional amount does not take into account the probability of the occurrence of a credit event, the recovery value of the reference obligation, or related cash instruments and economic hedges, each of which reduces, in the Plan's view, the risks associated with such derivatives. The maturity profile is based on the remaining contractual maturity of the credit derivative contracts. The ratings profile is based on the rating of the reference entity on which the credit derivative contract is based.
Protection sold – credit derivatives ratings(a)/maturity profile

	Risk rating of reference entity				Total notional amount
December 31,		<1 year	1–5 years	>5 years		Fair value of receivables(b)	Fair value of payables(b)	Net Fair value
2022	Investment-grade	$1,800,000	$6,350,000	400,000	$8,550,000	$2,354	(88,069)	$(85,715)
	Noninvestment-grade	—	500,000	—	500,000	—	—	—
	Total	$1,800,000	$6,850,000	$400,000	$9,050,000	$2,354	$(88,069)	$(85,715)

2021	Investment-grade	$3,127,441	$88,950,000	400,000	$92,477,441	$51,173	(57,595)	$(6,422)
	Noninvestment-grade	—	500,000	—	500,000	—	—	—
	Total	$3,127,441	$89,450,000	$400,000	$92,977,441	$51,173	$(57,595)	$(6,422)
(a)The ratings scale is primarily based on external credit ratings as defined by S&P and Moody’s Investor Services.
(b)Amounts are shown on a gross basis, before the benefit of legally enforceable master netting agreements and cash collateral received and posted by the Plan.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
Notes to Financial Statements
December 31, 2022 and 2021

7. Transactions with affiliated parties
Certain Plan investments are managed by parties that meet the definition of affiliated parties as defined by the Plan. The following summary of transactions qualify as party-in-interest transactions for the years ended December 31, 2022 and 2021.

	Aggregate cost of purchases		Aggregate proceeds from sales, redemptions and distributions to participants
	2022	2021	2022	2021
JPMorgan Chase & Co. common stock	$1,556,974,143	$1,948,174,996	$1,497,549,780	$2,147,652,924
Funds managed by JPMorgan Investment Management Inc.:
Core Bond Fund	33,499,772	37,979,793	51,633,540	114,423,431
Emerging Markets Debt Fund	27,172,836	46,924,320	68,098,997	10,513,964
Short-Term Fixed Income Fund	1,807,493,243	1,905,590,320	1,772,809,878	2,017,621,982
Small Cap Core Fund	665,769,747	814,326,351	688,525,135	809,258,390
Stable Value Fund	719,381,771	1,240,110,524	486,908,944	1,369,572,930

8. Tax status and federal income taxes
On May 12, 2017, the Plan received a favorable tax determination letter from the IRS confirming its tax qualified status under Code Section 401(a) of the Code, and therefore, the related trust is exempt from taxation. The Plan is required to operate in accordance with the applicable provisions of the Code to maintain its qualified status. The Plan Administrator believes the Plan is operating in compliance with the applicable requirements of the Code.
U.S. GAAP requires the management of the Plan to evaluate tax positions taken by the Plan and recognize an income tax liability if the Plan has taken uncertain tax positions that more-likely-than-not would not be sustained upon examination by applicable taxing authorities. Management of the Plan has analyzed tax positions taken by the Plan and has concluded that, as of December 31, 2022 and 2021, there were no uncertain tax positions taken, or expected to be taken, that would require recognition of a liability or that would require disclosure in the financial statements. The Plan is subject to audits by the taxing authorities; however, there are currently no audits in progress for any tax period.
Participants who are not currently receiving a distribution under the Plan do not pay any U.S. federal income tax on Contributing Employer contributions or income earned by the Trust. When a Participant, or his or her beneficiary or estate, receives a distribution under the Plan, the distribution is generally taxable. The tax treatment of any distribution from the Trust depends on individual circumstances.

9. Commitments and contingencies
In accordance with the provisions of U.S. GAAP for contingencies, the Plan accrues for a litigation-related liability when it is probable that such a liability has been incurred and the amount of the loss can be reasonably estimated. Plan management evaluates the Plan's outstanding legal proceedings, if any, periodically to assess whether any litigation reserve is required, and makes adjustments in such reserves, upwards or downwards, as appropriate, based on Plan management’s best judgment after consultation with counsel.
While the outcome of litigation is inherently uncertain, Plan management believes, based upon its current knowledge, after consultation with counsel, in light of all information known to it at December 31, 2022 that there are no pending or threatened legal proceedings affecting the Plan that would require the establishment of a litigation reserve. There is no assurance that the Plan will not need to establish a reserve, or to adjust the amount of such a reserve, for a litigation-related liability in the future.

10. Risks and uncertainties
The Plan’s investments include financial instruments that are exposed to various risks such as market, credit and liquidity risks. The instruments include investments in equities, fixed income securities, swaps, currency and commodities, futures, forwards, options, and other derivative contracts. Due to the level of risk associated with certain financial instruments, and the sensitivity of certain fair value estimates to changes in valuation assumptions, it is at least reasonably possible that changes in the values of financial instruments will occur in the near term and such changes could materially affect the Participants’ account balances

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
Notes to Financial Statements
December 31, 2022 and 2021

and the amounts reported in the Statements of Net Assets Available for Benefits and the Statements of Changes in Net Assets Available for Benefits.
Market risk is the risk associated with the effect of changes in market factors, such as interest and foreign exchange rates, equity and commodity prices, credit spreads or implied volatilities, on the value of assets and liabilities held for both the short and long term. Economies and financial markets throughout the world are becoming increasingly interconnected, which increases the likelihood that events or conditions in one country or region will adversely impact markets or issuers in other countries or regions. Securities in a fund’s portfolio may under perform in comparison to securities in general financial markets, a particular financial market or other asset classes due to a number of factors, including inflation (or expectations for inflation), deflation (or expectations for deflation), interest rates, global demand for particular products or resources, market instability, debt crises and downgrades, embargoes, tariffs, sanctions and other trade barriers, regulatory events, other governmental trade or market control programs and related geopolitical events. In addition, the value of a fund’s investments may be negatively affected by the occurrence of global events such as war, terrorism, environmental disasters, natural disasters or events, country instability, and infectious disease epidemics or pandemics. Governments, their regulatory agencies, or self-regulatory organizations may take actions that affect the instruments in which a fund invests, or the issuers of such instruments, in ways that could also have a significant negative impact on a fund’s investment performance.
In many cases, the Plan’s financial instruments serve to reduce, rather than increase, exposure to losses from market or other risks. In addition, the measurement of market risk is meaningful only when all related and offsetting transactions are identified. The investment managers may limit the Plan’s market risk by holding or purchasing offsetting positions.
Credit risk is the risk associated with the default or change in credit profile of a counterparty. Regarding derivative assets, the Plan is subject to the risk of counterparty nonperformance except for written options, which obligate the Plan to perform, but do not give rise to counterparty credit risk. The Plan predominantly enters into derivative contracts with counterparties of high credit quality; therefore, the risk of counterparty nonperformance is considered to be negligible.
Concentration of credit risk arises when investments or counterparties are engaged in similar business activities or activities in the same geographic region, or when they have similar economic features that would cause their ability to meet contractual obligations to be similarly affected by changes in economic conditions. The Plan’s exposure to a concentration of credit risk is limited by the broad diversification of its investments across the Participant directed fund elections. Additionally, the investments within each Fund are further diversified into various financial instruments, with the exception of the JPMorgan Chase Common Stock Fund, which invests predominantly in JPMorgan Chase & Co. common stock. The Plan's exposure to credit risk from synthetic GICs is limited to the excess of the carrying value of the contract over the market value of the underlying investments.
The Plan's management continues to assess the ongoing secondary impacts of the war in Ukraine, including: increased market volatility, effects on global energy and commodities markets, client demand for credit and liquidity, distress in certain industries or economic sectors, heightened counterparty credit risk, potential recessionary and inflationary pressures, impacts on global supply chains and government actions, including the imposition of financial and economic sanctions.

11. Plan termination
JPMorgan Chase reserves the right to amend, modify or terminate the Plan at any time. In the event of termination, the value of Participants’ accounts will be paid in accordance with the provisions of the Plan and the provisions of ERISA.

12. Subsequent Events
In preparing the financial statements, management of the Plan has performed an evaluation of material events that occurred subsequent to December 31, 2022, and through June 29, 2023, the date these financial statements were available to be issued. There were no material subsequent events that occurred that would require disclosure or recognition in these financial statements.

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2022
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES:
	2SEVENTY BIO INC	124,109 SHARES	$1,463,980	$1,162,901
	2U INC	116,400 SHARES	719,192	729,828
	AARON'S CO INC	12,150 SHARES	223,754	145,193
	ABBVIE INC	65,007 SHARES	5,668,398	10,505,781
	ABM INDUSTRIES INC	133,702 SHARES	5,356,642	5,939,043
	ACADEMY SPORTS	43,600 SHARES	1,699,153	2,290,744
	ACADIA HEALTHCARE	64,070 SHARES	2,703,658	5,274,242
	ACADIA REALTY TR REIT	28,700 SHARES	432,812	411,845
	ACCO BRANDS CORP	101,428 SHARES	792,870	566,983
	ACLARIS THERAPEUTICS	118,600 SHARES	1,673,199	1,867,950
	ACV AUCTIONS INC	230,226 SHARES	4,975,805	1,890,155
	ADAPTHEALTH CORP	222,200 SHARES	6,801,092	4,270,684
	ADAPTIVE BIOTECH	14,500 SHARES	582,977	110,780
	ADECOAGRO SA	332,346 SHARES	3,057,780	2,755,148
	ADEIA INC	100,200 SHARES	1,049,822	949,896
	ADVANCED MICRO DEVICES	115,763 SHARES	3,988,324	7,497,970
	ADVANSIX INC	27,000 SHARES	1,150,448	1,026,540
	AENA SME SA	42,018 SHARES	6,049,408	5,260,167
	AGILENT TECHNOL	105,193 SHARES	14,146,048	15,742,132
	AGREE REALTY CORP REIT	69,100 SHARES	4,686,097	4,901,263
	AIR LIQUIDE SA	44,173 SHARES	6,374,996	6,241,817
	AIRBNB INC	129,074 SHARES	19,751,038	11,035,827
	AIRBUS SE ADR	259,680 SHARES	7,106,553	7,702,109
	AKZO NOBEL NV	103,707 SHARES	7,801,609	6,924,222
	ALASKA AIR GROUP INC	20,000 SHARES	1,114,164	858,800
	ALBANY INTERNATIONAL	4,100 SHARES	346,500	404,219
	ALECTOR INC	40,900 SHARES	803,155	377,507
	ALIGN TECHNOLOGY	27,814 SHARES	16,155,939	5,865,973
	ALIMENTATION COUCHE-TARD	72,466 SHARES	3,161,644	3,182,204
	ALLOGENE THERAPEUTICS	39,300 SHARES	1,044,968	247,197
	ALPHA & OMEGA	56,775 SHARES	1,030,487	1,622,062
	ALPHA METALLURGICAL	5,400 SHARES	725,685	790,506
	ALPHABET INC	43,389 SHARES	4,515,723	3,849,906
	ALPHABET INC	779,704 SHARES	46,150,515	69,183,136
	ALPHATEC HOLDINGS INC	240,000 SHARES	1,452,990	2,964,000
	ALSTOM SA	308,796 SHARES	11,077,186	7,520,617
	AMADEUS IT GROUP	169,430 SHARES	9,872,424	8,779,013
	AMAZON.COM INC	617,688 SHARES	66,047,730	51,885,792

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2022
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES (CONTINUED):
	AMBARELLA INC	7,500 SHARES	742,247	616,725
	AMEREN CORP	96,885 SHARES	7,610,895	8,615,014
	AMERICAN ASSETS TR	100,833 SHARES	3,752,352	2,672,075
	AMERICAN AXLE &	137,100 SHARES	755,295	1,072,122
	AMERICAN EQUITY	26,800 SHARES	985,135	1,222,616
	AMERICAN EXPRESS CO	106,949 SHARES	15,173,000	15,801,715
	AMERICAN INTERNATIONAL	254,933 SHARES	13,000,572	16,121,963
	AMERICAN TOWER CORP REIT	73,680 SHARES	17,361,280	15,609,845
	AMERIS BANCORP	20,688 SHARES	644,945	975,232
	AMICUS THERAPEUTICS	378,100 SHARES	3,992,498	4,616,601
	AMKOR TECHNOLOGY INC	96,100 SHARES	1,560,375	2,304,478
	ANAPTYSBIO INC	106,300 SHARES	1,840,881	3,294,237
	ANDERSONS INC	33,700 SHARES	1,267,644	1,179,163
	ANHEUSER-BUSCH INBEV	64,359 SHARES	3,151,315	3,865,026
	ANYWHERE REAL ESTATE INC	36,400 SHARES	263,297	232,596
	APELLIS PHARMACEUTICALS	30,000 SHARES	1,402,764	1,551,300
	APELLIS PHARMACEUTICALS	75,514 SHARES	2,984,356	3,904,829
	APOGEE ENTERPRISES INC	16,000 SHARES	572,214	711,360
	APPLE HOSPITALITY REIT	107,400 SHARES	1,728,939	1,694,772
	APPLE INC	874,409 SHARES	52,438,167	113,611,961
	APPLIED MATERIALS INC	21,599 SHARES	1,056,236	2,103,311
	ARBOR REALTY TRUST INC	42,300 SHARES	618,590	557,937
	ARCBEST CORP	60,927 SHARES	3,183,452	4,267,327
	ARCELORMITTAL SA	38,565 SHARES	850,986	1,011,470
	ARCH RESOURCES INC	14,200 SHARES	1,082,441	2,027,618
	ARCONIC CORP	55,200 SHARES	1,517,696	1,168,032
	ARCUTIS BIOTHERAPEUTICS	51,233 SHARES	1,093,269	758,248
	ARES COMMERCIAL REAL	131,400 SHARES	1,806,324	1,352,106
	ARGAN INC	81,900 SHARES	3,480,340	3,020,472
	ARMADA HOFFLER	21,316 SHARES	287,257	245,134
	ARMSTRONG WORLD	27,277 SHARES	2,711,071	1,870,929
	ARROWHEAD	43,200 SHARES	987,181	1,752,192
	ARVINAS INC	46,600 SHARES	2,013,568	1,594,186
	ASANA INC	49,600 SHARES	1,486,076	682,992
	ASGN INC	40,165 SHARES	3,809,921	3,272,644
	ASML HOLDING NV NY REG	12,152 SHARES	6,847,764	6,639,853
	ASSETMARK FINANCIAL	6,700 SHARES	178,852	154,100
	ASSETMARK FINANCIAL	55,615 SHARES	1,422,172	1,279,145

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2022
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES (CONTINUED):
	ASTRAZENECA PLC	55,180 SHARES	6,608,792	7,446,062
	ATARA BIOTHERAPEUTICS	8,200 SHARES	323,357	26,896
	ATI INC	12,700 SHARES	323,971	379,222
	ATKORE INC	44,300 SHARES	1,457,823	5,024,506
	ATLANTIC UNION	11,800 SHARES	407,300	414,652
	ATLANTIC UNION	62,161 SHARES	1,933,401	2,184,338
	ATLAS AIR WORLDWIDE	20,600 SHARES	1,395,937	2,076,480
	ATLASSIAN CORP	59,924 SHARES	8,704,343	7,711,020
	AUTODESK INC CO	58,280 SHARES	6,723,111	10,890,784
	AVALONBAY COMMUNITIES	102,298 SHARES	19,885,959	16,523,173
	AVANTAX INC	93,400 SHARES	1,787,155	2,384,502
	AVIAT NETWORKS INC	29,206 SHARES	914,643	910,935
	AVID BIOSERVICES INC	234,972 SHARES	5,048,066	3,235,564
	AVID TECHNOLOGY INC	43,300 SHARES	785,281	1,151,347
	AVIENT CORP	40,900 SHARES	1,074,796	1,380,784
	AVIENT CORP	73,981 SHARES	2,786,306	2,497,599
	AXA SA	243,179 SHARES	5,726,378	6,762,127
	AXIS CAPITAL HOLDINGS	128,100 SHARES	6,804,572	6,939,177
	AXONICS INC	101,600 SHARES	6,855,605	6,353,048
	AXOS FINANCIAL INC	24,400 SHARES	1,229,591	932,568
	AXSOME THERAPEUTICS INC	73,500 SHARES	2,697,820	5,669,055
	AZENTA INC	35,316 SHARES	1,975,845	2,056,098
	AZZ INC	29,000 SHARES	1,460,762	1,165,800
	BANC OF CALIFORNIA INC	15,600 SHARES	292,337	248,508
	BANCO BRADESCO SA ADR	94,595 SHARES	273,281	272,434
	BANCORP INC/THE	17,400 SHARES	425,934	493,812
	BANCORPSOUTH BANK	12,300 SHARES	373,992	303,318
	BANDWIDTH INC	80,200 SHARES	1,468,347	1,840,590
	BANK OF AMERICA CORP	392,990 SHARES	12,644,879	13,015,829
	BANK OF NT BUTTERFIELD	70,000 SHARES	2,060,443	2,086,700
	BANKUNITED INC	120,298 SHARES	4,436,442	4,086,523
	BARCLAYS PLC	4,002,896 SHARES	8,210,705	7,632,871
	BARRETT BUSINES	53,697 SHARES	2,812,904	5,008,856
	BAYER AG	87,704 SHARES	5,407,832	4,523,321
	BEACON ROOFING SUPPLY	18,100 SHARES	628,469	955,499
	BEAM THERAPEUTICS INC	27,700 SHARES	1,914,158	1,083,347
	BECTON DICKINSON AND CO	69,098 SHARES	15,949,226	17,571,621

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2022
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES (CONTINUED):
	BEIJING CAPITAL	2,938,000 SHARES	2,077,560	2,149,403
	BELDEN INC	25,800 SHARES	1,789,641	1,855,020
	BENCHMARK ELECTRONICS	69,090 SHARES	1,651,615	1,844,012
	BERKELEY GROUP HOLDINGS	36,982 SHARES	1,415,184	1,678,443
	BERRY CORP	20,450 SHARES	174,971	163,600
	BEST BUY CO INC	94,868 SHARES	6,534,139	7,609,362
	BIOHAVEN LTD	4,000 SHARES	26,744	55,520
	BIOLIFE SOLUTIONS INC	106,858 SHARES	3,508,496	1,944,816
	BJ'S WHOLESALE CLUB	58,900 SHARES	2,952,011	3,896,824
	BLACKLINE INC	8,800 SHARES	1,158,761	591,976
	BLACKSTONE GROUP INC/THE	98,207 SHARES	5,169,059	7,285,977
	BLACKSTONE MORTGAGE	119,700 SHARES	3,513,512	2,534,049
	BLOCK INC	206,013 SHARES	19,803,559	12,945,857
	BLOOM ENERGY CORP	54,600 SHARES	2,213,021	1,043,952
	BLOOMIN' BRANDS INC	87,300 SHARES	1,818,671	1,756,476
	BLOOMIN' BRANDS INC	226,049 SHARES	5,072,970	4,548,106
	BLUEBIRD BIO INC	3,329 SHARES	69,002	23,037
	BLUEGREEN VACATIONS	24,900 SHARES	652,738	621,504
	BLUELINX HOLDINGS INC	22,000 SHARES	1,650,143	1,564,420
	BLUEPRINT MEDICINES CORP	17,900 SHARES	1,535,523	784,199
	BNP PARIBAS SA	50,595 SHARES	2,508,726	2,875,368
	BOISE CASCADE CO	17,409 SHARES	997,202	1,195,476
	BOOT BARN HOLDINGS INC	40,795 SHARES	1,970,444	2,550,503
	BOSTON SCIENTIFIC CORP	486,894 SHARES	18,187,559	22,528,585
	BOX INC	56,300 SHARES	1,450,972	1,752,619
	BOYD GAMING CORP	12,100 SHARES	307,590	659,813
	BP PLC	552,279 SHARES	2,326,171	3,154,934
	BREAD FINANCIAL HOLDINGS	23,500 SHARES	914,610	885,010
	BRIDGE INVESTMENT GROUP	202,406 SHARES	3,254,059	2,438,992
	BRIDGEBIO PHARMA INC	21,100 SHARES	572,912	160,782
	BRIGHTSPHERE INVESTMENT	66,471 SHARES	1,097,432	1,367,973
	BRINKER INTERNATIONAL	5,900 SHARES	221,766	188,269
	BRINK'S CO/THE	25,300 SHARES	1,361,825	1,358,863
	BRISTOL-MYERS SQUIBB CO	84,464 SHARES	6,344,034	6,077,185
	BRITISH AMERICAN TOBACCO	65,127 SHARES	2,925,519	2,570,769
	BROOKLINE BANCORP INC	166,861 SHARES	2,197,342	2,361,083
	BRP GROUP INC	29,600 SHARES	831,295	744,144

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2022
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES (CONTINUED):
	BRUNSWICK CORP/DE	59,027 SHARES	3,996,271	4,254,666
	BUILDERS FIRSTSOURCE INC	24,818 SHARES	572,852	1,610,192
	BUMBLE INC	23,500 SHARES	753,560	494,675
	BUSINESS FIRST	26,949 SHARES	506,314	596,651
	BYLINE BANCORP INC	48,800 SHARES	1,174,348	1,120,936
	CABOT CORP	36,100 SHARES	2,385,859	2,412,924
	CACTUS INC	129,465 SHARES	4,195,343	6,506,911
	CAIXABANK SA	194,707 SHARES	575,487	763,045
	CALIX INC	91,800 SHARES	5,750,390	6,281,874
	CANADIAN NATIONAL	45,692 SHARES	5,523,208	5,423,891
	CAPITAL BANCORP INC	6,100 SHARES	64,932	143,594
	CAPITAL CITY BANK GROUP	27,200 SHARES	716,760	884,000
	CAPSTAR FINANCIAL	45,900 SHARES	848,059	810,594
	CARA THERAPEUTICS INC	22,200 SHARES	230,602	238,428
	CAREDX INC	58,800 SHARES	1,869,728	670,908
	CARREFOUR SA	199,971 SHARES	3,811,528	3,337,874
	CASELLA WASTE SYSTEMS	49,051 SHARES	3,877,153	3,890,235
	CATALYST PHARMACEUTICALS	172,600 SHARES	463,622	3,210,360
	CATHAY GENERAL BANCORP	3,879 SHARES	139,709	158,224
	CELLDEX THERAPEUTICS INC	70,657 SHARES	2,471,949	3,149,182
	CENTRAL GARDEN & PET CO	94,900 SHARES	3,502,089	3,397,420
	CENTRAL PACIFIC	7,600 SHARES	223,332	154,128
	CENTURY COMMUNITIES INC	94,864 SHARES	5,181,440	4,744,149
	CERENCE INC	11,300 SHARES	1,080,417	209,389
	CERIDIAN HCM HOLDING INC	163,313 SHARES	17,989,197	10,476,529
	CF INDUSTRIES HOLDINGS	68,124 SHARES	2,639,659	5,804,165
	CHAMPIONX CORP	99,700 SHARES	2,148,218	2,890,303
	CHARLES SCHWAB CORP/THE	211,537 SHARES	17,087,680	17,612,571
	CHEGG INC	229,900 SHARES	4,513,818	5,809,573
	CHESAPEAKE UTILITIES	14,400 SHARES	1,605,584	1,701,792
	CHINOOK THERAPEUTICS INC	52,740 SHARES	1,555,151	1,381,788
	CHORD ENERGY CORP	8,400 SHARES	826,200	1,149,204
	CHORD ENERGY CORP	59,978 SHARES	8,683,342	8,205,590
	CHUBB LTD	86,166 SHARES	13,158,421	19,008,220
	CIE FINANCIERE RICHEMONT	18,756 SHARES	1,815,620	2,430,658
	CIGNA GROUP/THE	43,306 SHARES	9,765,663	14,349,010
	CISCO SYSTEMS INC	93,613 SHARES	3,184,599	4,459,723

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2022
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES (CONTINUED):
	CITI TRENDS INC	40,759 SHARES	3,404,581	1,079,298
	CITIGROUP INC	152,995 SHARES	9,067,685	6,919,964
	CITY OFFICE REIT INC	13,900 SHARES	146,236	116,482
	CLEAR SECURE INC	137,868 SHARES	4,608,258	3,781,719
	CLEARWAY ENER-C RG	123,400 SHARES	3,789,968	3,932,758
	CLEARWAY ENERGY INC	45,400 SHARES	888,854	1,358,368
	CNX RESOURCES CORP	34,200 SHARES	400,210	575,928
	COASTAL FINANCIAL	11,800 SHARES	501,839	560,736
	COCA-COLA CO/THE	97,118 SHARES	5,051,474	6,177,676
	COCA-COLA CONSOLIDATED	1,600 SHARES	431,122	819,776
	COGENT COMMUNICATIONS	37,332 SHARES	1,999,402	2,130,911
	COHERUS BIOSCIENCES INC	53,100 SHARES	689,950	420,552
	COLUMBIA BANKING SYSTEM	33,300 SHARES	1,006,881	1,003,329
	COMCAST CORP	146,673 SHARES	5,890,001	5,129,155
	COMFORT SYSTEMS USA INC	37,300 SHARES	1,958,417	4,292,484
	COMMERCIAL METALS CO	78,916 SHARES	1,973,558	3,811,643
	COMMSCOPE HOLDING CO INC	673,500 SHARES	6,436,502	4,950,225
	COMMUNITY HEALTHCARE	6,500 SHARES	308,073	232,700
	COMMVAULT SYSTEMS INC	65,600 SHARES	3,959,681	4,122,304
	COMPASS GROUP PLC	287,069 SHARES	5,803,255	6,621,421
	CONAGRA BRANDS INC	369,273 SHARES	11,453,499	14,290,865
	CONCRETE PUMPING	287,087 SHARES	2,226,311	1,679,459
	CONMED CORP	40,341 SHARES	5,260,582	3,575,826
	CONNECTONE BANCORP INC	117,500 SHARES	1,742,567	2,844,675
	CONOCOPHILLIPS	105,120 SHARES	4,487,982	12,404,160
	CONSENSUS CLOUD	8,400 SHARES	202,155	451,584
	CONSOL ENERGY INC	9,900 SHARES	484,924	643,500
	CONSTELLATION BRANDS INC	77,955 SHARES	13,964,824	18,066,071
	CONSTELLIUM SE	91,500 SHARES	1,598,003	1,082,445
	CONSTRUCTION PARTNERS	61,151 SHARES	1,785,692	1,632,120
	CONTRA ADURO BIOTECH I	76,740 SHARES	—	—
	CORE & MAIN INC	80,838 SHARES	1,868,498	1,560,982
	CORPORATE OFFICE	35,100 SHARES	923,377	910,494
	COUSINS PROPERTIES INC	123,484 SHARES	4,253,641	3,122,910
	COWEN INC	9,157 SHARES	203,818	353,643
	CROCS INC	41,200 SHARES	3,078,423	4,467,316
	CTI BIOPHARMA CORP	116,644 SHARES	676,109	701,030

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2022
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES (CONTINUED):
	CTO REALTY GROWTH INC	7,500 SHARES	143,441	137,100
	CUMMINS INC	49,213 SHARES	9,866,245	11,923,818
	CUSHMAN & WAKEFIELD PLC	51,600 SHARES	993,917	642,936
	CUSTOMERS BANCORP INC	36,200 SHARES	654,097	1,025,908
	CUTERA INC	19,200 SHARES	298,666	849,024
	CVB FINANCIAL CORP	105,400 SHARES	2,501,243	2,714,050
	CVR ENERGY INC	30,600 SHARES	952,744	959,004
	CVS HEALTH CORP	70,143 SHARES	4,958,812	6,536,626
	DANAHER CORP	47,080 SHARES	12,044,885	12,495,974
	DANONE SA	159,894 SHARES	10,474,722	8,400,946
	DARLING INGREDIENTS INC	42,300 SHARES	2,949,861	2,647,557
	DECIBEL THERAPEUTICS INC	70,800 SHARES	1,049,416	145,140
	DECKERS OUTDOOR CORP	18,250 SHARES	3,490,726	7,284,670
	DEFINITIVE HEALTHCARE	129,610 SHARES	2,820,416	1,424,414
	DELEK US HOLDINGS INC	17,306 SHARES	425,035	467,256
	DESCARTES SYSTEMS GROUP	26,830 SHARES	1,674,988	1,868,710
	DEUTSCHE TELEKOM AG	328,470 SHARES	6,453,748	6,533,730
	DIAMONDROCK HOSPITALITY	65,400 SHARES	586,611	535,626
	DIGITAL TURBINE INC	26,800 SHARES	1,954,784	408,432
	DIGITALOCEAN HOLDINGS	59,600 SHARES	2,499,938	1,518,012
	DILLARD'S INC	10,200 SHARES	1,659,423	3,296,640
	DIME COMMUNITY	8,500 SHARES	278,230	270,555
	DINE BRANDS GLOBAL INC	44,400 SHARES	3,455,403	2,868,240
	DIODES INC	11,700 SHARES	1,264,879	890,838
	DOMINION ENERGY INC	134,165 SHARES	9,398,026	8,226,998
	DONNELLEY FINANCIAL	85,100 SHARES	2,706,450	3,289,115
	DYNEX CAPITAL INC REIT	151,400 SHARES	2,207,586	1,925,808
	EASTERN BANKSHARES INC	76,900 SHARES	1,582,853	1,326,525
	EASTERN BANKSHARES INC	200,771 SHARES	3,424,442	3,463,300
	ECHOSTAR CORP	84,000 SHARES	1,611,875	1,401,120
	ECOVYST INC	24,200 SHARES	276,932	214,412
	EDGEWELL PERSONAL CARE	69,500 SHARES	2,234,273	2,678,530
	EGAIN CORP	380,800 SHARES	3,674,626	3,438,624
	ELANCO ANIMAL HEALTH INC	392,510 SHARES	8,613,239	4,796,472
	ELECTROLUX AB	60,473 SHARES	671,234	817,063
	ELEVANCE HEALTH INC	30,042 SHARES	10,666,180	15,410,645
	ELEVANCE HEALTH INC	24,094 SHARES	11,435,613	12,359,499

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2022
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES (CONTINUED):
	ELF BEAUTY INC	60,700 SHARES	1,852,056	3,356,710
	ELF BEAUTY INC	168,423 SHARES	4,262,993	9,313,792
	ELLINGTON FINANCIAL INC	17,900 SHARES	306,878	221,423
	EMPLOYERS HOLDINGS INC	7,100 SHARES	292,440	306,223
	ENANTA PHARMACEUTICALS	39,900 SHARES	1,603,328	1,856,148
	ENBRIDGE INC	1 SHARE	—	39
	ENCORE CAPITAL GROUP INC	46,900 SHARES	2,724,009	2,248,386
	ENCORE WIRE CORP	40,500 SHARES	4,271,416	5,571,180
	ENEL SPA	1,845,606 SHARES	14,306,150	9,907,707
	ENERGY RECOVERY INC	90,589 SHARES	1,931,295	1,856,169
	ENERPAC TOOL GROUP CORP	124,370 SHARES	3,113,018	3,165,217
	ENOVA INTERNATIONAL INC	36,100 SHARES	1,411,602	1,385,157
	ENPRO INDUSTRIES INC	10,956 SHARES	1,185,593	1,190,808
	ENTERGY CORP	27,436 SHARES	2,900,533	3,086,550
	ENTERPRISE FINANCIAL	8,880 SHARES	381,906	434,765
	ENTERPRISE FINANCIAL	120,302 SHARES	5,039,110	5,889,986
	ENVESTNET INC	22,500 SHARES	1,141,970	1,388,250
	EQUIFAX INC	78,969 SHARES	16,459,101	15,348,415
	EQUINIX INC REIT USD	10,876 SHARES	7,380,536	7,124,106
	EQUINIX INC REIT USD	8,803 SHARES	4,179,729	5,766,229
	EQUITABLE HOLDINGS INC	355,433 SHARES	9,179,320	10,200,927
	EQUITY COMMONWEALTH REIT	57,200 SHARES	1,523,164	1,428,284
	ERO COPPER CORP	143,000 SHARES	2,050,697	1,966,250
	ESSENT GROUP LTD	72,800 SHARES	3,058,394	2,830,464
	ESSENTIAL PROPERTIES	29,000 SHARES	631,885	680,630
	ETSY INC	93,986 SHARES	11,624,049	11,257,643
	EUROAPI SA	1 SHARE	7	8
	EVERCOMMERCE INC	91,200 SHARES	1,216,635	678,528
	EVERI HOLDINGS INC	99,400 SHARES	1,678,503	1,426,390
	EVERTEC INC	20,200 SHARES	656,277	654,076
	EVO PAYMENTS INC	60,157 SHARES	1,532,111	2,035,713
	EXXON MOBIL CORP	114,696 SHARES	8,617,198	12,650,969
	FABRINET	8,700 SHARES	500,616	1,115,514
	FANUC CORP	60,200 SHARES	10,803,719	9,049,733
	FATE THERAPEUTICS INC	103,300 SHARES	6,987,773	1,042,297
	FB FINANCIAL CORP	8,500 SHARES	396,593	307,190
	FIDELITY NATIONAL	155,226 SHARES	17,514,400	10,532,084

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2022
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES (CONTINUED):
	FIFTH THIRD BANCORP	185,459 SHARES	5,436,667	6,084,910
	FINANCIAL INSTITUTIONS	27,012 SHARES	860,018	658,012
	FIRST BANCORP/PUERTO	203,200 SHARES	1,426,480	2,584,704
	FIRST BANCORP/SOUTHERN	1,900 SHARES	85,517	81,396
	FIRST BANCORP/SOUTHERN	123,993 SHARES	4,337,911	5,311,860
	FIRST BANCSHARES INC/THE	6,600 SHARES	192,388	211,266
	FIRST BANK/HAMILTON NJ	7,400 SHARES	84,972	101,824
	FIRST CITIZENS	310 SHARES	255,760	235,092
	FIRST COMMONWEALTH	47,500 SHARES	688,056	663,575
	FIRST FINANCIAL CORP/IN	12,200 SHARES	531,045	562,176
	FIRST FOUNDATION INC	28,300 SHARES	700,599	405,539
	FIRST FOUNDATION INC	83,408 SHARES	1,369,313	1,195,237
	FIRST HORIZON CORP	14,420 SHARES	239,653	353,290
	FIRST INDUSTRIAL REALTY	15,247 SHARES	347,651	735,820
	FIRST INTERSTATE	17,900 SHARES	741,205	691,835
	FIRST MERCHANTS CORP	15,500 SHARES	618,370	637,205
	FIRST WESTERN FINANCIAL	2,500 SHARES	68,736	70,375
	FISERV INC	168,562 SHARES	17,689,000	17,036,561
	FLEETCOR TECHNOLOGIES	101,795 SHARES	18,316,747	18,697,706
	FNB CORP/PA	25,300 SHARES	326,449	330,165
	FOCUS FINANCIAL	48,900 SHARES	1,804,272	1,822,503
	FOCUS FINANCIAL	30,981 SHARES	1,195,705	1,154,662
	FOOT LOCKER INC	33,103 SHARES	1,217,193	1,250,962
	FORWARD AIR CORP	7,700 SHARES	680,340	807,653
	FRESHPET INC	38,242 SHARES	2,876,158	2,018,030
	FULGENT GENETICS INC	27,200 SHARES	1,156,099	810,016
	GENERAL DYNAMICS CORP	47,615 SHARES	11,284,897	11,813,758
	GENERAL ELECTRIC CO	153,437 SHARES	13,492,000	12,856,486
	GENESCO INC	7,000 SHARES	84,998	322,140
	GETTY REALTY CORP REIT	23,600 SHARES	657,763	798,860
	G-III APPAREL GROUP LTD	10,400 SHARES	280,013	142,584
	GLACIER BANCORP INC	12,200 SHARES	614,889	602,924
	GLADSTONE COMMERCIAL	12,500 SHARES	273,113	231,250
	GLOBAL MEDICAL REIT INC	16,700 SHARES	227,456	158,316
	GLOBAL PAYMENTS INC	193,836 SHARES	24,449,502	19,251,792
	GMS INC	93,000 SHARES	3,872,754	4,631,400
	GOGO INC	41,400 SHARES	528,647	611,064

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2022
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES (CONTINUED):
	GOLD ENTERTAINMENT GROUP	3,410 SHARES	—	1
	GOLDMAN SACHS GROUP	13,908 SHARES	4,117,421	4,775,729
	GOODYEAR TIRE & RUBBER	105,075 SHARES	1,505,564	1,066,511
	GRAY TELEVISION INC	56,617 SHARES	741,296	633,544
	GREAT LAKES DREDGE &	53,300 SHARES	499,390	317,135
	GREAT LAKES DREDGE &	368,961 SHARES	3,423,499	2,195,318
	GREEN DOT CORP	14,700 SHARES	283,000	232,554
	GREEN PLAINS INC	56,400 SHARES	1,520,480	1,720,200
	GREENBRIER COS INC/THE	52,500 SHARES	1,828,104	1,760,325
	GREIF INC	10,300 SHARES	700,783	690,718
	GRID DYNAMICS HOLDINGS	350,865 SHARES	5,592,193	3,936,705
	GSK PLC	188,244 SHARES	3,882,647	3,255,283
	HAMILTON LANE INC	46,909 SHARES	3,224,046	2,996,547
	HANCOCK WHITNEY CORP	40,700 SHARES	1,822,620	1,969,473
	HANNON ARMSTRONG	4,800 SHARES	311,791	139,104
	HARTFORD FINANCIAL	154,820 SHARES	10,258,525	11,740,001
	HB FULLER CO	26,900 SHARES	1,662,904	1,926,578
	HBT FINANCIAL INC	20,500 SHARES	286,885	401,185
	HEALTH CATALYST INC	310,100 SHARES	3,161,669	3,296,363
	HEALTHCARE REALTY TRUST	69,100 SHARES	1,955,059	1,331,557
	HEALTHEQUITY INC	58,600 SHARES	3,611,639	3,612,104
	HEIDRICK & STRUGGLES	34,300 SHARES	1,027,052	959,371
	HELEN OF TROY LTD	22,714 SHARES	2,584,032	2,519,210
	HERBALIFE NUTRITION LTD	219,300 SHARES	4,837,613	3,263,184
	HERC HOLDINGS INC	17,300 SHARES	1,262,917	2,276,161
	HERC HOLDINGS INC	11,679 SHARES	1,552,858	1,536,606
	HERITAGE COMMERCE CORP	72,800 SHARES	879,611	946,400
	HERITAGE-CRYSTAL CLEAN	15,783 SHARES	489,678	512,632
	HESKA CORP	10,500 SHARES	2,106,675	652,680
	HEXCEL CORP	22,198 SHARES	1,162,612	1,306,352
	HIBBETT INC	28,100 SHARES	545,903	1,916,982
	HILLTOP HOLDINGS INC	59,481 SHARES	1,773,578	1,785,025
	HILTON GRAND VACATIONS	43,100 SHARES	1,589,503	1,661,074
	HILTON WORLDWIDE	102,560 SHARES	13,881,424	12,959,482
	HIRERIGHT HOLDINGS CORP	114,107 SHARES	2,002,841	1,353,309
	HNI CORP	22,700 SHARES	842,944	645,361
	HOLOGIC INC	60,443 SHARES	2,794,669	4,521,741

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2022
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES (CONTINUED):
	HOME BANCSHARES INC/AR	16,500 SHARES	350,043	376,035
	HOMETRUST BANCSHARES INC	14,500 SHARES	353,864	350,465
	HOULIHAN LOKEY INC	11,700 SHARES	1,125,655	1,019,772
	HOULIHAN LOKEY INC	65,815 SHARES	3,389,521	5,736,435
	HUB GROUP INC	48,700 SHARES	2,217,591	3,871,163
	HUNTINGTON BANCSHARES	672,322 SHARES	9,658,522	9,479,740
	HURON CONSULTING GROUP	70,515 SHARES	3,287,647	5,119,389
	IBERDROLA SA	304,948 SHARES	3,403,472	3,557,231
	IDACORP INC	16,376 SHARES	1,523,266	1,766,152
	IDEX CORP	16,996 SHARES	2,228,215	3,880,697
	IDT CORP	34,300 SHARES	246,808	966,231
	ILLUMINA INC	55,500 SHARES	16,279,341	11,222,100
	IMAX CORP	34,400 SHARES	571,563	504,304
	IMMUNOGEN INC	395,434 SHARES	2,312,862	1,961,353
	INARI MEDICAL INC	24,400 SHARES	1,895,565	1,550,864
	INARI MEDICAL INC	46,753 SHARES	3,942,305	2,971,621
	INDEPENDENCE REALTY	84,900 SHARES	1,854,640	1,431,414
	INDEPENDENCE REALTY	257,200 SHARES	2,883,380	4,336,392
	INDUSTRIA DE DISENO	198,362 SHARES	4,450,163	5,260,791
	INFORMATION SERVICES	440,100 SHARES	2,757,302	2,024,460
	ING GROEP NV	451,348 SHARES	4,414,388	5,485,613
	INGEVITY CORP	24,800 SHARES	1,724,864	1,746,912
	INNOVATIVE INDUSTRIAL	22,000 SHARES	2,430,686	2,229,700
	INOGEN INC	6,100 SHARES	335,231	120,231
	INSPIRE MEDICAL SYSTEMS	35,800 SHARES	7,589,206	9,017,304
	INSPIRE MEDICAL SYSTEMS	21,964 SHARES	2,339,650	5,532,292
	INSULET CORP	41,902 SHARES	11,535,368	12,335,530
	INTAPP INC	92,828 SHARES	1,584,668	2,315,130
	INTEGRA LIFESCIENCES	57,578 SHARES	3,219,557	3,228,398
	INTELLIA THERAPEUTICS	34,700 SHARES	3,978,538	1,210,683
	INTERNATIONAL FLAVORS &	95,014 SHARES	10,856,993	9,961,268
	INTERNATIONAL MONEY	201,320 SHARES	4,604,772	4,906,168
	INTERNATIONAL PAPER CO	351,681 SHARES	15,770,408	12,178,713
	INTUIT INC	25,025 SHARES	8,644,488	9,740,231
	INVIVYD INC	163,200 SHARES	1,481,194	244,800
	IRHYTHM TECHNOLOGIES INC	18,300 SHARES	1,294,009	1,714,161

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2022
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES (CONTINUED):
	JACKSON FINANCIAL INC	13,700 SHARES	515,787	476,623
	JAMES RIVER GROUP	12,300 SHARES	295,104	257,193
	JAMES RIVER GROUP	114,105 SHARES	2,832,099	2,385,936
	JOHNSON & COMMON	126,130 SHARES	17,734,722	22,280,865
	JOINT CORP/THE	43,700 SHARES	705,109	610,926
	JOUNCE THERAPEUTICS INC	33,500 SHARES	549,072	37,185
*	JPMORGAN CHASE & CO	1,261 SHARES	27,673	169,100
*	JPMORGAN CHASE & CO	39,885,062 SHARES	3,574,032,952	5,348,586,814
	KBR INC	70,100 SHARES	1,357,552	3,701,280
	KEARNY FINANCIAL CORP/MD	48,300 SHARES	463,747	490,245
	KELLY SERVICES INC	144,049 SHARES	2,782,668	2,434,428
	KENNEDY-WILSON HOLDINGS	36,700 SHARES	849,099	577,291
	KFORCE INC	27,200 SHARES	1,224,956	1,491,376
	KIMBERLY-CLARK CORP	85,225 SHARES	10,833,138	11,569,294
	KINSALE CAPITAL GROUP	3,300 SHARES	666,285	863,016
	KIRBY CORP	77,304 SHARES	5,126,631	4,974,512
	KITE REALTY GROUP TRUST	97,896 SHARES	1,771,012	2,060,711
	KKR REAL ESTATE FINANCE	98,600 SHARES	1,966,388	1,376,456
	KNOWBE4 INC	82,103 SHARES	1,716,129	2,034,512
	KOHL'S CORP	131,939 SHARES	3,922,718	3,331,460
	KONINKLIJKE PHILIPS NV	308,827 SHARES	7,637,366	4,615,657
	KONTOOR BRANDS INC	148,624 SHARES	4,075,172	5,943,474
	KORN FERRY	68,600 SHARES	2,237,184	3,472,532
	KRONOS BIO INC	56,600 SHARES	1,075,400	91,692
	KURA ONCOLOGY INC	144,290 SHARES	2,021,796	1,790,639
	KYMERA THERAPEUTICS INC	53,900 SHARES	2,486,723	1,345,344
	L3HARRIS TECHNOLOGIES	56,515 SHARES	12,460,819	11,766,988
	LADDER CAPITAL CORP REIT	128,600 SHARES	1,159,303	1,291,144
	LADDER CAPITAL CORP REIT	313,692 SHARES	3,651,121	3,149,468
	LAS VEGAS SANDS CORP	83,033 SHARES	4,052,653	3,991,396
	LAZARD LTD	35,102 SHARES	1,394,324	1,216,986
	LENDINGCLUB CORP	28,700 SHARES	296,259	252,560
	LIBERTY ENERGY INC	134,100 SHARES	2,120,144	2,146,941
	LIBERTY LATIN AMERICA	80,100 SHARES	1,310,292	603,153
	LIBERTY LATIN AMERICA	214,618 SHARES	1,657,101	1,631,097
	LIFETIME BRANDS INC	60,728 SHARES	714,361	460,926

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2022
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES (CONTINUED):
	LIONS GATE ENTERTAINMENT	155,900 SHARES	3,120,751	890,189
	LITTELFUSE INC	16,699 SHARES	3,322,884	3,677,120
	LIVENT CORP	24,900 SHARES	714,707	494,763
	LIVERAMP HOLDINGS INC	65,200 SHARES	1,244,242	1,528,288
	LOUISIANA-PACIFIC CORP	12,100 SHARES	335,609	716,320
	LULULEMON ATHLETICA INC	45,038 SHARES	15,735,006	14,429,274
	LYONDELLBASELL	7 SHARES	—	581
	LUTHER BURBANK CORP	7,537 SHARES	78,840	83,736
	LUXFER HOLDINGS PLC	19,400 SHARES	294,617	266,168
	MACERICH CO/THE REIT USD	29,300 SHARES	274,778	329,918
	MACOM TECHNOLOGY	56,841 SHARES	3,232,668	3,579,846
	MAGNA INTERNATIONAL INC	23,056 SHARES	1,275,583	1,295,286
	MAGNOLIA OIL & GAS CORP	80,500 SHARES	458,975	1,887,725
	MARATHON DIGITAL	41,800 SHARES	1,178,517	142,956
	MARRIOTT VACATIONS	16,500 SHARES	2,084,318	2,220,735
	MARSH & MCLENNAN COS INC	70,777 SHARES	5,097,506	11,712,178
	MARVELL TECHNOLOGY INC	206,438 SHARES	12,487,723	7,646,464
	MASTEC INC	34,300 SHARES	1,872,341	2,926,819
	MASTERCARD INC	177,223 SHARES	40,753,809	61,625,754
	MATADOR RESOURCES CO	65,400 SHARES	1,874,726	3,743,496
	MATSON INC	23,400 SHARES	1,720,504	1,462,734
	MAXLINEAR INC	23,000 SHARES	903,399	780,850
	MAXLINEAR INC	93,981 SHARES	2,208,228	3,190,655
	MEDIFAST INC	27,700 SHARES	4,677,201	3,195,195
	MEDTRONIC PLC	147,103 SHARES	12,296,573	11,432,845
	MEIRAGTX HOLDINGS PLC	27,500 SHARES	610,737	179,300
	MERCANTILE BANK CORP	4,500 SHARES	147,916	150,660
	MERCHANTS BANCORP/IN	16,700 SHARES	427,250	406,144
	MERCK & CO INC	89,524 SHARES	6,599,558	9,932,688
	MERITAGE HOMES CORP	9,900 SHARES	1,070,108	912,780
	META PLATFORMS INC	51,048 SHARES	8,016,234	6,143,116
	METROPOLITAN BANK	3,300 SHARES	220,129	193,611
	METTLER-TOLEDO	5,328 SHARES	3,957,261	7,701,358
	MICROCHIP TECHNOLOGY INC	188,103 SHARES	8,758,255	13,214,236
	MICROSOFT CORP	21,829 SHARES	2,078,418	5,235,031
	MICROSOFT CORP	538,568 SHARES	68,667,356	129,159,378

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2022
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES (CONTINUED):
	MICROSTRATEGY INC	900 SHARES	124,490	127,413
	MID PENN BANCORP INC	5,300 SHARES	93,743	158,841
	MILLERKNOLL INC	199,397 SHARES	5,203,210	4,189,331
	MINERALS TECHNOLOGIES	9,500 SHARES	612,892	576,840
	MODIVCARE INC	17,300 SHARES	2,216,356	1,552,329
	MOELIS & CO	38,848 SHARES	1,369,017	1,490,598
	MONGODB INC	64,863 SHARES	13,993,015	12,767,633
	MONOLITHIC POWER SYSTEMS	12,595 SHARES	2,165,420	4,453,718
	MOOG INC-CLASS A	6,000 SHARES	311,818	526,560
	MR COOPER GROUP INC	12,300 SHARES	179,943	493,599
	MRC GLOBAL INC	146,700 SHARES	1,584,470	1,698,786
	MUELLER INDUSTRIES INC	26,400 SHARES	1,250,023	1,557,600
	MURATA MANUFACTURING CO	96,900 SHARES	5,947,577	4,838,207
	MURPHY OIL CORP	31,000 SHARES	1,277,273	1,333,310
	MVB FINANCIAL CORP	2,100 SHARES	89,101	46,242
	NATERA INC	19,100 SHARES	1,999,035	767,247
	NATIONAL BANK HOLDINGS	15,700 SHARES	631,205	660,499
	NATIONAL HEALTHCARE CORP	12,400 SHARES	832,088	737,800
	NATIONAL STORAGE	23,300 SHARES	1,245,980	841,596
	NATIONAL STORAGE	115,547 SHARES	3,371,727	4,173,558
	NATIONAL VISION HOLDINGS	63,399 SHARES	2,379,689	2,457,345
	NCINO INC	136,603 SHARES	9,627,677	3,611,783
	NEOGENOMICS INC	132,700 SHARES	1,452,367	1,226,148
	NETSTREIT CORP REIT USD	37,600 SHARES	702,990	689,208
	NEVRO CORP	32,224 SHARES	3,837,444	1,276,070
	NEW JERSEY RESOURCES	12,200 SHARES	554,112	605,364
	NEWS CORP	593,091 SHARES	10,273,951	10,794,256
	NEXTERA ENERGY PARTNERS	85,367 SHARES	4,489,075	5,983,373
	NEXTIER OILFIELD	220,900 SHARES	1,099,422	2,041,116
	NGM BIOPHARMACEUTICALS	54,700 SHARES	901,755	274,594
	NIKE INC	114,070 SHARES	13,309,176	13,347,331
	NMI HOLDINGS INC	62,600 SHARES	1,550,393	1,308,340
	NORTHROP GRUMMAN CORP	22,532 SHARES	7,283,429	12,293,685
	NORTHWEST NATURAL	25,100 SHARES	1,194,753	1,194,509
	NORTHWESTERN CORP	5,900 SHARES	364,477	350,106
	NOVARTIS AG	77,704 SHARES	6,377,102	7,020,404

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2022
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES (CONTINUED):
	NOWAUTO INC	12,999 SHARES	—	10
	NOW INC	328,200 SHARES	2,768,185	4,168,140
	NU SKIN ENTERPRISES INC	31,400 SHARES	1,298,943	1,323,824
	NVIDIA CORP	120,405 SHARES	17,431,892	17,595,987
	OCEANFIRST FINANCIAL	267,600 SHARES	5,193,291	5,686,500
	ODP CORP/THE	11,030 SHARES	416,055	502,306
	OFG BANCORP	105,000 SHARES	2,872,458	2,893,800
	O-I GLASS INC	50,700 SHARES	722,615	840,099
	OKTA INC	105,638 SHARES	10,760,883	7,218,245
	OLD NATIONAL BANCORP/IN	147,600 SHARES	2,621,575	2,653,848
	OLD SECOND BANCORP INC	90,000 SHARES	1,290,566	1,443,600
	OLINK HOLDING AB ADR USD	74,051 SHARES	1,769,291	1,879,414
	OLYMPIC STEEL INC	5,900 SHARES	172,966	198,122
	OMNICELL INC	19,000 SHARES	2,230,495	957,980
	ON HOLDING AG	47,897 SHARES	801,162	821,913
	ONE GAS INC	19,700 SHARES	1,656,495	1,491,684
	OOMA INC	121,800 SHARES	1,447,634	1,658,916
	OPEN LENDING CORP	94,634 SHARES	3,111,544	638,780
	OPTIMIZERX CORP	42,300 SHARES	916,280	710,640
	OPTION CARE HEALTH INC	112,000 SHARES	2,870,808	3,370,080
	ORIGIN BANCORP INC	15,100 SHARES	643,942	554,170
	ORION ENGINEERED CARBONS	177,700 SHARES	2,908,749	3,164,837
	ORTHOFIX MEDICAL INC	66,800 SHARES	1,947,439	1,371,404
	OSI SYSTEMS INC	44,292 SHARES	3,906,735	3,522,100
	OUTSET MEDICAL INC	13,000 SHARES	550,792	335,660
	OUTSET MEDICAL INC	94,212 SHARES	4,344,878	2,432,554
	OVERSTOCK.COM INC	8,000 SHARES	944,243	154,880
	OVINTIV INC	96,960 SHARES	2,765,715	4,916,842
	PACIRA BIOSCIENCES INC	65,437 SHARES	4,300,512	2,526,523
	PAGERDUTY INC	37,600 SHARES	1,696,420	998,656
	PAGERDUTY INC	120,081 SHARES	4,313,841	3,189,351
	PANOLAM HOLDINGS CO	268 SHARES	—	—
	PATRICK INDUSTRIES INC	17,700 SHARES	1,422,098	1,072,620
	PATTERSON-UTI ENERGY INC	108,400 SHARES	1,188,774	1,825,456
	PATTERSON-UTI ENERGY INC	348,730 SHARES	5,657,905	5,872,613
	PAYCOR HCM INC	40,600 SHARES	1,177,778	993,482
	PAYCOR HCM INC	129,734 SHARES	3,511,575	3,174,591

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2022
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES (CONTINUED):
	PBF ENERGY INC	34,700 SHARES	1,058,141	1,415,066
	PDC ENERGY INC	50,100 SHARES	1,427,749	3,180,348
	PDC ENERGY INC	136,504 SHARES	2,364,910	8,665,274
	PDF SOLUTIONS INC	21,500 SHARES	210,827	613,180
	PEABODY ENERGY CORP	29,600 SHARES	650,356	782,032
	PEAPACK-GLADSTONE	27,100 SHARES	772,568	1,008,662
	PENNYMAC FINANCIAL	8,500 SHARES	378,199	481,610
	PEOPLES BANCORP INC/OH	8,500 SHARES	279,260	240,125
	PERFICIENT INC	18,300 SHARES	1,836,173	1,277,889
	PERFORMANCE FOOD GROUP	152,963 SHARES	5,223,262	8,931,510
	PERNOD RICARD SA	20,146 SHARES	3,881,710	3,950,775
	PFIZER INC	161,894 SHARES	5,020,556	8,295,449
	PHIBRO ANIMAL HEALTH	14,400 SHARES	662,842	193,104
	PHILIP MORRIS	169,875 SHARES	15,480,091	17,193,049
	PHILLIPS EDISON & CO INC	29,100 SHARES	912,741	926,544
	PHREESIA INC	82,587 SHARES	2,483,316	2,672,515
	PHYSICIANS REALTY TRUST	69,200 SHARES	1,176,548	1,001,324
	PIEDMONT OFFICE REALTY	55,700 SHARES	945,728	510,769
	PINNACLE FINANCIAL	18,200 SHARES	1,488,491	1,335,880
	PINNACLE FINANCIAL	57,137 SHARES	2,908,552	4,193,856
	PIPER SANDLER COS	2,700 SHARES	379,815	351,513
	PJT PARTNERS INC	39,400 SHARES	2,713,431	2,903,386
	PLBY GROUP INC	30,300 SHARES	1,185,055	83,325
	PLATCOM INC	1 SHARE	—	—
	PLBY GROUP INC	30,300 SHARES	—	—
	PLIANT THERAPEUTICS INC	84,541 SHARES	1,675,636	1,634,178
	PLYMOUTH INDUSTRIAL REIT	10,700 SHARES	154,985	205,226
	PLYMOUTH INDUSTRIAL REIT	166,463 SHARES	3,314,785	3,192,760
	PMV PHARMACEUTICALS INC	109,800 SHARES	2,705,906	955,260
	PNM RESOURCES INC	66,816 SHARES	3,055,941	3,259,953
	POPULAR INC	74,616 SHARES	4,355,185	4,948,533
	PORTLAND GENERAL	64,938 SHARES	2,850,290	3,181,962
	POTLATCHDELTIC CORP REIT	47,100 SHARES	2,110,313	2,071,929
	POWELL INDUSTRIES INC	23,900 SHARES	587,012	840,802
	POWER INTEGRATIONS INC	20,900 SHARES	1,664,635	1,498,948
	PRESTIGE CONSUMER	71,039 SHARES	3,421,138	4,447,041
	PRIMO WATER CORP	150,600 SHARES	2,349,126	2,340,324

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2022
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES (CONTINUED):
	PRIMORIS SERVICES CORP	54,500 SHARES	842,124	1,195,730
	PROGRESSIVE CORP/THE	81,211 SHARES	8,823,738	10,533,879
	PROGYNY INC	76,400 SHARES	2,909,233	2,379,860
	PROGYNY INC	127,170 SHARES	5,998,268	3,961,346
	PROTHENA CORP PLC EUR	10,300 SHARES	383,181	620,575
	PRUDENTIAL PLC	937,144 SHARES	13,683,844	12,710,201
	PTC THERAPEUTICS INC	31,000 SHARES	1,524,759	1,183,270
	Q2 HOLDINGS INC	75,012 SHARES	3,336,693	2,015,572
	QCR HOLDINGS INC	26,300 SHARES	1,404,610	1,305,532
	QUALCOMM INC	143,227 SHARES	13,939,328	15,746,376
	QUALYS INC	21,100 SHARES	2,897,456	2,368,053
	QUANTERIX CORP	25,100 SHARES	1,581,847	347,635
	QUIDELORTHO CORP	1 SHARE	95	81
	RADIAN GROUP INC	123,300 SHARES	2,470,305	2,351,331
	RADIANT LOGISTICS INC	115,200 SHARES	775,187	586,368
	RAMBUS INC	17,400 SHARES	190,348	623,268
	RCI HOSPITALITY HOLDINGS	6,800 SHARES	388,195	633,692
	RECKITT BENCKISER GROUP	142,280 SHARES	11,252,249	9,847,891
	REDWOOD TRUST INC REIT	29,164 SHARES	263,443	197,149
	RELAY THERAPEUTICS INC	131,700 SHARES	3,091,663	1,967,598
	RELX PLC	121,911 SHARES	3,281,414	3,355,277
	RELX PLC	140,676 SHARES	4,053,491	3,879,526
	REPAY HOLDINGS CORP	124,900 SHARES	943,625	1,005,445
	REPUBLIC BANCORP INC/KY	3,300 SHARES	175,580	135,036
	RESIDEO TECHNOLOGIES INC	42,300 SHARES	876,762	695,835
	RETAIL OPPORTUNITY	12,900 SHARES	215,639	193,887
	RETAIL OPPORTUNITY	263,899 SHARES	4,456,192	3,966,402
	REVANCE THERAPEUTICS INC	186,600 SHARES	2,691,796	3,444,636
	REVANCE THERAPEUTICS INC	148,614 SHARES	3,421,492	2,743,414
	REVOLUTION MEDICINES INC	94,500 SHARES	2,616,913	2,250,990
	REX AMERICAN RESOURCES	14,173 SHARES	345,202	451,552
	RIO TINTO PLC	56,289 SHARES	3,278,525	3,925,828
	RIOT PLATFORMS INC	92,900 SHARES	621,378	314,931
	RLI CORP	20,300 SHARES	2,210,162	2,664,781
	RLJ LODGING TRUST REIT	111,600 SHARES	1,343,873	1,181,844
	RMR GROUP INC/THE	5,900 SHARES	172,962	166,675
	ROCHE HOLDING AG	26,437 SHARES	8,519,947	8,300,852

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2022
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES (CONTINUED):
	ROLLS-ROYCE HOLDINGS PLC	12,448,038 SHARES	12,806,251	13,955,530
	RPM INTERNATIONAL INC	53,233 SHARES	4,364,901	5,187,556
	RUSH ENTERPRISES INC	62,300 SHARES	3,389,344	3,257,044
	RUSH ENTERPRISES INC	17,559 SHARES	676,991	917,985
	RUSH STREET INTERACTIVE	152,956 SHARES	3,261,287	549,112
	RWE AG	117,064 SHARES	4,524,395	5,196,111
	RYANAIR HOLDINGS PLC ADR	82,633 SHARES	6,446,183	6,177,643
	RYMAN HOSPITALITY	19,900 SHARES	1,532,548	1,627,422
	S&P GLOBAL INC	57,851 SHARES	12,750,084	19,376,615
	SABRA HEALTH CARE REIT	68,100 SHARES	874,274	846,483
	SAGE THERAPEUTICS INC	17,700 SHARES	1,362,153	675,078
	SAIA INC	15,277 SHARES	1,282,262	3,203,281
	SALESFORCE INC	120,759 SHARES	12,986,807	16,011,436
	SAMSUNG ELECTRONICS CO	9,118 SHARES	9,468,689	10,075,390
	SANDS CHINA LTD	1,277,200 SHARES	4,053,282	4,238,269
	SANOFI	75,244 SHARES	7,391,998	7,214,526
	SAP SE	92,560 SHARES	10,180,699	9,521,853
	SAREPTA THERAPEUTICS INC	16,900 SHARES	1,362,241	2,189,902
	SCANSOURCE INC	24,600 SHARES	488,266	718,812
	SCHLUMBERGER NV	376,620 SHARES	15,426,242	20,134,105
	SCHNITZER STEEL	16,000 SHARES	837,684	490,400
	SCHRODINGER INC/UNITED	42,500 SHARES	2,876,146	794,325
	SEAWORLD ENTERTAINMENT	92,300 SHARES	5,375,327	4,938,973
	SELECT ENERGY SERVICES	95,500 SHARES	1,034,335	882,420
	SEMPRA ENERGY	96,200 SHARES	12,033,780	14,866,748
	SEMTECH CORP CORP	23,000 SHARES	1,687,187	659,870
	SERVICENOW INC	26,474 SHARES	8,780,774	10,279,060
	SHIFT4 PAYMENTS INC	108,658 SHARES	4,991,019	6,077,242
	SHOCKWAVE MEDICAL INC	12,200 SHARES	3,187,871	2,508,442
	SHUTTERSTOCK INC	23,000 SHARES	2,514,108	1,212,560
	SI-BONE INC	52,000 SHARES	613,153	707,200
	SIEMENS AG ADR	91,340 SHARES	7,277,500	6,283,279
	SIEMENS AG	3,576 SHARES	351,660	494,769
	SIERRA BANCORP	5,161 SHARES	95,123	109,620
	SIGNATURE BANK	3,500 SHARES	397,878	403,270
	SIGNET JEWELERS LTD	45,400 SHARES	1,385,453	3,087,200
	SILICON LABORATORIES INC	62,700 SHARES	8,546,758	8,506,509

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2022
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES (CONTINUED):
	SILK ROAD MEDICAL INC	60,812 SHARES	2,780,659	3,213,914
	SITE CENTERS CORP REIT	116,200 SHARES	1,584,707	1,587,292
	SM ENERGY CO	70,700 SHARES	2,843,759	2,462,481
	SMART GLOBAL HOLDINGS	91,900 SHARES	1,421,316	1,367,472
	SMARTFINANCIAL INC	31,500 SHARES	770,372	866,250
	SNOWFLAKE INC	18,550 SHARES	3,847,664	2,662,667
	SOLARIS OILFIELD	74,300 SHARES	403,832	737,799
	SONOS INC	404,700 SHARES	7,618,206	6,839,430
	SOPHIA GENETICS SA	134,681 SHARES	2,066,756	277,443
	SOUTH PLAINS FINANCIAL	2,900 SHARES	79,496	79,837
	SOUTHERN CO/THE	330,161 SHARES	18,512,122	23,576,797
	SOUTHSTATE CORP	50,100 SHARES	3,974,524	3,825,636
	SOUTHWEST AIRLINES CO	96,351 SHARES	3,783,620	3,244,138
	SOUTHWEST GAS HOLDINGS	23,005 SHARES	1,625,252	1,423,549
	SOUTHWESTERN ENERGY CO	297,631 SHARES	1,645,793	1,741,141
	SPARTANNASH CO	104,000 SHARES	3,251,873	3,144,960
	SPIRE INC	15,000 SHARES	1,027,827	1,032,900
	SPIRIT AEROSYSTEMS	95,775 SHARES	4,274,365	2,834,940
	SPRINGWORKS THERAPEUTICS	28,200 SHARES	1,628,001	733,482
	SPROUT SOCIAL INC	14,100 SHARES	937,521	796,086
	SPROUT SOCIAL INC	98,610 SHARES	6,396,890	5,567,521
	SPROUTS FARMERS MARKET	65,100 SHARES	1,908,691	2,107,287
	SPS COMMERCE INC	2,100 SHARES	230,023	269,703
	STAG INDUSTRIAL INC REIT	53,600 SHARES	1,801,230	1,731,816
	STANLEY BLACK & DECKER	108,625 SHARES	9,337,341	8,159,910
	STERICYCLE INC	28,637 SHARES	1,816,489	1,428,700
	STERLING INFRASTRUCTURE	30,200 SHARES	320,381	990,560
	STEWART INFORMATION	36,000 SHARES	1,472,249	1,538,280
	STIFEL FINANCIAL CORP	12,100 SHARES	402,509	706,277
	STONEX GROUP INC	12,600 SHARES	1,189,647	1,200,780
	STRYKER CORP	62,638 SHARES	14,273,353	15,314,365
	SUMITOMO MITSUI	129,700 SHARES	4,492,901	5,205,890
	SUMMIT HOTEL PROPERTIES	510,875 SHARES	4,734,860	3,688,518
	SUMMIT MATERIALS INC	38,653 SHARES	1,021,009	1,097,353
	SUMMIT MATERIALS INC	238,684 SHARES	5,725,517	6,776,233
	SUN COUNTRY AIRLINES	159,012 SHARES	5,067,828	2,521,930
	SUTRO BIOPHARMA INC	9,400 SHARES	141,000	75,952

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2022
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES (CONTINUED):
	SWEDBANK AB	211,640 SHARES	3,725,597	3,601,303
	SWEETGREEN INC	59,782 SHARES	1,860,129	512,332
	SYNAPTICS INC	2,000 SHARES	573,099	190,320
	SYNDAX PHARMACEUTICALS	108,200 SHARES	1,787,754	2,753,690
	SYNDAX PHARMACEUTICALS	113,352 SHARES	2,680,370	2,884,808
	TAKEDA PHARMACEUTICAL CO	209,400 SHARES	8,310,579	6,524,259
	TAYLOR MORRISON HOME	145,500 SHARES	3,826,355	4,415,925
	TC ENERGY CORP	154,891 SHARES	7,581,308	6,173,955
	TE CONNECTIVITY LTD	24,731 SHARES	1,950,568	2,839,119
	TENABLE HOLDINGS INC	12,700 SHARES	625,336	484,505
	TENCENT HOLDINGS LTD	23,000 SHARES	1,021,155	984,247
	TEREX CORP	61,400 SHARES	1,206,351	2,623,008
	TERRENO REALTY CORP REIT	2,800 SHARES	212,446	159,236
	TESLA INC	45,125 SHARES	15,641,066	5,558,498
	TEXAS INSTRUMENTS INC	29,014 SHARES	2,593,294	4,793,693
	THE ESTEE LAUDER	40,313 SHARES	9,897,511	10,002,058
	THERMO FISHER SCIENTIFIC	10,674 SHARES	3,042,260	5,878,065
	THRYV HOLDINGS INC	46,000 SHARES	1,072,638	874,000
	TITAN MACHINERY INC	28,600 SHARES	1,025,570	1,136,278
	TJX COS INC/THE	56,264 SHARES	3,391,993	4,478,614
	TJX COS INC/THE	228,048 SHARES	15,221,813	18,152,621
	TOKYO ELECTRON LTD	7,900 SHARES	2,339,386	2,327,879
	TOTALENERGIES SE ADR USD	371,543 SHARES	18,221,782	23,065,389
	TOTALENERGIES SE ADR USD	56,159 SHARES	2,567,162	3,515,228
	TOWER SEMICONDUCTOR LTD	152,851 SHARES	3,414,539	6,603,163
	TPG RE FINANCE TRUST INC	16,900 SHARES	206,501	114,751
	TRANSUNION	264,346 SHARES	13,287,625	15,001,636
	TRAVERE THERAPEUTICS INC	120,000 SHARES	1,838,987	2,523,600
	TRI POINTE HOMES INC	111,100 SHARES	2,799,678	2,065,349
	TRICO BANCSHARES	22,100 SHARES	972,028	1,126,879
	TRINET GROUP INC	47,100 SHARES	2,355,536	3,193,380
	TRINITY INDUSTRIES INC	317,923 SHARES	8,445,728	9,400,983
	TRONOX HOLDINGS PLC	85,600 SHARES	900,754	1,173,576
	TTEC HOLDINGS INC	45,000 SHARES	2,608,573	1,985,850
	TTM TECHNOLOGIES INC	248,300 SHARES	3,349,197	3,744,364
	TUPPERWARE BRANDS CORP	21,500 SHARES	786,001	89,010
	TWIST BIOSCIENCE CORP	38,500 SHARES	1,463,985	916,685

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2022
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES (CONTINUED):
	UBER TECHNOLOGIES INC	500,218 SHARES	17,214,390	12,370,391
	UFP INDUSTRIES INC	55,000 SHARES	3,999,840	4,358,750
	ULTRA CLEAN HOLDINGS INC	33,229 SHARES	289,537	1,101,541
	UMH PROPERTIES INC REIT	80,800 SHARES	1,460,498	1,300,880
	UMH PROPERTIES INC REIT	229,722 SHARES	4,641,361	3,698,524
	UNICREDIT SPA	916,685 SHARES	10,626,403	12,984,423
	UNILEVER PLC	149,775 SHARES	8,101,127	7,534,473
	UNISYS CORP	76,800 SHARES	1,886,692	392,448
	UNITED PARCEL SERVICE	67,949 SHARES	8,840,423	11,812,254
	UNITEDHEALTH GROUP INC	70,953 SHARES	17,138,885	37,617,862
	UNITI GROUP INC REIT USD	74,400 SHARES	572,296	411,432
	UNITIL CORP	21,042 SHARES	1,122,404	1,080,717
	UNIVERSAL DISPLAY CORP	14,491 SHARES	1,674,634	1,565,608
	UPBOUND GROUP INC	95,100 SHARES	3,402,719	2,144,505
	UPLAND SOFTWARE INC	89,000 SHARES	699,411	634,570
	US BANCORP	195,917 SHARES	8,516,664	8,543,940
	UTZ BRANDS HOLDINGS LLC	276,170 SHARES	4,540,198	4,380,056
	V2X INC	56,213 SHARES	2,128,553	2,321,035
	VALEO	84,767 SHARES	2,236,414	1,510,809
	VARONIS SYSTEMS INC	121,671 SHARES	2,713,897	2,912,804
	VAXCYTE INC	48,961 SHARES	1,736,343	2,347,680
	VERADIGM INC	115,100 SHARES	1,993,868	2,030,364
	VERICEL CORP	26,800 SHARES	1,354,872	705,912
	VERINT SYSTEMS INC	153,100 SHARES	8,118,285	5,554,468
	VERINT SYSTEMS INC	44,531 SHARES	2,119,226	1,615,585
	VERITEX HOLDINGS INC	108,800 SHARES	3,637,415	3,055,104
	VERITIV CORP	17,188 SHARES	1,190,349	2,091,951
	VERIZON COMMUNICATIONS	57,968 SHARES	2,268,970	2,283,939
	VIA RENEWABLES INC	116,934 SHARES	1,367,661	597,533
	VICTORY CAPITAL HOLDINGS	17,900 SHARES	475,290	480,257
	VINCI SA	45,731 SHARES	4,215,693	4,553,150
	VIRTUS INVESTMENT	2,375 SHARES	395,756	454,670
	VISA INC	85,322 SHARES	12,462,852	17,726,499
	VISTRA CORP	14,375 SHARES	185,216	333,500
	WABASH NATIONAL CORP	8,762 SHARES	147,980	198,021
	WALKER & DUNLOP INC	5,344 SHARES	285,921	419,397
	WALMART INC	118,760 SHARES	14,381,802	16,838,980

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2022
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES (CONTINUED):
	WALT DISNEY CO/THE	138,104 SHARES	17,115,715	11,998,476
	WASHINGTON FEDERAL INC	18,800 SHARES	657,714	630,740
	WATERSTONE FINANCIAL INC	4,200 SHARES	70,545	72,408
	WATTS WATER TECHNOLOGIES	27,200 SHARES	4,703,218	3,977,456
	WEATHERFORD	29,600 SHARES	1,069,249	1,507,232
	WEIGHT WATCHERS	24,100 SHARES	801,465	93,026
	WELLS FARGO & CO	520,896 SHARES	23,512,031	21,507,796
	WESCO INTERNATIONAL INC	33,300 SHARES	1,559,158	4,169,160
	WESTERN ALLIANCE BANCORP	25,300 SHARES	1,929,754	1,506,868
	WESTERN DIGITAL CORP	234,753 SHARES	8,838,821	7,406,457
	WEYERHAEUSER CO REIT USD	372,041 SHARES	10,728,581	11,533,271
	WH SMITH PLC	229,607 SHARES	3,611,905	4,100,104
	WILLSCOT MOBILE	54,767 SHARES	835,491	2,473,825
	WINGSTOP INC	25,595 SHARES	1,535,357	3,522,384
	WINTRUST FINANCIAL CORP	35,900 SHARES	3,069,741	3,034,268
	WINTRUST FINANCIAL CORP	27,561 SHARES	1,578,689	2,329,456
	WORKIVA INC	2,100 SHARES	210,227	176,337
	WSFS FINANCIAL CORP	57,046 SHARES	2,326,375	2,586,466
	XENCOR INC	146,800 SHARES	5,253,022	3,822,672
	XENIA HOTELS & RESORTS	10,500 SHARES	131,476	138,390
	XPERI INC	40,140 SHARES	1,077,899	345,605
	YELP INC	58,100 SHARES	1,768,936	1,588,454
	Y-MABS THERAPEUTICS INC	3,600 SHARES	57,600	17,568
	ZIMMER BIOMET HOLDINGS	117,604 SHARES	14,460,673	14,994,510
	ZIONS BANCORP NA	14,400 SHARES	471,613	707,904
	ZOETIS INC	116,429 SHARES	19,852,819	17,062,670
	ZOOMINFO TECHNOLOGIES	438,372 SHARES	17,177,573	13,199,381
	ZUMIEZ INC	31,900 SHARES	653,170	693,506
	ZUORA INC	391,000 SHARES	3,828,927	2,486,760
	ZURICH INSURANCE GROUP	7,225 SHARES	2,830,967	3,453,975
	ZURN ELKAY WATER	126,646 SHARES	2,773,851	2,678,555
	TOTAL EQUITY SECURITIES		6,649,021,602	8,640,787,822

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2022
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES:
	NEW RED FINANCE INC	3.88% 15/Jan/2028 3,648,000	3,629,135	3,263,302
	NEW RED FINANCE INC	4.38% 15/Jan/2028 2,125,000	2,151,080	1,902,738
	NEW RED FINANCE INC	5.75% 15/Apr/2025 883,000	895,925	876,111
	NEW RED FINANCE INC	4.00% 15/Oct/2030 1,753,000	1,629,897	1,418,458
	BC LTD	9.00% 30/Jan/2028 511,000	1,102,108	497,586
	8TH AVENUE FOOD AND PROV	ZCP 21/Sep/2025 1,834,207	1,764,846	1,541,596
	ACADIA HEALTHCARE CO INC	5.50% 01/Jul/2028 2,334,000	2,326,691	2,213,799
	ADAPTHEALTH LLC	4.63% 01/Aug/2029 469,000	420,340	392,670
	ADAPTHEALTH LLC	5.13% 01/Mar/2030 3,122,000	3,133,516	2,657,727
	ADVENTIST HEALTH SYSTEM	2.43% 01/Sep/2024 200,000	200,000	190,277
	AEP TEXAS INC	2.10% 01/Jul/2030 2,300,000	2,290,731	1,870,902
	AERCAP IRELAND CAPITAL	4.13% 03/Jul/2023 300,000	298,439	297,895
	AG ISSUER LLC	6.25% 01/Mar/2028 529,000	529,000	486,127
	AG TTMT ESCROW ISSUER	8.63% 30/Sep/2027 1,119,000	1,139,631	1,124,595
	AHS HOSPITAL CORP	2.78% 01/Jul/2051 300,000	300,000	188,461
	AIR CANADA	3.88% 15/Aug/2026 1,754,000	1,756,825	1,553,335
	AIR CANADA 2020-2 CLASS	5.25% 01/Oct/2030 748,594	748,594	707,692
	AKER BP ASA	2.00% 15/Jul/2026 1,000,000	998,270	884,403
	ALBERTSONS COS INC	3.25% 15/Mar/2026 2,420,000	2,319,274	2,207,173
	ALBERTSONS COS INC	4.63% 15/Jan/2027 1,563,000	1,578,319	1,451,824
	ALBERTSONS COS INC	7.50% 15/Mar/2026 800,000	799,765	816,912
	ALIANZ FINANCE CORP.	ZCP 23/Jan/2023 4,500,000	4,491,200	4,487,019
	ALIANZ FINANCE CORP.	ZCP 22/Mar/2023 10,600,000	10,489,053	10,489,515
	ALLEGION US HOLDING CO	3.20% 01/Oct/2024 400,000	381,688	384,831
	ALLIANT HOLDINGS INTERME	4.25% 15/Oct/2027 1,360,000	1,368,963	1,218,054
	ALLIANT HOLDINGS INTERME	5.88% 01/Nov/2029 1,505,000	1,494,400	1,237,712
	ALLIANT HOLDINGS INTERME	6.75% 15/Oct/2027 2,995,000	3,007,493	2,692,086
	ALLY AUTO RECEIVABLES TR	1.84% 17/Jun/2024 587,123	585,840	586,348
	ALLY AUTO RECEIVABLES TR	1.84% 17/Jun/2024 85,781	86,418	85,667
	ALLY AUTO RECEIVABLES TR	1.93% 15/May/2024 118,218	117,962	118,075
	ALTICE FRANCE HOLDING SA	10.50% 15/May/2027 1,053,000	1,062,276	802,913
	ALTICE FRANCE SA/FRANCE	5.13% 15/Jul/2029 2,069,000	2,074,173	1,551,219
	ALTICE FRANCE SA/FRANCE	8.13% 01/Feb/2027 861,000	868,534	784,268
	ALTICE FRANCE SA/FRANCE	5.50% 15/Jan/2028 2,173,000	2,199,048	1,701,720
	ALTICE FRANCE SA/FRANCE	5.50% 15/Oct/2029 1,115,000	1,115,000	850,221
	ALTICE FRANCE HOLDING SA	6.00% 15/Feb/2028 2,135,000	2,140,155	1,260,273
	AMERICAN AIRLINES INC CA	11.75% 15/Jul/2025 1,279,000	1,358,632	1,371,699

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2022
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	AMERICAN EXPRESS CO NOTE	3.38% 03/May/2024 1,600,000	1,599,840	1,568,051
	AMERICAN TOWER CORP	3.50% 31/Jan/2023 500,000	491,020	499,399
	AMERICAN BUILDERS & CONT	4.00% 15/Jan/2028 2,011,000	2,018,554	1,794,214
	AMERICAN AIRLINES INC	5.50% 20/Apr/2026 6,178,627	6,327,968	5,939,998
	AMERICAN AIRLINES INC	5.75% 20/Apr/2029 1,097,371	1,148,063	1,001,013
	AMERICAN AXLE & MANUFACT	6.25% 15/Mar/2026 650,000	668,529	606,946
	AMERICAN ELEC PWR CO	ZCP 05/Jan/2023 600,000	599,685	599,544
	AMERICREDIT AUTOMOBILE	0.26% 18/Nov/2024 62,034	61,843	61,903
	AMERICREDIT AUTOMOBILE	0.37% 18/Aug/2025 597,411	590,288	587,127
	AMERICREDIT AUTOMOBILE	0.66% 18/Dec/2024 372,115	371,480	370,867
	APACHE CORP	5.10% 01/Sep/2040 1,712,000	1,756,289	1,418,756
	APX GROUP INC	6.75% 15/Feb/2027 499,000	529,574	480,312
	ARAMARK SERVICES INC	5.00% 01/Feb/2028 844,000	749,145	787,397
	ARAMARK SERVICES INC	6.38% 01/May/2025 530,000	532,650	523,486
	ARBOR REALTY COMMERCIAL	FLT 15/Jan/2037 1,100,000	1,065,281	1,064,833
	ARCHES BUYER INC	6.13% 01/Dec/2028 2,054,000	1,828,421	1,648,335
	ARCHES BUYER INC	4.25% 01/Jun/2028 2,201,000	2,200,535	1,721,405
	ARCHROCK PARTNERS LP	6.25% 01/Apr/2028 1,400,000	1,447,344	1,281,020
	ARDAGH PACKAGING FINANCE	5.25% 30/Apr/2025 1,500,000	1,500,000	1,428,535
	ARDAGH METAL PACKAGING	4.00% 01/Sep/2029 3,946,000	3,834,895	3,127,400
	ARDAGH METAL PACKAGING	6.00% 15/Jun/2027 2,200,000	2,209,245	2,154,040
	ARKANSAS ELCT COOP CRP	ZCP 22/Feb/2023 10,000,000	9,937,131	9,932,740
	ARROW ELECTRONICS INC	3.25% 08/Sep/2024 400,000	373,756	384,530
	ARROW ELECTRONICS INC	4.50% 01/Mar/2023 300,000	302,349	299,365
	ASB BANK LTD.	ZCP 18/Aug/2023 783,000	763,591	757,919
	ASBURY AUTOMOTIVE GROUP	4.63% 15/Nov/2029 265,000	255,394	223,300
	ASBURY AUTOMOTIVE GROUP	5.00% 15/Feb/2032 2,678,000	2,619,967	2,203,191
	ASCEND LEARNING LLC LX20	ZCP 17/Nov/2028 1,514,700	1,502,863	1,435,913
	ASCEND LEARNING LLC LX20	ZCP 17/Nov/2029 909,000	906,728	786,662
	ASP UNIFRAX HOLDINGS INC	5.25% 30/Sep/2028 791,000	799,899	636,438
	ASSURED GUARANTY US HOLD	3.15% 15/Jun/2031 1,100,000	1,096,887	928,831
	ASSUREDPARTNERS INC	5.63% 15/Jan/2029 1,711,000	1,727,238	1,408,212
	ASSUREDPARTNERS INC	7.00% 15/Aug/2025 1,409,000	1,367,939	1,362,620
	AT&T INC	2.55% 01/Dec/2033 1,021,000	862,168	787,695
	AT&T INC	3.65% 01/Jun/2051 1,000,000	996,130	709,200
	ATHENAHEALTH GROUP INC	6.50% 15/Feb/2030 3,274,000	3,258,171	2,412,716
	ATI INC	4.88% 01/Oct/2029 278,000	275,915	245,677

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2022
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	ATI INC	5.13% 01/Oct/2031 2,558,000	2,575,888	2,252,574
	ATLAS SENIOR LOAN FUND	FLT 16/Jan/2030 571,400	571,514	562,882
	AUST & NEW ZEA CORPORATE	ZCP 23/Mar/2023 4,400,000	4,354,658	4,353,782
	AUST & NEW ZEA CORPORATE	ZCP 12/Sep/2023 1,345,000	1,296,023	1,297,847
	AUST & NEW ZEA CORPORATE	ZCP 22/Nov/2023 1,897,000	1,807,831	1,810,776
	AVANTOR FUNDING INC	3.88% 01/Nov/2029 3,443,000	3,443,000	2,891,259
	AVANTOR FUNDING INC	4.63% 15/Jul/2028 733,000	737,581	666,033
	AVIENT CORP	7.13% 01/Aug/2030 414,000	420,609	404,689
	AVOLON HOLDINGS FUNDING	5.50% 15/Jan/2023 402,000	419,362	400,971
	AXALTA COATING SYSTEMS	3.38% 15/Feb/2029 1,216,000	1,216,000	1,003,376
	AXALTA COATING SYSTEMS	4.75% 15/Jun/2027 1,686,000	1,722,388	1,558,538
	BACARDI LTD	5.30% 15/May/2048 800,000	787,560	715,200
	BANK OF MONTREAL	3.87% 21/Jul/2023 2,700,000	2,701,010	2,680,560
	BANK OF MONTREAL	5.00% 06/Oct/2023 2,500,000	2,500,000	2,493,017
	BANK OF AMERICA N/A	5.14% 22/May/2023 1,536,000	1,536,000	1,536,915
	BANK OF NOVA SCOTIA	FLT 01/Aug/2023 3,188,000	3,188,000	3,193,992
	BANK OF NOVA SCOTIA	ZCP 10/Feb/2023 6,000,000	5,971,352	5,969,718
	BANK OF AMERICA	FLT 22/Jul/2027 2,900,000	2,900,000	2,542,264
	BANK OF AMERICA	FLT 21/Jul/2032 1,200,000	1,200,000	927,499
	BANK OF AMERICA	FLT 24/Oct/2026 1,800,000	1,800,000	1,600,998
	BANK OF MONTREAL	ZCP 06/Nov/2023 2,133,000	2,036,621	2,038,342
	BANQUE ET CAISSE	ZCP 11/Apr/2023 8,600,000	8,487,961	8,487,109
	BANQUE ET CAISSE	ZCP 11/Apr/2023 5,000,000	4,934,861	4,934,366
	BARCLAYS BANK	5.72% 07/Dec/2023 4,937,000	4,937,000	4,941,517
	BARCLAYS	FLT 16/May/2024 1,000,000	1,000,000	999,833
	BARRY CALLEBAUT SERVICES	5.50% 15/Jun/2023 900,000	981,783	893,673
	BAT CAPITAL CORP	2.73% 25/Mar/2031 2,200,000	2,200,000	1,722,217
	BAT CAPITAL CORP	3.22% 15/Aug/2024 100,000	97,968	96,326
	BATH & BODY WORKS INC	5.25% 01/Feb/2028 456,000	455,068	423,464
	BATH & BODY WORKS INC	6.63% 01/Oct/2030 1,478,000	1,630,882	1,386,960
	BATH & BODY WORKS INC	6.88% 01/Nov/2035 773,000	761,741	687,120
	BATH & BODY WORKS INC	7.50% 15/Jun/2029 1,440,000	1,474,185	1,421,568
	BAUSCH HEALTH COS INC	4.88% 01/Jun/2028 847,000	871,605	538,727
	BAUSCH HEALTH COS INC	11.00% 30/Sep/2028 909,000	1,960,371	708,879
	BAUSCH HEALTH COS INC	14.00% 15/Oct/2030 180,000	388,242	106,856
	BAUSCH HEALTH COS INC	5.50% 01/Nov/2025 1,069,000	1,073,118	908,133
	BAXTER INTERNATIONAL	ZCP 23/Jan/2023 800,000	797,688	797,508

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2022
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	BEACON ROOFING SUPPLY INC	4.13% 15/May/2029 1,238,000	1,238,597	1,028,767
	BEACON ROOFING SUPPLY INC	4.50% 15/Nov/2026 2,614,000	2,633,559	2,441,681
	BGC PARTNERS INC	5.38% 24/Jul/2023 1,500,000	1,512,168	1,492,860
	BLACK KNIGHT INFOSERV LLC	3.63% 01/Sep/2028 1,590,000	1,428,610	1,376,145
	BLACKSTONE MORTGAGE TR	3.75% 15/Jan/2027 2,275,000	2,275,000	1,956,282
	BMW US CAPITAL LLC	1.25% 12/Aug/2026 2,700,000	2,694,141	2,363,643
	BMW US CAPITAL LLC	3.80% 06/Apr/2023 3,600,000	3,590,437	3,591,490
	BMW VEHICLE LEASE TRUST	0.29% 25/Jan/2024 3,929,236	3,889,646	3,897,476
	BMW VEHICLE OWNER TRUST	0.48% 25/Oct/2024 2,183,320	2,150,607	2,154,691
	BNP PARIBAS SA	FLT 20/Jan/2028 1,900,000	1,900,000	1,673,729
	BOEING CO/THE	1.88% 15/Jun/2023 500,000	491,490	492,398
	BOEING CO/THE	5.81% 01/May/2050 700,000	700,378	651,722
	BOFA SECURITIES INC	ZCP 19/Jul/2023 5,000,000	4,856,806	4,860,361
	BOMBARDIER INC	7.88% 15/Apr/2027 1,961,000	1,965,426	1,902,160
	BOOZ ALLEN HAMILTON INC	3.88% 01/Sep/2028 811,000	831,275	718,516
	BOXER PARENT CO INC	7.13% 02/Oct/2025 498,000	498,000	484,311
	BOXER PARENT CO INC	9.13% 01/Mar/2026 303,000	303,000	285,855
	BOYD GAMING CORP	4.75% 15/Jun/2031 2,147,000	2,165,236	1,867,890
	BOYD GAMING CORP	4.75% 01/Dec/2027 1,250,000	1,251,563	1,164,225
	BPCE CORPORATE COMMERCIA	ZCP 06/Jun/2023 3,050,000	2,982,824	2,983,846
	BPCE SA	FLT 20/Jan/2032 700,000	700,000	526,836
	BROADCOM INC	3.46% 15/Sep/2026 2,024,000	1,995,257	1,909,245
	BROADCOM INC	4.15% 15/Nov/2030 200,000	218,158	179,461
	BROADSTREET PARTNERS INC	5.88% 15/Apr/2029 2,842,000	2,849,834	2,418,773
	BWX TECHNOLOGIES INC	4.13% 30/Jun/2028 1,865,000	1,878,988	1,676,169
	CAESARS ENTERTAINMENT INC	4.63% 15/Oct/2029 4,284,000	4,193,455	3,486,362
	CAESARS RESORT COLLECTIO	5.75% 01/Jul/2025 1,128,000	1,144,406	1,104,206
	CAESARS ENTERTAINMENT INC	6.25% 01/Jul/2025 2,559,000	2,586,727	2,488,905
	CAESARS ENTERTAINMENT INC	8.13% 01/Jul/2027 2,349,000	2,409,309	2,308,010
	CAISSE DES DEPOTS ET	ZCP 06/Jan/2023 3,100,000	3,098,416	3,097,436
	CAISSE DES DEPOTS ET	ZCP 09/Mar/2023 1,000,000	991,734	991,563
	CAISSE DES DEPOTS ET	ZCP 25/Aug/2023 3,000,000	2,907,665	2,904,383
	CALLON PETROLEUM CO	6.38% 01/Jul/2026 4,549,000	4,210,025	4,239,876
	CALLON PETROLEUM CO	7.50% 15/Jun/2030 722,000	722,000	660,630
	CALLON PETROLEUM CO	8.00% 01/Aug/2028 331,000	330,063	314,251
	CALPINE CORP	4.50% 15/Feb/2028 1,598,000	1,603,993	1,423,033
	CAMELOT FINANCE SA	4.50% 01/Nov/2026 2,471,000	2,551,739	2,315,946

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2022
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	CANADIAN IMPERIAL BK	1.95% 17/Mar/2023 1,200,000	1,199,261	1,193,583
	CANADIAN PACIFIC RAILWAY CO	2.45% 02/Dec/2031 900,000	899,685	748,100
	CANADIAN IMPERIAL BK	ZCP 02/May/2023 1,500,000	1,481,976	1,477,547
	CANADIAN IMPERIAL BK	ZCP 26/Jul/2023 1,092,000	1,069,067	1,060,876
	CANPACK SA	3.88% 15/Nov/2029 2,982,000	2,982,000	2,349,580
	CANTOR FITZGERALD LP	4.88% 01/May/2024 800,000	797,648	785,879
	CAPITAL ONE PRIME AUTO REC	0.32% 18/Feb/2025 1,972,168	1,944,755	1,948,628
	CARLYLE GLOBAL MARKET STR	FLT 14/Aug/2030 2,867,206	2,867,206	2,829,459
	CARMAX AUTO OWNER TRUST	0.29% 16/Sep/2024 708,523	703,309	705,464
	CARMAX AUTO OWNER TRUST	2.18% 15/Aug/2024 1,401,630	1,394,370	1,396,049
	CARNIVAL HOLDINGS BERMUD	10.38% 01/May/2028 586,000	578,675	601,593
	CARNIVAL CORP	5.75% 01/Mar/2027 2,083,000	2,094,821	1,487,345
	CARNIVAL CORP	7.63% 01/Mar/2026 1,930,000	2,041,510	1,529,708
	CARNIVAL CORP	4.00% 01/Aug/2028 2,644,000	2,650,610	2,155,944
	CARNIVAL CORP	6.00% 01/May/2029 3,379,000	3,418,062	2,251,705
	CATALENT PHARMA SOLUTION	3.13% 15/Feb/2029 832,000	839,280	662,459
	CATAMARAN	FLT 22/Apr/2030 2,885,200	2,885,777	2,829,804
	CATERPILLAR FINANCIAL SE	0.25% 01/Mar/2023 3,065,000	3,043,532	3,044,479
	CBAM 2018-5 LTD 2018-5A	FLT 17/Apr/2031 1,100,000	1,071,620	1,081,457
	CCO HOLDINGS LLC	5.13% 01/May/2027 3,704,000	3,763,855	3,436,682
	CCO HOLDINGS LLC	4.50% 15/Aug/2030 4,961,000	4,932,505	4,098,555
	CCO HOLDINGS LLC	4.75% 01/Feb/2032 2,013,000	2,018,033	1,631,939
	CCO HOLDINGS LLC	4.75% 01/Mar/2030 4,896,000	4,952,308	4,174,109
	CCO HOLDINGS LLC	5.00% 01/Feb/2028 1,860,000	1,850,550	1,680,975
	CD&R SMOKEY BUYER INC CA	6.75% 15/Jul/2025 3,276,000	3,246,060	2,811,201
	CDP FINANCIAL INC	ZCP 01/Feb/2023 4,000,000	3,988,289	3,984,057
	CDP FINANCIAL INC	ZCP 17/Apr/2023 3,535,000	3,488,147	3,485,602
	CEDAR FAIR LP / CANADA'S	5.50% 01/May/2025 2,060,000	2,086,858	2,030,746
	CEDAR FAIR LP / CANADA'S	6.50% 01/Oct/2028 635,000	635,000	614,363
	CENGAGE LEARNING INC	9.50% 15/Jun/2024 2,120,000	2,175,389	2,021,950
	CENGAGE LEARNING ACQUISI	ZCP 29/Jun/2026 1,859,853	1,843,795	1,677,066
	CHARLES RIVER LABORATORIES	4.25% 01/May/2028 1,473,000	1,506,848	1,356,589
	CHARLES RIVER LABORATORIES	4.00% 15/Mar/2031 250,000	235,000	216,250
	CHENIERE ENERGY PARTNERS	3.25% 31/Jan/2032 3,535,000	3,579,306	2,810,600
	CHENIERE ENERGY PARTNERS	4.50% 01/Oct/2029 537,000	541,699	483,184
	CHENIERE ENERGY PARTNERS	4.00% 01/Mar/2031 1,299,000	1,299,899	1,105,917
	CHS/COMMUNITY HEALTH SYS	5.63% 15/Mar/2027 1,013,000	1,041,160	868,607

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2022
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
	CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	CHS/COMMUNITY HEALTH SYS	6.88% 15/Apr/2029 1,442,000	1,468,735	741,135
	CHS/COMMUNITY HEALTH SYS	5.25% 15/May/2030 4,234,000	4,017,281	3,192,593
	CINEMARK USA INC	5.88% 15/Mar/2026 1,201,000	1,054,788	1,000,381
	CINEMARK USA INC	5.25% 15/Jul/2028 2,394,000	2,155,050	1,777,760
	CINEMARK USA INC	8.75% 01/May/2025 1,022,000	1,038,428	1,032,035
	CISCO SYSTEMS INC	2.60% 28/Feb/2023 3,000,000	2,990,369	2,990,542
	CITIGROUP GBL MKTS INC	ZCP 31/Jan/2023 4,500,000	4,483,527	4,481,956
	CITIGROUP GBL MKTS INC	ZCP 17/May/2023 5,011,000	4,959,462	4,916,320
	CITIGROUP GBL MKTS INC	ZCP 09/Aug/2023 1,253,000	1,222,761	1,212,743
	CLARIOS GLOBAL LP	6.25% 15/May/2026 599,000	616,045	585,300
	CLARIOS GLOBAL LP	6.75% 15/May/2025 809,000	829,963	810,081
	CLARIOS GLOBAL LP	8.50% 15/May/2027 2,443,000	2,486,133	2,394,054
	CLARIVATE SCIENCE HOLDING	3.88% 01/Jul/2028 1,810,000	1,666,855	1,568,177
	CLARIVATE SCIENCE HOLDING	4.88% 01/Jul/2029 2,833,000	2,781,341	2,409,042
	CLEAR CHANNEL OUTDOOR HO	5.13% 15/Aug/2027 2,914,000	2,952,215	2,519,707
	CLEAR CHANNEL INTERNATIONAL	6.63% 01/Aug/2025 1,219,000	1,259,845	1,163,175
	CLEAR CHANNEL OUTDOOR HOLDINGS	7.75% 15/Apr/2028 2,904,000	2,964,218	2,119,947
	CLEAR CHANNEL OUTDOOR HOLDINGS	7.50% 01/Jun/2029 1,527,000	1,537,215	1,121,230
	CLEARWAY ENERGY OPERATING LLC	3.75% 15/Jan/2032 793,000	795,280	634,599
	CLEARWAY ENERGY OPERATING LLC	3.75% 15/Feb/2031 2,282,000	2,304,820	1,895,199
	CLEARWAY ENERGY OPERATING LLC	4.75% 15/Mar/2028 1,884,000	1,967,931	1,737,188
	CLOUD SOFTWARE GROUP HOLDINGS	6.50% 31/Mar/2029 2,499,000	2,108,753	2,106,294
	CNH EQUIPMENT TRUST 2021	0.22% 15/Aug/2024 441,317	438,443	439,296
	CNH EQUIPMENT TRUST 2021	0.33% 15/Jan/2025 1,297,481	1,279,635	1,280,547
	CNH EQUIPMENT TRUST 2020	1.16% 16/Jun/2025 1,723,039	1,699,311	1,699,266
	CNH EQUIPMENT TRUST 2019	2.01% 16/Dec/2024 2,899,836	2,868,803	2,873,335
	CNH EQUIPMENT TRUST 2019	2.52% 15/Aug/2024 798,779	795,990	797,411
	CNH INDUSTRIAL CAPITAL	ZCP 21/Feb/2023 400,000	397,195	397,027
	CNX MIDSTREAM PARTNERS LP	4.75% 15/Apr/2030 1,248,000	1,260,760	1,024,190
	CNX RESOURCES CORP	7.25% 14/Mar/2027 197,000	204,159	195,523
	CNX RESOURCES CORP	7.38% 15/Jan/2031 215,000	213,323	206,075
	CNX RESOURCES CORP	6.00% 15/Jan/2029 1,573,000	1,610,029	1,447,387
	COMMSCOPE TECHNOLOGIES LLC	6.00% 15/Jun/2025 889,000	838,467	811,444
	COMSTOCK RESOURCES INC	5.88% 15/Jan/2030 752,000	752,000	646,494
	COMSTOCK RESOURCES INC	6.75% 01/Mar/2029 860,000	876,929	776,150
	CONAGRA BRANDS INC	4.60% 01/Nov/2025 900,000	947,205	887,616
	CONSOLIDATED ED CO N	ZCP 20/Jan/2023 900,000	897,720	897,556

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2022
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	CONSTELLIUM SE	3.75% 15/Apr/2029 2,367,000	2,213,773	1,923,039
	CONSTELLIUM SE	5.63% 15/Jun/2028 1,615,000	1,669,180	1,492,615
	CONSTELLIUM SE	5.88% 15/Feb/2026 1,769,000	1,730,434	1,685,260
	COOPERATIEVE CENTRALE	2.80% 17/May/2023 2,077,000	2,077,000	2,059,994
	COOPERATIEVE CENTRALE	3.74% 31/May/2023 2,876,000	2,876,000	2,860,972
	COOPERATIEVE RABOBANK UA	FLT 27/Jan/2023 851,000	851,000	851,191
	COOPERATIEVE RABOBANK UA	FLT 10/Jan/2023 500,000	500,024	499,965
	COOPERATIEVE RABOBANK UA	FLT 06/Apr/2028 3,900,000	3,900,000	3,598,321
	CREDIT SUISSE GROUP AG	3.75% 26/Mar/2025 3,425,000	3,416,780	3,084,818
	CREDIT AGRICOLE CRP&IN	ZCP 21/Feb/2023 10,500,000	10,433,360	10,433,467
	CREDIT AGRICOLE CRP&IN	ZCP 22/May/2023 3,937,000	3,879,851	3,863,811
	CREDIT IND ET CM NY	ZCP 09/Feb/2023 6,000,000	5,975,829	5,970,446
	CREDIT AGRICOLE SA	FLT 26/Jan/2027 300,000	300,000	262,965
	CROWN CASTLE	ZCP 04/Jan/2023 500,000	499,792	499,663
	CROWN CASTLE	ZCP 31/Jan/2023 700,000	696,937	696,901
	CROWNROCK LP	5.63% 15/Oct/2025 2,841,000	2,822,802	2,741,565
	CROWNROCK LP	5.00% 01/May/2029 1,622,000	1,639,354	1,457,393
	CSC HOLDINGS LLC	3.38% 15/Feb/2031 2,359,000	2,285,087	1,538,387
	CSC HOLDINGS LLC	4.63% 01/Dec/2030 511,000	512,278	282,356
	CSC HOLDINGS LLC	5.38% 01/Feb/2028 1,539,000	1,546,695	1,240,819
	CSC HOLDINGS LLC	5.00% 15/Nov/2031 1,492,000	1,495,730	833,580
	CSC HOLDINGS LLC	5.50% 15/Apr/2027 1,010,000	1,022,625	847,265
	CSC HOLDINGS LLC	5.75% 15/Jan/2030 1,416,000	1,476,177	798,610
	CSC HOLDINGS LLC	6.50% 01/Feb/2029 2,903,000	3,153,125	2,373,203
	CUMMINS INC.	ZCP 06/Feb/2023 10,600,000	10,553,360	10,550,903
	CVS PASS-THROUGH TRUST	5.88% 10/Jan/2028 82,804	79,935	81,970
	CVS PASS-THROUGH TRUST	6.04% 10/Dec/2028 369,379	271,741	364,192
	DANONE SA	2.59% 02/Nov/2023 500,000	472,450	489,560
	DANONE SA	2.95% 02/Nov/2026 3,000,000	3,292,445	2,791,797
	DANSKE BANK	FLT 11/Sep/2026 2,800,000	2,800,000	2,468,219
	DANSKE BANK	FLT 20/Dec/2025 1,100,000	1,100,000	1,030,050
	DARLING INGREDIENTS INC	6.00% 15/Jun/2030 1,376,000	1,397,619	1,345,040
	DBS BANK LTD.	ZCP 15/Feb/2023 4,500,000	4,480,312	4,474,085
	DBS BANK LTD.	ZCP 14/Mar/2023 5,000,000	4,954,000	4,952,804
	DBS BANK LTD.	ZCP 07/Jun/2023 3,444,000	3,368,151	3,369,573
	DBS BANK LTD.	ZCP 12/Jun/2023 1,374,000	1,342,900	1,343,273
	DCP MIDSTREAM OPERATING LP	5.13% 15/May/2029 1,831,000	1,853,200	1,763,749

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2022
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	DELEK LOGISTICS PARTNERS LP	6.75% 15/May/2025 1,242,000	1,232,623	1,193,674
	DELL EQUIPMENT FINANCE TR	3.06% 24/Jul/2023 2,127,037	2,122,693	2,123,199
	DELL INTERNATIONAL LLC	5.45% 15/Jun/2023 800,000	847,582	800,499
	Delos Finance S.a r.l	FLT 06/Oct/2023 70,000	69,620	69,987
	DELTA AIR LINES INC	4.38% 19/Apr/2028 442,000	413,270	393,925
	DELTA AIR LINES INC	4.50% 20/Oct/2025 1,300,000	1,335,750	1,268,836
	DEUTSCHE BANK AG	3.95% 27/Feb/2023 200,000	196,382	199,309
	DIRECTV FINANCING LLC	5.88% 15/Aug/2027 600,000	600,000	536,796
	DIRECTV FINANCING LLC	5.88% 15/Aug/2027 1,494,000	1,511,224	1,336,622
	DISCOVER CARD EXECUTION	3.03% 15/Aug/2025 1,500,000	1,493,364	1,497,282
	DISH NETWORK CORP	11.75% 15/Nov/2027 2,389,000	2,366,387	2,460,431
	DISH DBS CORP	5.13% 01/Jun/2029 2,741,000	2,741,000	1,768,493
	DISH DBS CORP	5.75% 01/Dec/2028 2,124,000	2,121,345	1,695,218
	DISH DBS CORP	7.75% 01/Jul/2026 1,714,000	1,850,613	1,385,255
	DLL 2019-3 LLC 2019-MT3	2.15% 21/Sep/2026 144,415	144,022	144,159
	DLLAA 2021-1 LLC 2021-1A	0.36% 17/May/2024 750,925	744,282	746,833
	DLLMT 2021-1 LLC 2021-1A	0.60% 20/Mar/2024 1,394,773	1,375,839	1,379,072
	DLLST 2022-1 LLC 2022-1A	1.56% 22/May/2023 156,666	156,369	156,387
	DNB BANK	ZCP 24/May/2023 2,550,000	2,511,852	2,502,169
	DNB BANK	ZCP 16/Aug/2023 2,722,000	2,656,786	2,637,053
	DNB BANK	ZCP 17/Nov/2023 1,592,000	1,519,161	1,521,187
	DNB BANK	ZCP 19/Dec/2023 1,673,000	1,589,491	1,590,925
	DRIVE AUTO RECEIVABLES TR	0.79% 15/Oct/2025 2,214,640	2,191,947	2,199,011
	DRYDEN SENIOR LOAN FUND	FLT 15/Apr/2028 567,426	567,426	561,465
	DT MIDSTREAM INC	4.13% 15/Jun/2029 2,827,000	2,796,100	2,428,704
	DTE ENERGY CO	1.05% 01/Jun/2025 1,200,000	1,198,548	1,088,026
	DUKE ENERGY CAROLINAS LLC	2.50% 15/Mar/2023 5,000,000	4,980,761	4,986,609
	EDISON INTERNATIONAL	6.95% 15/Nov/2029 800,000	792,712	837,107
	EL PASO NATURAL GAS CO LLC	FLT 15/Jun/2032 70,000	62,621	79,400
	ELECTRICITE DE FRANCE	ZCP 20/Jan/2023 600,000	598,417	598,378
	ELEMENT SOLUTIONS INC	3.88% 01/Sep/2028 2,562,000	2,608,246	2,177,700
	EMPOWER FINANCE 2020 LP	1.36% 17/Sep/2027 700,000	700,000	585,399
	ENBRIDGE (US) INC	ZCP 04/Jan/2023 900,000	899,648	899,407
	ENBRIDGE INC	FLT 17/Feb/2023 700,000	700,000	699,743
	ENDEAVOR ENERGY RESOURCES LP	5.75% 30/Jan/2028 1,557,000	1,576,361	1,494,705
	ENDO DAC	6.00% 30/Jun/2028 592,000	268,224	31,080
	ENERGY TRANSFER LP	3.90% 15/Jul/2026 200,000	190,234	189,037

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2022
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	ENERGY TRANSFER LP	4.05% 15/Mar/2025 400,000	399,672	387,756
	ENTEGRIS ESCROW CORP	5.95% 15/Jun/2030 2,538,000	2,349,791	2,340,544
	ENTERGY TEXAS INC	1.75% 15/Mar/2031 900,000	896,670	704,767
	ENTERPRISE FLEET FINANCING LLC	1.49% 20/Apr/2023 197,728	197,446	197,632
	ENTERPRISE FLEET FINANCING LLC	2.06% 20/May/2025 1,005,408	1,002,448	1,003,502
	EPICOR SOFTWARE CORP	ZCP 15/Jul/2028 544,000	535,840	538,288
	EQM MIDSTREAM PARTNERS LP	4.75% 15/Jan/2031 4,226,000	4,098,161	3,454,755
	EQM MIDSTREAM PARTNERS LP	4.50% 15/Jan/2029 2,738,000	2,598,154	2,299,699
	EQM MIDSTREAM PARTNERS LP	6.00% 01/Jul/2025 1,628,000	1,636,869	1,571,014
	EQM MIDSTREAM PARTNERS LP	6.50% 01/Jul/2027 1,482,000	1,524,663	1,416,422
	EQM MIDSTREAM PARTNERS LP	7.50% 01/Jun/2027 590,000	594,425	577,763
	EQUITABLE FINANCIAL LIFE	0.80% 12/Aug/2024 700,000	699,937	649,577
	ESC LEHMAN BRTH HLD	5.25% 06/Feb/2012 210,000	26,775	735
	EXPORT DEVELMT CORP	ZCP 25/Jan/2023 10,500,000	10,469,744	10,467,422
	EXPORT DEVELMT CORP	ZCP 18/Jan/2023 5,000,000	4,990,201	4,988,679
	EXPORT DEVELMT CORP	ZCP 27/Jan/2023 1,000,000	996,931	996,657
	EXPORT DEVELMT CORP	ZCP 21/Feb/2023 5,000,000	4,971,454	4,967,030
	EXXON MOBIL CORP	1.57% 15/Apr/2023 4,468,000	4,429,858	4,426,071
	F&G GLOBAL FUNDING	1.75% 30/Jun/2026 300,000	299,913	267,414
	FAGE INTERNATIONAL SA	5.63% 15/Aug/2026 2,258,000	2,185,388	2,094,611
	FEDERATION DES CAISS	ZCP 13/Jan/2023 5,000,000	4,993,167	4,991,524
	FEDERATION DES CAISS	ZCP 13/Feb/2023 10,600,000	10,542,519	10,541,303
	FERTITTA ENTERTAINMENT LLC	6.75% 15/Jan/2030 1,660,000	1,660,000	1,338,956
	FIRST ABU DHABI BANK	ZCP 27/Mar/2023 10,750,000	10,630,197	10,630,470
	FIRST ABU DHABI BANK	ZCP 06/Mar/2023 5,000,000	4,957,778	4,958,402
	FIRSTENERGY CORP	7.38% 15/Nov/2031 538,000	741,065	605,923
	FISERV, INC	ZCP 17/Jan/2023 700,000	698,528	698,377
	FLORIDA POWER & LIGHT CO	2.75% 01/Jun/2023 2,600,000	2,577,689	2,576,546
	FLORIDA PWR & LGT CO	ZCP 09/Jan/2023 8,000,000	7,992,533	7,990,153
	FORD CREDIT AUTO LEASE TR	0.24% 15/Apr/2024 1,593,409	1,582,838	1,588,504
	FORD CREDIT AUTO LEASE TR	0.26% 15/Feb/2024 2,190,858	2,181,550	2,185,615
	FORD CREDIT AUTO OWNER TR	0.73% 15/Sep/2024 865,549	853,264	855,521
	FORD CREDIT AUTO OWNER TR	1.04% 15/Aug/2024 293,992	294,491	291,290
	FORD CREDIT AUTO OWNER TR	3.63% 15/Oct/2023 2,528,521	2,525,642	2,526,351
	FORD MOTOR CREDIT CO LLC	2.90% 16/Feb/2028 1,051,000	1,051,000	868,041
	FORD MOTOR CO	3.25% 12/Feb/2032 1,502,000	1,502,000	1,126,412
	FORD MOTOR CREDIT CO LLC	3.38% 13/Nov/2025 2,697,000	2,738,513	2,438,123

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2022
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	FORD MOTOR CREDIT CO LLC	3.66% 08/Sep/2024 2,873,000	2,690,582	2,738,433
	FORD MOTOR CREDIT CO LLC	4.00% 13/Nov/2030 1,124,000	1,108,768	922,624
	FORD MOTOR CREDIT CO LLC	4.13% 17/Aug/2027 1,880,000	1,880,000	1,682,600
	FORD MOTOR CREDIT CO LLC	4.39% 08/Jan/2026 2,702,000	2,366,430	2,524,492
	FORD MOTOR CO	4.75% 15/Jan/2043 899,000	853,465	645,694
	FORD MOTOR CREDIT CO LLC	5.11% 03/May/2029 821,000	841,525	743,452
	FORD MOTOR CREDIT CO LLC	5.13% 16/Jun/2025 2,339,000	2,283,998	2,247,806
	FORD MOTOR CREDIT CO LLC	5.58% 18/Mar/2024 200,000	200,992	197,370
	FORD MOTOR CREDIT CO LLC	7.35% 04/Nov/2027 1,195,000	1,195,000	1,224,517
	FRONTIER COMMUNICATIONS	5.00% 01/May/2028 382,000	362,900	331,698
	FRONTIER COMMUNICATIONS	8.75% 15/May/2030 1,681,000	1,714,322	1,709,156
	GA GLOBAL FUNDING TRUST	1.25% 08/Dec/2023 3,700,000	3,697,447	3,550,113
	GARTNER INC	3.63% 15/Jun/2029 791,000	796,933	695,068
	GARTNER INC	3.75% 01/Oct/2030 2,457,000	2,437,793	2,117,780
	GARTNER INC	4.50% 01/Jul/2028 814,000	828,245	758,917
	GATES GLOBAL LLC	6.25% 15/Jan/2026 2,994,000	2,967,850	2,889,210
	GENERAL MOTORS FINANCIAL CO	FLT 05/Jan/2023 200,000	191,666	199,985
	GEORGIA TRANSMSSN CO	ZCP 04/Jan/2023 2,980,000	2,978,999	2,978,227
	GEORGIA TRANSMSSN CO	ZCP 21/Mar/2023 6,000,000	5,940,750	5,938,980
	GFL ENVIRONMENTAL INC	3.75% 01/Aug/2025 2,312,000	2,335,845	2,184,840
	GFL ENVIRONMENTAL INC	4.25% 01/Jun/2025 800,000	800,000	764,019
	GFL ENVIRONMENTAL INC	5.13% 15/Dec/2026 1,461,000	1,491,340	1,397,263
	GLOBAL PAYMENTS INC	3.20% 15/Aug/2029 1,900,000	2,039,023	1,618,399
	GM FINANCIAL CONSUMER AUTO	0.21% 16/Aug/2024 1,580,958	1,571,364	1,573,673
	GM FINANCIAL AUTOMOBILE	0.26% 20/Feb/2024 1,673,027	1,659,482	1,658,749
	GM FINANCIAL AUTOMOBILE	0.34% 20/May/2024 5,926,910	5,838,148	5,847,155
	GM FINANCIAL CONSUMER AUTO	0.76% 18/Feb/2025 344,904	340,334	340,228
	GM FINANCIAL CONSUMER AUTO	1.49% 16/Dec/2024 854,191	855,060	843,995
	GM FINANCIAL CONSUMER AUTO	1.84% 16/Sep/2024 2,202,290	2,188,166	2,188,749
	GM FINANCIAL AUTOMOBILE	3.07% 21/Aug/2023 170,566	170,380	170,450
	GOLDMAN SACHS GROUP INC	FLT 09/Mar/2027 1,700,000	1,700,000	1,490,743
	GOLDMAN SACHS GROUP INC	FLT 22/Apr/2032 200,000	200,000	159,610
	GOLDMAN SACHS GROUP INC	FLT 21/Jul/2032 600,000	600,000	467,123
	GOODYEAR TIRE & RUBBER CO	5.00% 15/Jul/2029 712,000	649,240	593,915
	GOTO GROUP INC	5.50% 01/Sep/2027 3,798,000	3,782,632	2,042,648
	GOVERNMENT OF QUEBEC	ZCP 16/Mar/2023 10,700,000	10,603,444	10,598,824
	GREATAMERICA LEASING REC	4.34% 16/Oct/2023 1,547,262	1,544,960	1,544,902

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2022
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	GRIFOLS ESCROW ISSUER SA	4.75% 15/Oct/2028 1,252,000	1,258,348	1,081,064
	GTA FUNDING CORPORATE	ZCP 10/Apr/2023 2,500,000	2,466,519	2,466,901
	GTCR AP FINANCE INC	8.00% 15/May/2027 461,000	476,681	441,583
	H&E EQUIPMENT SERVICES	3.88% 15/Dec/2028 2,785,000	2,679,857	2,372,235
	HARLEY-DAVIDSON MOTORCYC	2.45% 15/May/2025 1,294,787	1,281,287	1,283,585
	HAWAIIAN BRAND INTELLECT	5.75% 20/Jan/2026 2,799,000	2,931,325	2,533,095
	HB FULLER CO	4.25% 15/Oct/2028 1,989,000	2,025,588	1,760,265
	HEALTHEQUITY INC	4.50% 01/Oct/2029 1,330,000	1,347,926	1,162,287
	HELIOS SOFTWARE HOLDINGS	4.63% 01/May/2028 1,961,000	1,961,000	1,490,311
	HENKEL CORPORATION	ZCP 23/Jan/2023 5,000,000	5,000,000	4,985,543
	HERC HOLDINGS INC	5.50% 15/Jul/2027 774,000	819,860	721,949
	HERENS HOLDCO SARL	4.75% 15/May/2028 1,900,000	1,907,292	1,420,079
	HESS MIDSTREAM OPERATION	4.25% 15/Feb/2030 520,000	522,600	444,576
	HIGHTOWER HOLDING LLC	6.75% 15/Apr/2029 1,558,000	1,605,081	1,301,099
	HILCORP ENERGY I LP	5.75% 01/Feb/2029 1,474,000	1,506,854	1,311,958
	HILCORP ENERGY I LP	6.25% 15/Apr/2032 316,000	315,825	272,681
	HILCORP ENERGY I LP	6.25% 01/Nov/2028 1,155,000	1,160,524	1,045,275
	HILCORP ENERGY I LP	6.00% 15/Apr/2030 1,500,000	1,507,865	1,333,914
	HILTON DOMESTIC OPERATING CO	5.38% 01/May/2025 716,000	712,420	708,701
	HILTON DOMESTIC OPERATING CO	5.75% 01/May/2028 2,420,000	2,498,315	2,347,400
	HOLLY ENERGY PARTNERS LP	6.38% 15/Apr/2027 871,000	871,000	855,750
	HOLLY ENERGY PARTNERS LP	5.00% 01/Feb/2028 1,260,000	1,275,148	1,147,238
	HOME EQUITY ASSET TRUST	FLT 25/Feb/2033 211	186	193
	HOME EQUITY MORTGAGE LOA	FLT 25/Apr/2037 651,011	144,091	548,012
	HONDA AUTO RECEIVABLES	0.20% 20/Feb/2024 489,338	485,137	486,496
	HONDA AUTO RECEIVABLES	1.61% 22/Apr/2024 477,373	472,410	472,965
	HONDA AUTO RECEIVABLES	1.83% 18/Jan/2024 2,997,603	2,984,066	2,987,534
	HONEYWELL INTERNATN'	ZCP 06/Feb/2023 6,250,000	6,224,054	6,221,355
	HONEYWELL INTERNATN'	ZCP 14/Feb/2023 4,250,000	4,227,986	4,226,236
	HOST HOTELS & RESORTS LP	4.00% 15/Jun/2025 500,000	527,500	480,830
	HSBC HOLDINGS	4.25% 18/Aug/2025 1,300,000	1,289,340	1,251,577
	HSBC BANK USA NA	4.01% 10/Aug/2023 1,199,000	1,199,000	1,190,339
	HSBC BANK USA NA	FLT 20/Apr/2023 6,326,000	6,326,000	6,328,593
	HSBC HOLDINGS	FLT 07/Nov/2025 1,600,000	1,683,152	1,504,780
	HUB INTERNATIONAL LTD	5.63% 01/Dec/2029 2,517,000	2,516,460	2,198,304
	HUB INTERNATIONAL LTD	7.00% 01/May/2026 3,180,000	3,164,554	3,113,188
	HUDBAY MINERALS INC	4.50% 01/Apr/2026 3,931,000	3,822,456	3,570,683

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2022
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	HUDBAY MINERALS INC	6.13% 01/Apr/2029 1,471,000	1,489,388	1,331,181
	HUMANA INC. CORPORATE	ZCP 10/Jan/2023 900,000	898,909	898,715
	HYUNDAI CAPITAL SERVICES	0.75% 15/Sep/2023 2,700,000	2,696,463	2,595,896
	HYUNDAI AUTO LEASE SECUR	0.19% 16/Oct/2023 31,951	31,878	31,899
	HYUNDAI AUTO LEASE SECUR	0.24% 16/Jan/2024 307,481	304,903	305,738
	HYUNDAI AUTO LEASE SECUR	0.33% 16/Jan/2024 3,769,247	3,741,993	3,747,872
	HYUNDAI AUTO LEASE SECUR	0.33% 17/Jun/2024 3,200,000	3,142,927	3,151,179
	HYUNDAI AUTO LEASE SECUR	0.51% 15/Sep/2023 108,467	108,207	108,295
	HYUNDAI CAPITAL AMERICA	1.00% 17/Sep/2024 1,700,000	1,696,940	1,571,474
	IAA INC	5.50% 15/Jun/2027 2,529,000	2,492,845	2,467,327
	IHEARTCOMMUNICATIONS INC	6.38% 01/May/2026 806,655	844,635	742,123
	IHEARTCOMMUNICATIONS INC	8.38% 01/May/2027 2,977,572	3,166,784	2,531,316
	IHEARTCOMMUNICATIONS INC	4.75% 15/Jan/2028 1,261,000	1,261,000	1,026,883
	IHEARTCOMMUNICATIONS INC	5.25% 15/Aug/2027 623,000	623,000	527,733
	IHO VERWALTUNGS GMBH	FLT 15/Sep/2026 1,118,000	1,102,790	967,477
	ILIAD HOLDING SASU	6.50% 15/Oct/2026 2,435,000	2,502,306	2,258,350
	ILIAD HOLDING SASU	7.00% 15/Oct/2028 3,219,000	3,325,130	2,909,300
	ILLUMINATE BUYER LLC	9.00% 01/Jul/2028 1,562,000	1,718,294	1,307,748
	IMPERIAL BRANDS FINANCE	3.50% 26/Jul/2026 1,100,000	1,090,023	1,012,177
	IMPERIAL BRANDS FINANCE	4.25% 21/Jul/2025 200,000	210,748	191,208
	INEOS QUATTRO FINANCE	3.38% 15/Jan/2026 2,227,000	2,230,565	2,046,056
	ING GROEP NV	FLT 01/Apr/2027 800,000	800,000	705,983
	INGEVITY CORP	3.88% 01/Nov/2028 1,292,000	1,290,175	1,108,108
	INNOPHOS HOLDINGS INC	9.38% 15/Feb/2028 1,501,000	1,513,825	1,467,228
	INTEGRIS BAPTIST MEDICAL	3.88% 15/Aug/2050 300,000	300,000	218,434
	INTERCONTINENTAL EXCHANGE INC	4.35% 15/Jun/2029 150,000	149,841	145,040
	INTERCONTINENTAL EXCHANGE INC	4.00% 15/Sep/2027 1,200,000	1,196,820	1,158,888
	INTERFACE INC	5.50% 01/Dec/2028 498,000	527,543	411,194
	INTERNATIONAL GAME TECHN	4.13% 15/Apr/2026 846,000	881,955	789,026
	INTERNATIONAL GAME TECHN	6.50% 15/Feb/2025 2,069,000	2,150,022	2,081,600
	ION TRADING TECHNOLOGIES	5.75% 15/May/2028 2,002,000	1,939,225	1,669,168
	IQVIA INC	5.00% 15/May/2027 771,000	814,754	734,994
	IRB HOLDING CORP	7.00% 15/Jun/2025 1,261,000	1,261,000	1,257,848
	IRIS HOLDINGS INC	FLT 15/Feb/2026 892,000	893,530	762,660
	IRON MOUNTAIN INC	4.88% 15/Sep/2027 672,000	675,685	617,971
	IRON MOUNTAIN INC	5.25% 15/Jul/2030 785,000	780,094	682,165
	ITT HOLDINGS LLC	6.50% 01/Aug/2029 1,004,000	1,004,000	845,509

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2022
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	JAMES HARDIE INTERNATION	5.00% 15/Jan/2028 748,000	774,354	686,290
	JERSEY CENTRAL POWER & LIGHT	4.70% 01/Apr/2024 600,000	656,616	591,769
	JOHN DEERE OWNER TRUST	0.51% 15/Nov/2024 1,909,617	1,877,791	1,880,280
	JOHN DEERE OWNER TRUST	4.14% 16/Oct/2023 3,782,135	3,778,572	3,779,030
	JOHN DEERE LIMITED	ZCP 13/Jan/2023 10,500,000	10,485,592	10,482,454
	JOHN DEERE LIMITED	ZCP 13/Feb/2023 5,000,000	4,974,195	4,972,688
	JOHNSON & JOHNSON	ZCP 22/Feb/2023 7,000,000	6,957,096	6,953,863
	JOHNSON & JOHNSON	ZCP 28/Feb/2023 3,500,000	3,475,584	3,474,158
	JYSKE REALKREDIT	0.50% 01/Oct/2043 2,019,773	326,858	220,615
	JYSKE REALKREDIT	1.00% 01/Oct/2050 15,480,093	2,338,923	1,629,954
	JYSKE REALKREDIT	1.00% 01/Oct/2053 3,920,283	637,982	381,501
	JYSKE REALKREDIT	1.50% 01/Oct/2053 4,488,260	678,550	493,600
	JYSKE REALKREDIT	1.50% 01/Oct/2053 13,716,807	2,056,577	1,426,356
	KAISER ALUMINUM CORP	4.50% 01/Jun/2031 3,477,000	3,494,543	2,794,639
	KAISER ALUMINUM CORP	4.63% 01/Mar/2028 319,000	295,930	278,368
	KAR AUCTION SERVICES INC	5.13% 01/Jun/2025 4,218,000	4,197,229	4,120,732
	KEB HANA BANK	ZCP 17/Jan/2023 2,801,000	2,796,419	2,794,930
	KFW CORPORATE	ZCP 21/Feb/2023 7,400,000	7,358,048	7,352,239
	KFW CORPORATE	ZCP 22/Mar/2023 5,000,000	4,950,889	4,949,718
	KFW CORPORATE	ZCP 03/Apr/2023 10,500,000	10,379,250	10,378,407
	KINDER MORGAN INC	5.63% 15/Nov/2023 400,000	400,432	400,212
	KOOKMIN BANK RPBL KORE	ZCP 09/Mar/2023 1,770,000	1,755,103	1,754,394
	KOREA DEVELOPMENT BK	ZCP 13/Mar/2023 10,500,000	10,403,706	10,402,931
	KUBOTA CREDIT OWNER TR	3.05% 17/Jul/2023 1,463,764	1,460,391	1,460,969
	KUBOTA CREDIT OWNER TR	0.26% 17/Jun/2024 754,609	743,539	745,200
	LADDER CAPITAL FINANCE	4.25% 01/Feb/2027 682,000	645,829	573,074
	LADDER CAPITAL FINANCE	4.75% 15/Jun/2029 4,511,000	4,467,153	3,642,001
	LADDER CAPITAL FINANCE	5.25% 01/Oct/2025 2,764,000	2,443,451	2,596,891
	LAMB WESTON HOLDINGS INC	4.13% 31/Jan/2030 1,526,000	1,522,185	1,347,763
	LCM XV LP	FLT 20/Jul/2030 1,733,694	1,733,694	1,707,418
	LEEWARD RENEWABLE ENERGY	4.25% 01/Jul/2029 526,000	531,260	448,227
	LEH.BROS.HOLD.INC.	6.20% 26/Sep/2014 340,000	43,350	1,190
	LENNAR CORP	4.75% 29/Nov/2027 800,000	940,104	770,847
	LEXINGTN PKR CAP CO	ZCP 17/Jan/2023 4,900,000	4,890,760	4,889,382
	LINDE INC	ZCP 23/Mar/2023 10,500,000	10,394,633	10,392,007
	LITHIA MOTORS	4.38% 15/Jan/2031 830,000	692,417	675,292
	LIVE NATION ENTERTAINMEN	3.75% 15/Jan/2028 797,000	800,985	679,106

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2022
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	LIVE NATION ENTERTAINMEN	4.75% 15/Oct/2027 1,226,000	1,260,643	1,093,310
	LIVE NATION ENTERTAINMEN	4.88% 01/Nov/2024 90,000	88,425	87,142
	LIVE NATION ENTERTAINMEN	5.63% 15/Mar/2026 630,000	637,088	595,784
	LIVE NATION ENTERTAINMEN	6.50% 15/May/2027 1,370,000	1,378,563	1,341,588
	LLOYDS BANKING GROUP	4.05% 16/Aug/2023 800,000	799,784	794,542
	LLOYDS BANK	3.89% 16/Jun/2023 976,000	976,000	970,843
	LLOYDS BANK	FLT 22/Mar/2023 622,000	622,000	622,243
	LLOYDS BANK	ZCP 03/Mar/2023 10,600,000	10,516,122	10,512,592
	LLOYDS BANK	ZCP 22/Mar/2023 4,500,000	4,464,282	4,452,614
	LMA SA & LMA AMERICAS	ZCP 21/Feb/2023 4,500,000	4,471,023	4,470,068
	LMA SA & LMA AMERICAS	ZCP 13/Apr/2023 712,000	702,176	702,170
	LOANCORE 2021	FLT 15/Nov/2038 400,000	383,313	382,151
	LVMH CORPORATE	ZCP 30/May/2023 3,000,000	2,938,538	2,939,499
	LVMH MOET HEN LV SE	ZCP 23/Jan/2023 5,000,000	4,986,777	4,985,397
	LVMH MOET HEN LV SE	ZCP 17/Feb/2023 2,000,000	1,991,514	1,987,875
	LVMH MOET HEN LV SE	ZCP 15/Mar/2023 4,400,000	4,360,564	4,357,375
	MACQUARIE BANK LIMITED	ZCP 15/Nov/2023 2,550,000	2,432,870	2,434,015
	MADISON IAQ LLC	4.13% 30/Jun/2028 1,302,000	1,301,225	1,067,640
	MADISON IAQ LLC	5.88% 30/Jun/2029 2,750,000	2,745,628	1,884,847
	MARATHON CLO IX LTD 2017	FLT 15/Apr/2029 655,632	655,632	648,396
	MARBLE POINT CLO X LTD 2017	FLT 15/Oct/2030 1,900,000	1,900,000	1,861,677
	MATADOR RESOURCES CO	5.88% 15/Sep/2026 2,063,000	2,054,961	1,982,538
	MATCH GROUP HOLDINGS II LLC	3.63% 01/Oct/2031 549,000	506,633	421,008
	MATCH GROUP HOLDINGS II LLC	4.63% 01/Jun/2028 1,788,000	1,827,504	1,593,930
	MATTEL INC	5.88% 15/Dec/2027 1,723,000	1,791,627	1,688,609
	MAUSER PACKAGING SOLUTIO	5.50% 15/Apr/2024 780,000	761,331	758,343
	MCAFEE CORP	7.38% 15/Feb/2030 2,812,000	2,505,771	2,261,665
	MCCORMICK & CO INC	3.15% 15/Aug/2024 800,000	799,496	774,817
	MCCORMICK & COMPANY	ZCP 27/Jan/2023 700,000	697,599	697,442
	MEDLINE BORROWER LP	3.88% 01/Apr/2029 318,000	279,365	255,952
	MEDLINE BORROWER LP	5.25% 01/Oct/2029 3,230,000	2,817,970	2,565,492
	MERCEDES-BENZ AUTO LEASE	0.22% 16/Jan/2024 775,509	772,251	773,563
	MERCEDES-BENZ AUTO LEASE	0.25% 16/Jan/2024 857,193	849,616	848,177
	MERCEDES-BENZ AUTO LEASE	0.40% 15/Nov/2023 2,579,999	2,567,402	2,573,909
	MERCEDES-BENZ AUTO RECEI	0.55% 18/Feb/2025 501,214	491,684	493,165
	MERCEDES-BENZ FIN LLC	ZCP 30/Jan/2023 700,000	697,293	697,158
	MERCK & CO INC	2.80% 18/May/2023 3,102,000	3,079,584	3,078,835

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2022
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	MERITAGE HOMES CORP	6.00% 01/Jun/2025 1,131,000	1,138,069	1,125,558
	METLIFE SHORT TERM FDG	ZCP 17/Mar/2023 5,000,000	4,964,375	4,952,816
	MGIC INVESTMENT CORP	5.25% 15/Aug/2028 2,011,000	2,103,972	1,854,313
	MIDOCEAN CREDIT	FLT 20/Feb/2031 1,900,000	1,900,000	1,870,628
	MIDWEST CONNECTOR CAPITAL	3.90% 01/Apr/2024 800,000	803,500	774,848
	MIDWEST GAMING BORROWER LLC	4.88% 01/May/2029 2,128,000	2,128,000	1,810,639
	MILEAGE PLUS HOLDINGS LLC	6.50% 20/Jun/2027 270,017	291,619	268,452
	MILEAGE PLUS HOLDINGS LLC	6.50% 20/Jun/2027 3,644,401	3,678,394	3,623,271
	MITSUBISHI UFJ FINANCIAL GROUP	FLT 26/Jul/2023 400,000	400,996	400,681
	MITSUBISHI UFJ TR & BK	ZCP 10/Jan/2023 4,500,000	4,495,286	4,494,065
	MIZUHO BANK SINGAPORE	ZCP 10/Jan/2023 4,972,000	4,967,801	4,965,375
	MIZUHO BANK SINGAPORE	ZCP 24/Jan/2023 1,500,000	1,495,950	1,495,446
	MIZUHO FINANCIAL GROUP INC	FLT 10/Jul/2024 1,000,000	1,001,350	997,370
	MKS CLO 2017-1 LTD	FLT 20/Jul/2030 697,806	697,806	686,173
	MORGAN STANLEY ABS CAPITAL	FLT 25/Jul/2034 239,424	239,162	232,654
	MORGAN STANLEY	FLT 04/May/2027 800,000	800,000	701,788
	MORGAN STANLEY	FLT 21/Jul/2032 900,000	900,000	690,475
	MOUNTAIN VIEW	FLT 16/Oct/2029 934,182	934,182	921,266
	MUFG BANK LTD	5.16% 15/May/2023 4,641,000	4,641,000	4,646,377
	MUFG BANK LTD	ZCP 18/Jan/2023 6,000,000	5,988,039	5,986,510
	MUFG BANK LTD	ZCP 21/Mar/2023 4,500,000	4,452,995	4,454,377
	MYLAN INC	3.13% 15/Jan/2023 1,000,000	960,295	999,232
	NABORS INDUSTRIES LTD	7.25% 15/Jan/2026 845,000	645,220	796,327
	NABORS INDUSTRIES INC	7.38% 15/May/2027 783,000	761,121	758,488
	NATIONAL BK OF CANADA	ZCP 07/Jun/2023 5,000,000	4,889,811	4,892,476
	NATIONAL AUSTRALIA BANK	FLT 12/Apr/2023 1,734,000	1,735,200	1,733,740
	NATIONWIDE BUILDING SOCI	2.00% 27/Jan/2023 2,035,000	2,032,232	2,030,917
	NATIXIS NY	0.62% 04/Jan/2023 2,495,000	2,494,266	2,493,708
	NATIXIS NY	ZCP 17/Jan/2023 10,500,000	10,479,900	10,477,346
	NATIXIS NY	ZCP 01/Sep/2023 2,500,000	2,411,913	2,412,106
	NATIXIS SA	FLT 24/Mar/2023 1,646,000	1,646,000	1,647,537
	NATWEST MARKETS	FLT 29/Sep/2026 1,700,000	1,700,000	1,623,836
	NATWEST GROUP	FLT 25/Jun/2024 300,000	300,000	300,076
	NATWEST GROUP	FLT 22/Mar/2025 400,000	400,000	391,279
	NATWEST GROUP	FLT 25/Jun/2024 1,900,000	1,900,813	1,882,585
	NATWEST GROUP	FLT 25/Jun/2024 200,000	200,000	198,167
	NAVIENT PRIVATE EDUCATION	2.46% 15/Nov/2068 840,180	847,794	767,883

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2022
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	NAVIENT CORP	6.75% 25/Jun/2025 2,047,000	2,180,525	1,964,931
	NAVIENT CORP	7.25% 25/Sep/2023 398,000	443,344	397,676
	NCL CORP LTD	5.88% 15/Mar/2026 563,000	574,964	443,391
	NCL CORP LTD	7.75% 15/Feb/2029 458,000	457,166	344,663
	NCR CORP	5.00% 01/Oct/2028 2,893,000	2,821,314	2,466,382
	NCR CORP	5.13% 15/Apr/2029 303,000	256,035	253,475
	NCR CORP	5.25% 01/Oct/2030 1,123,000	1,099,899	926,475
	NCR CORP	5.75% 01/Sep/2027 1,760,000	1,850,658	1,684,188
	NEDERLANDSE WTRSCHBNK	ZCP 02/Mar/2023 4,200,000	4,168,850	4,167,081
	NEDERLANDSE WTRSCHBNK	ZCP 25/Apr/2023 5,000,000	4,927,167	4,927,129
	NEPTUNE BIDCO US INC	9.29% 15/Apr/2029 1,521,000	1,406,177	1,433,543
	NEW YORK LIFE GLOBAL FUN	3.15% 06/Jun/2024 1,000,000	999,190	972,043
	NEWELL BRANDS INC	6.63% 15/Sep/2029 1,031,000	1,005,225	1,018,113
	NEXTERA ENERGY CAPITAL HOLDINGS	0.65% 01/Mar/2023 3,700,000	3,699,630	3,674,666
	NEXTERA ENERGY OPERATING	4.50% 15/Sep/2027 1,737,000	1,703,529	1,589,810
	NFP CORP	4.88% 15/Aug/2028 396,000	397,463	337,113
	NFP CORP	6.88% 15/Aug/2028 5,495,000	5,559,950	4,529,413
	NFP CORP	7.50% 01/Oct/2030 3,249,000	3,272,035	3,055,307
	NISSAN MOTOR ACCEPTANCE	3.88% 21/Sep/2023 2,400,000	2,428,969	2,355,910
	NISSAN AUTO RECEIVABLES	0.16% 15/Feb/2024 455,457	453,473	454,302
	NISSAN AUTO LEASE TRUST	0.30% 15/Dec/2023 535,638	532,532	533,963
	NISSAN AUTO LEASE TRUST	0.43% 16/Oct/2023 43,977	43,869	43,909
	NISSAN AUTO RECEIVABLES	0.55% 15/Jul/2024 1,477,613	1,462,902	1,465,283
	NISSAN AUTO RECEIVABLES	3.69% 16/Oct/2023 1,770,709	1,768,354	1,768,429
	NOMURA HOLDINGS INC	1.85% 16/Jul/2025 600,000	600,000	547,274
	NOMURA HOLDINGS INC	2.17% 14/Jul/2028 400,000	400,000	330,331
	NORDEA BANK ABP	ZCP 06/Feb/2023 1,700,000	1,692,606	1,692,252
	NORDEA BANK ABP	ZCP 16/Jun/2023 2,500,000	2,444,981	2,444,397
	NORDEA BANK ABP	ZCP 16/Nov/2023 2,321,000	2,215,167	2,217,729
	NORDEA BK ABP NY	3.43% 10/Feb/2023 4,397,000	4,397,000	4,391,973
	NORDEA KREDIT REALKREDIT	0.50% 01/Oct/2043 821,469	132,916	89,785
	NORDEA KREDIT REALKREDIT	1.00% 01/Oct/2050 13,387,447	2,022,381	1,408,433
	NORDEA KREDIT REALKREDIT	1.50% 01/Oct/2053 400,000	58,405	39,357
	NORINCHUKIN BK	3.95% 15/Aug/2023 2,474,000	2,474,000	2,454,549
	NORINCHUKIN BK NY BR	FLT 27/Feb/2023 5,026,000	5,026,000	5,027,936
	NOVA CHEMICALS CORP	4.25% 15/May/2029 1,658,000	1,589,233	1,355,415
	NOVA CHEMICALS CORP	4.88% 01/Jun/2024 370,000	363,476	357,971

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2022
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	NOVA CHEMICALS CORP	5.25% 01/Jun/2027 1,679,000	1,715,898	1,508,595
	NOVELIS CORP	3.88% 15/Aug/2031 1,316,000	1,327,515	1,074,372
	NOVELIS CORP	3.25% 15/Nov/2026 1,091,000	1,101,910	978,092
	NOVELIS CORP	4.75% 30/Jan/2030 2,633,000	2,651,975	2,334,326
	NRG ENERGY INC	3.63% 15/Feb/2031 2,310,000	2,383,358	1,757,218
	NRG ENERGY INC	3.88% 15/Feb/2032 2,206,000	2,103,532	1,656,816
	NRG ENERGY INC	5.25% 15/Jun/2029 1,167,000	1,207,967	1,026,295
	NTT FINANCE CORP	0.37% 03/Mar/2023 5,140,000	5,102,792	5,110,900
	NUSTAR LOGISTICS LP	5.63% 28/Apr/2027 1,907,000	1,967,465	1,782,976
	NUSTAR LOGISTICS LP	5.75% 01/Oct/2025 1,516,000	1,575,825	1,459,368
	NUSTAR LOGISTICS LP	6.00% 01/Jun/2026 1,760,000	1,713,547	1,694,717
	NVR INC	3.00% 15/May/2030 200,000	216,704	168,388
	NXP BV	3.88% 18/Jun/2026 300,000	299,892	285,854
	NXP BV	4.88% 01/Mar/2024 300,000	299,913	297,797
	NYKREDIT REALKREDIT	0.50% 01/Oct/2043 10,817,603	1,755,801	1,171,792
	NYKREDIT REALKREDIT	1.00% 01/Oct/2050 6,455,320	958,717	674,965
	NYKREDIT REALKREDIT	1.00% 01/Oct/2053 1,645,792	235,162	171,479
	NYKREDIT REALKREDIT	1.00% 01/Oct/2053 398,168	57,540	38,709
	NYKREDIT REALKREDIT	1.50% 01/Oct/2053 1,849,938	274,898	204,064
	NYKREDIT REALKREDIT	1.50% 01/Oct/2053 2,687,648	405,158	279,361
	OCCIDENTAL PETROLEUM CORP	6.13% 01/Jan/2031 3,065,000	3,414,093	3,093,166
	OCCIDENTAL PETROLEUM CORP	6.20% 15/Mar/2040 425,000	325,125	412,860
	OCCIDENTAL PETROLEUM CORP	6.45% 15/Sep/2036 2,514,000	2,756,536	2,564,280
	OCCIDENTAL PETROLEUM CORP	6.60% 15/Mar/2046 394,000	283,680	405,422
	OCCIDENTAL PETROLEUM CORP	6.63% 01/Sep/2030 3,049,000	3,049,000	3,150,776
	OCCIDENTAL PETROLEUM CORP	7.50% 01/May/2031 565,000	413,863	605,731
	OLYMPUS WATER US HOLDING	4.25% 01/Oct/2028 2,183,000	2,172,909	1,772,252
	OLYMPUS WATER US HOLDING	6.25% 01/Oct/2029 1,720,000	1,221,673	1,305,315
	OLYMPUS WATER US HOLDING	7.13% 01/Oct/2027 1,476,000	1,470,424	1,405,890
	ONEMAIN FINANCE CORP	5.63% 15/Mar/2023 1,116,000	1,116,000	1,111,988
	ONEMAIN FINANCE CORP	6.88% 15/Mar/2025 1,856,000	1,837,775	1,783,013
	ONEMAIN FINANCE CORP	4.00% 15/Sep/2030 114,000	84,930	85,060
	ONEMAIN FINANCIAL ISSUAN	FLT 16/Jun/2036 1,300,000	1,237,781	1,242,116
	ONTARIO TEACHERS'FINAN	ZCP 05/Jan/2023 5,000,000	4,998,397	4,996,403
	OPEN TEXT CORP	6.90% 01/Dec/2027 1,000,000	1,000,000	1,000,000
	OPTION ONE MORTGAGE LOAN	FLT 25/Nov/2034 339,711	338,066	324,431
	ORACLE CORP	2.40% 15/Sep/2023 400,000	391,756	391,862

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2022
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	ORACLE CORPORATION	ZCP 26/Jan/2023 600,000	598,000	597,926
	ORACLE CORPORATION	ZCP 27/Jan/2023 700,000	697,594	697,486
	ORGANON & CO	4.13% 30/Apr/2028 1,558,000	1,573,326	1,379,453
	ORGANON & CO	5.13% 30/Apr/2031 3,211,000	3,284,432	2,778,733
	OUTFRONT MEDIA CAPITAL LLC	4.25% 15/Jan/2029 693,000	694,733	575,003
	OUTFRONT MEDIA CAPITAL LLC	4.63% 15/Mar/2030 853,000	856,010	705,707
	OVERSEA-CHINESE BANKING	5.28% 05/Jul/2023 4,378,000	4,378,000	4,378,924
	OVERSEA-CHINESE BANKING	FLT 24/Jan/2023 3,437,000	3,437,000	3,437,692
	OVERSEA-CHINESE BANKING	FLT 22/May/2023 5,000,000	4,998,823	5,000,465
	OWENS & MINOR INC	4.50% 31/Mar/2029 410,000	352,088	326,893
	OZLM XVI LTD 2017	FLT 16/May/2030 1,258,050	1,258,050	1,237,333
	PACCAR FINANCIAL COR	ZCP 24/Jan/2023 10,700,000	10,670,926	10,667,766
	PACIFIC GAS AND ELECTRIC CO	2.95% 01/Mar/2026 300,000	324,000	274,950
	PACIFIC GAS AND ELECTRIC CO	3.50% 15/Jun/2025 200,000	220,750	188,688
	PACIFIC GAS AND ELECTRIC CO	4.25% 15/Mar/2046 800,000	852,240	559,984
	PACIFIC GAS AND ELECTRIC CO	4.25% 01/Aug/2023 700,000	698,355	696,410
	PACIFIC GAS AND ELECTRIC CO	4.55% 01/Jul/2030 400,000	453,284	363,758
	PACIFIC LIFE CORPORATE	ZCP 18/Jan/2023 1,500,000	1,496,919	1,496,584
	PACIFIC LIFE CORPORATE	ZCP 27/Feb/2023 3,200,000	3,177,707	3,176,431
	PACIFIC LIFE CORPORATE	ZCP 13/Mar/2023 3,300,000	3,269,020	3,269,453
	PACIFIC LIFE CORPORATE	ZCP 28/Apr/2023 5,000,000	4,924,097	4,921,592
	PALMER SQUARE LOAN FUNDING	FLT 20/Jul/2029 2,656,561	2,656,561	2,619,308
	PARK INTERMEDIATE HOLDINGS	4.88% 15/May/2029 971,000	1,005,762	821,952
	PARK INTERMEDIATE HOLDINGS	5.88% 01/Oct/2028 1,507,000	1,512,943	1,357,172
	PARK INTERMEDIATE HOLDINGS	7.50% 01/Jun/2025 349,000	362,088	348,801
	PENSKE TRUCK LEASING CO	3.90% 01/Feb/2024 400,000	398,084	391,667
	PERMIAN RESOURCES OPERATING	5.88% 01/Jul/2029 2,461,000	2,220,853	2,113,656
	PETSMART INC	4.75% 15/Feb/2028 2,197,000	2,268,938	1,988,168
	PETSMART INC	7.75% 15/Feb/2029 1,854,000	1,888,172	1,741,263
	PG&E CORP	5.00% 01/Jul/2028 959,000	974,584	875,088
	PHILIP MORRIS INTERNATIO	5.13% 17/Nov/2027 600,000	597,078	605,033
	PIEDMONT HEALTHCARE INC	2.04% 01/Jan/2032 300,000	300,000	231,833
	PILGRIM'S PRIDE CORP	3.50% 01/Mar/2032 2,663,000	2,640,208	2,083,798
	PILGRIM'S PRIDE CORP	4.25% 15/Apr/2031 1,221,000	1,211,293	1,038,528
	PNC BANK NA	2.50% 27/Aug/2024 1,400,000	1,399,342	1,342,942
	POST HOLDINGS INC	4.63% 15/Apr/2030 2,375,000	2,376,250	2,042,001
	POST HOLDINGS INC	5.63% 15/Jan/2028 1,989,000	1,990,933	1,872,335

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2022
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	POST HOLDINGS INC	5.75% 01/Mar/2027 1,350,000	1,398,229	1,305,558
	PRESTIGE BRANDS INC	5.13% 15/Jan/2028 1,000,000	1,014,169	938,732
	PRIMO WATER HOLDINGS INC	4.38% 30/Apr/2029 2,156,000	2,164,910	1,861,903
	PRIVATE EXP. FUNDING	ZCP 27/Feb/2023 10,500,000	10,428,180	10,422,322
	PROCTOR GAMBLE	ZCP 16/Feb/2023 10,800,000	10,739,799	10,736,957
	PROCTOR GAMBLE	ZCP 21/Feb/2023 5,000,000	4,969,449	4,967,552
	PROCTOR GAMBLE	ZCP 18/Apr/2023 2,856,000	2,817,167	2,816,162
	PROSUS NV	4.03% 03/Aug/2050 800,000	800,000	502,452
	PROTECTIVE LIFE GLOBAL	1.17% 15/Jul/2025 1,300,000	1,300,000	1,171,023
	PROV. BRITSH COLUMBIA	ZCP 18/Jan/2023 894,000	892,176	891,976
	PROV. BRITSH COLUMBIA	ZCP 19/Jan/2023 5,000,000	4,989,900	4,988,081
	PROV. BRITSH COLUMBIA	ZCP 20/Jan/2023 515,000	513,826	513,711
	PROV. BRITSH COLUMBIA	ZCP 15/Feb/2023 6,000,000	5,967,097	5,965,729
	PROV. BRITSH COLUMBIA	ZCP 24/Mar/2023 4,500,000	4,454,593	4,452,225
	PROVIDENT FUNDING ASSOC	6.38% 15/Jun/2025 2,141,000	2,155,010	1,862,670
	PROVINCE OF ALBERTA	ZCP 17/Jan/2023 10,500,000	10,480,675	10,477,478
	PSP CAPITAL INC	ZCP 04/Jan/2023 4,500,000	4,499,817	4,497,304
	PSP CAPITAL INC	ZCP 15/Feb/2023 5,000,000	4,978,938	4,971,075
	PSP CAPITAL INC	ZCP 20/Mar/2023 10,600,000	10,496,191	10,494,471
	PUGET ENERGY INC	2.38% 15/Jun/2028 500,000	500,000	425,969
	QUEENSLAND TREASURY	ZCP 20/Jan/2023 10,500,000	10,476,905	10,473,711
	QUEENSLAND TREASURY	ZCP 22/May/2023 3,000,000	2,945,362	2,943,527
	RAAC SERIES 2007	FLT 25/Oct/2046 265,267	152,803	249,449
	RADIAN GROUP INC	4.88% 15/Mar/2027 1,599,000	1,602,525	1,465,075
	RADIAN GROUP INC	6.63% 15/Mar/2025 1,218,000	1,331,904	1,200,176
	RADIATE HOLDCO LLC	4.50% 15/Sep/2026 2,021,000	2,023,385	1,484,829
	RADIATE HOLDCO LLC	6.50% 15/Sep/2028 2,903,000	2,936,985	1,204,745
	RAMP SERIES 2005	FLT 25/Jul/2035 119,498	118,601	117,621
	REALKREDIT DANMARK	1.00% 01/Oct/2050 16,436,260	2,390,086	1,728,415
	REALKREDIT DANMARK	1.00% 01/Oct/2053 1,162,422	164,376	120,865
	REALKREDIT DANMARK	1.00% 01/Oct/2053 21,083	3,433	2,048
	REALKREDIT DANMARK	1.50% 01/Oct/2053 1,095,546	164,115	113,906
	RENAISSANCE HOME EQUITY	FLT 25/May/2034 943,593	929,439	851,817
	RENESAS ELECTRONICS CORP	2.17% 25/Nov/2026 2,000,000	2,000,000	1,717,623
	REPUBLIC SVCS INC	ZCP 12/Jan/2023 700,000	699,005	698,838
	RESIDEO FUNDING INC	4.00% 01/Sep/2029 1,481,000	1,481,000	1,197,463
	RHP HOTEL PROPERTIES LP	4.50% 15/Feb/2029 453,000	455,831	390,755

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2022
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	RITCHIE BROS AUCTIONEERS	5.38% 15/Jan/2025 2,164,000	2,220,700	2,126,130
	RLJ LODGING TRUST	3.75% 01/Jul/2026 900,000	900,000	800,704
	RLJ LODGING TRUST	4.00% 15/Sep/2029 999,000	999,000	809,855
	ROBLOX CORP	3.88% 01/May/2030 3,040,000	2,986,861	2,396,128
	ROCKEFELLER FOUNDATION	2.49% 01/Oct/2050 100,000	100,000	63,918
	ROCKET MORTGAGE LLC	3.63% 01/Mar/2029 900,000	898,730	713,194
	ROCKET MORTGAGE LLC	3.88% 01/Mar/2031 2,884,000	2,751,485	2,201,279
	ROCKET MORTGAGE LLC	4.00% 15/Oct/2033 2,909,000	2,929,114	2,172,616
	ROYAL CARIBBEAN CRUISES	3.70% 15/Mar/2028 1,663,000	1,355,930	1,222,305
	ROYAL CARIBBEAN CRUISES	4.25% 01/Jul/2026 1,530,000	1,518,753	1,236,772
	ROYAL CARIBBEAN CRUISES	5.38% 15/Jul/2027 853,000	859,398	690,675
	ROYAL CARIBBEAN CRUISES	5.50% 01/Apr/2028 1,658,000	1,661,246	1,323,159
	ROYAL CARIBBEAN CRUISES	5.50% 31/Aug/2026 2,130,000	2,081,983	1,789,233
	ROYAL BANK OF CANADA	ZCP 14/Jul/2023 1,444,000	1,407,038	1,405,430
	ROYAL BANK OF CANADA	FLT 17/Jan/2023 473,000	473,007	472,929
	ROYAL BK CANADA NY	ZCP 20/Jan/2023 7,250,000	7,233,383	7,231,705
	ROYAL BK CANADA NY	ZCP 25/Jan/2023 930,000	927,302	927,100
	ROYAL BK CANADA NY	ZCP 21/Nov/2023 1,639,000	1,560,887	1,563,588
	ROYAL BK CANADA NY	ZCP 08/Dec/2023 2,950,000	2,803,979	2,807,076
	ROYAL BK OF CANADA	4.02% 11/Aug/2023 1,632,000	1,632,000	1,619,690
	SABRE GLBL INC	7.38% 01/Sep/2025 1,354,000	1,358,680	1,293,859
	SABRE GLBL INC	9.25% 15/Apr/2025 378,000	386,075	376,536
	SANDS CHINA LTD	FLT 08/Mar/2027 300,000	299,343	256,929
	SANDS CHINA LTD	FLT 18/Jun/2030 300,000	298,740	263,634
	SANTANDER RETAIL AUTO LE	0.29% 22/Apr/2024 1,156,096	1,150,978	1,154,458
	SANTANDER DRIVE AUTO REC	0.51% 15/Aug/2025 1,051,551	1,045,137	1,046,817
	SANTANDER DRIVE AUTO REC	2.76% 17/Mar/2025 1,674,862	1,664,901	1,667,856
	SANTOS FINANCE LTD	3.65% 29/Apr/2031 1,000,000	1,000,000	798,173
	SBA TOWER TRUST	2.33% 15/Jul/2052 1,600,000	1,651,200	1,341,677
	SCIENTIFIC GAMES HOLDING	6.63% 01/Mar/2030 2,215,000	2,213,928	1,871,011
	SCIENTIFIC GAMES INTERNA	7.25% 15/Nov/2029 765,000	814,586	734,400
	SCOTTS MIRACLE-GRO CO	4.00% 01/Apr/2031 925,000	674,456	706,646
	SCOTTS MIRACLE-GRO CO	4.38% 01/Feb/2032 1,121,000	1,131,324	844,898
	SEAGATE HDD CAYMAN	4.13% 15/Jan/2031 181,000	197,373	141,282
	SEAGATE HDD CAYMAN	9.63% 01/Dec/2032 255,200	347,857	279,903
	SELECT MEDICAL CORP	6.25% 15/Aug/2026 3,567,000	3,672,674	3,391,611
	SEMPRA ENERGY	3.30% 01/Apr/2025 1,600,000	1,597,168	1,535,458

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2022
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	SENSATA TECHNOLOGIES BV	5.88% 01/Sep/2030 1,263,000	1,263,000	1,196,977
	SERVICE PROPERTIES TRUST	4.65% 15/Mar/2024 714,000	680,333	681,957
	SERVICE PROPERTIES TRUST	5.50% 15/Dec/2027 499,000	499,000	429,720
	Setanta Aircraft Leasing	FLT 05/Nov/2028 1,500,000	1,496,250	1,495,500
	SHEA HOMES LP	4.75% 15/Feb/2028 774,000	804,921	675,909
	SHIFT4 PAYMENTS LLC	4.63% 01/Nov/2026 1,382,000	1,398,004	1,305,700
	SIEMENS CAPTAL CO. LLC	ZCP 13/Mar/2023 10,450,000	10,359,317	10,355,428
	SIMMONS FOODS INC	4.63% 01/Mar/2029 804,000	811,255	654,498
	SIRIUS XM RADIO INC	4.13% 01/Jul/2030 2,675,000	2,621,449	2,207,437
	SIX FLAGS ENTERTAINMENT	4.88% 31/Jul/2024 2,108,000	2,131,493	2,029,635
	SIX FLAGS THEME PARKS INC	7.00% 01/Jul/2025 584,000	630,720	588,441
	SKANDIN ENS BANKEN	2.85% 01/Jun/2023 5,000,000	5,000,000	4,954,054
	SKANDIN ENS BANKEN	ZCP 06/Feb/2023 3,000,000	2,987,970	2,986,307
	SLC STUDENT LOAN TRUST	FLT 25/Nov/2042 59,280	59,202	58,851
	SLM STUDENT LOAN TRUST	FLT 25/Oct/2029 229,828	218,912	228,074
	SM ENERGY CO	6.75% 15/Sep/2026 804,000	832,884	780,563
	SOCIETE GENERALE	ZCP 04/Jan/2023 3,600,000	3,599,536	3,597,845
	SOCIETE GENERALE	ZCP 15/Sep/2023 1,500,000	1,445,379	1,445,578
	SOCIETE GENERALE	ZCP 15/Dec/2023 1,761,000	1,673,161	1,674,266
	SOUND POINT	FLT 23/Jan/2029 311,848	311,848	309,344
	SOUND POINT	FLT 20/Oct/2028 1,689,114	1,689,114	1,673,586
	SOUTHERN CALIFORNIA EDISON	1.20% 01/Feb/2026 900,000	898,290	798,967
	SOUTHERN CO	1.75% 15/Mar/2028 300,000	299,286	253,065
	SOUTHERN CALIFORNIA EDISON	2.25% 01/Jun/2030 800,000	829,896	661,602
	SOUTHERN NATURAL GAS CO	8.00% 01/Mar/2032 77,000	66,228	84,714
	SOUTHERN CO	FLT 15/Sep/2051 400,000	400,000	322,981
	SOUTHWESTERN ENERGY CO	4.75% 01/Feb/2032 4,156,000	4,259,443	3,551,676
	SOUTHWESTERN ENERGY CO	5.38% 01/Feb/2029 811,000	817,083	751,846
	SOUTHWESTERN ENERGY CO	FLT 23/Jan/2025 688,000	694,060	675,959
	SPCM SA	3.13% 15/Mar/2027 787,000	787,491	676,820
	SPECTRUM BRANDS INC	5.50% 15/Jul/2030 125,000	108,311	110,317
	SPECTRUM BRANDS INC	5.00% 01/Oct/2029 937,000	822,523	810,904
	SPIRIT AEROSYSTEMS INC	3.85% 15/Jun/2026 900,000	877,626	814,503
	SPIRIT AEROSYSTEMS INC	9.38% 30/Nov/2029 783,000	783,000	824,264
	SPRINT LLC	7.63% 01/Mar/2026 720,000	729,961	757,570
	SRS DISTRIBUTION INC	4.63% 01/Jul/2028 925,000	925,000	819,985
	SRS DISTRIBUTION INC	6.00% 01/Dec/2029 2,587,000	2,592,435	2,058,872

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2022
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	SRS DISTRIBUTION INC	6.13% 01/Jul/2029 2,754,000	2,800,346	2,226,664
	STANDARD CHRTRD BNKNY	2.82% 26/May/2023 3,555,000	3,555,000	3,525,765
	STANDARD CHRTRD BNKNY	4.02% 11/Aug/2023 1,250,000	1,250,000	1,240,095
	STANDARD CHARTERED PLC	FLT 18/Feb/2036 400,000	400,000	296,751
	STANDARD CHARTERED PLC	FLT 29/Jun/2032 400,000	400,000	301,494
	STANDARD CHARTERED PLC	FLT 16/Nov/2025 600,000	600,000	618,238
	STAPLES INC	7.50% 15/Apr/2026 1,040,000	1,043,451	895,107
	STEVENS HOLDING CO INC	6.13% 01/Oct/2026 772,000	789,733	773,930
	STIFEL FINANCIAL CORP	4.00% 15/May/2030 900,000	893,565	782,831
	STRUCTURED ASSET SECURIT	FLT 25/Aug/2037 8,291	7,855	8,172
	SUMITOMO MITSUI BANKING	FLT 31/Jul/2023 3,062,000	3,062,000	3,069,666
	SUMITOMO MITSUI TR BK	ZCP 02/Feb/2023 5,000,000	4,979,689	4,979,591
	SUMITOMO MITSUI TR BK	ZCP 02/Mar/2023 5,000,000	4,960,794	4,961,672
	SUMITOMO MTSU BKG CORP	5.00% 06/Oct/2023 2,356,000	2,356,000	2,350,543
	SUNOCO LP	6.00% 15/Apr/2027 1,149,000	1,215,498	1,131,419
	SURGERY CENTER HOLDINGS	6.75% 01/Jul/2025 427,000	415,656	420,919
	SURGERY CENTER HOLDINGS	10.00% 15/Apr/2027 159,000	162,586	161,783
	SUTTER HEALTH	3.70% 15/Aug/2028 500,000	552,220	460,932
	SVENSKA HANDLSBNKN	3.46% 13/Jun/2023 4,995,000	4,995,000	4,960,545
	SVENSKA HANDLSBNKN	ZCP 18/Jan/2023 5,200,000	5,190,204	5,188,171
	SVENSKA HANDLSBNKN	ZCP 18/Jan/2023 2,000,000	1,995,941	1,995,451
	SVENSKA HANDLSBNKN	ZCP 15/Aug/2023 2,500,000	2,439,585	2,421,071
	SWEDISH EXPORT CREDT	ZCP 21/Feb/2023 10,500,000	10,435,145	10,432,478
	SWEDISH EXPORT CREDT	ZCP 16/May/2023 5,000,000	4,911,500	4,912,377
	SYDNEY AIRPORT FINANCE	3.90% 22/Mar/2023 200,000	206,556	199,451
	SYMPHONY	FLT 15/Apr/2028 269,787	269,787	267,268
	SYNGENTA FINANCE NV	4.44% 24/Apr/2023 1,200,000	1,216,690	1,194,612
	SYNGENTA FINANCE NV	4.89% 24/Apr/2025 200,000	196,012	193,849
	TAKEDA PHARMACEUTICAL CO	3.38% 09/Jul/2060 650,000	650,000	438,425
	TAYLOR MORRISON COMMUNIT	5.13% 01/Aug/2030 864,000	850,435	750,522
	TAYLOR MORRISON COMMUNIT	5.75% 15/Jan/2028 1,070,000	1,098,088	1,001,897
	TAYLOR MORRISON COMMUNIT	5.88% 15/Jun/2027 365,000	363,854	350,444
	TELEFLEX INC	4.63% 15/Nov/2027 929,000	935,483	885,421
	TEMASEK FINANCIAL I LTD	2.38% 23/Jan/2023 1,858,000	1,856,124	1,855,940
	TEMPO ACQUISITION LLC	5.75% 01/Jun/2025 1,154,000	1,157,159	1,155,982
	TEMPUR SEALY INTERNATION	3.88% 15/Oct/2031 410,000	340,300	320,665
	TENET HEALTHCARE CORP	4.38% 15/Jan/2030 1,765,000	1,710,776	1,527,722

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2022
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	TENET HEALTHCARE CORP	4.63% 15/Jul/2024 816,000	816,000	795,810
	TENET HEALTHCARE CORP	4.88% 01/Jan/2026 2,758,000	2,798,679	2,618,473
	TENET HEALTHCARE CORP	5.13% 01/Nov/2027 1,302,000	1,302,000	1,211,172
	TENET HEALTHCARE CORP	6.13% 15/Jun/2030 1,150,000	1,150,000	1,095,720
	TENET HEALTHCARE CORP	6.13% 01/Oct/2028 1,840,000	1,848,598	1,647,389
	TENET HEALTHCARE CORP	6.25% 01/Feb/2027 3,544,000	3,611,519	3,384,200
	TENNESSEE GAS PIPELINE	8.38% 15/Jun/2032 28,000	25,048	31,982
	TERRAFORM POWER OPERATIN	4.75% 15/Jan/2030 785,000	785,000	682,947
	TERRAFORM POWER OPERATIN	5.00% 31/Jan/2028 1,548,000	1,567,913	1,385,145
	TERWIN MORTGAGE TRUST	FLT 25/Oct/2037 569,804	147,049	227,357
	TESLA AUTO LEASE TRUST	0.36% 20/Mar/2025 595,921	589,237	590,800
	TESLA AUTO LEASE TRUST	0.68% 20/Dec/2023 208,643	207,355	207,742
	THOMSON REUTERS CORP	3.35% 15/May/2026 900,000	860,193	852,951
	TK ELEVATOR US NEWCO INC	5.25% 15/Jul/2027 2,955,000	2,982,409	2,614,235
	TK ELEVATOR HOLDCO GMBH	7.63% 15/Jul/2028 1,197,000	1,259,795	977,367
	TORONTO-DOMINION	4.02% 22/Aug/2023 2,400,000	2,386,777	2,380,748
	TORONTO-DOMINION	ZCP 02/Mar/2023 5,000,000	4,979,653	4,962,378
	TOYOTA AUTO RECEIVABLES	0.14% 16/Jan/2024 237,239	236,480	236,820
	TOYOTA AUTO RECEIVABLES	0.44% 15/Oct/2024 551,824	548,839	542,991
	TOYOTA AUTO RECEIVABLES	1.36% 15/Aug/2024 479,690	479,899	474,597
	TOYOTA AUTO RECEIVABLES	1.66% 15/May/2024 1,012,945	1,006,030	1,007,809
	TOYOTA AUTO RECEIVABLES	1.92% 16/Jan/2024 300,999	300,037	300,402
	TOYOTA AUTO RECEIVABLES	2.94% 15/Aug/2023 2,429,644	2,425,179	2,426,465
	TOYOTA FINANCE AUS LTD	ZCP 08/May/2023 2,191,000	2,152,078	2,153,503
	TOYOTA FINANCE AUS LTD	ZCP 22/May/2023 1,536,000	1,505,944	1,506,518
	TOYOTA LEASE OWNER TRUST	0.25% 20/Mar/2024 871,191	864,579	866,400
	TOYOTA MOTOR CREDIT CORP	FLT 25/Jul/2023 3,961,000	3,961,239	3,963,620
	TOYOTA MOTOR CREDIT CORP	ZCP 24/Jan/2023 10,500,000	10,471,714	10,468,405
	TOYOTA INDUSTRIES COMM	ZCP 26/Jan/2023 5,000,000	4,985,174	4,983,740
	TRANSDIGM INC	6.25% 15/Mar/2026 7,092,000	7,261,008	6,994,059
	TRANSDIGM INC	6.38% 15/Jun/2026 2,827,000	2,887,901	2,746,408
	TRANSDIGM INC	5.50% 15/Nov/2027 1,957,000	1,976,364	1,836,527
	TRANSDIGM INC	8.00% 15/Dec/2025 790,000	821,600	801,379
	TRANSMONTAIGNE PARTNERS	6.13% 15/Feb/2026 2,427,000	2,362,008	2,087,220
	TRANSOCEAN SENTRY LTD	5.38% 15/May/2023 1,139,158	1,067,530	1,124,919
	TRANSOCEAN GUARDIAN LTD	5.88% 15/Jan/2024 492,314	488,007	480,747
	TRI POINTE GROUP INC	5.88% 15/Jun/2024 705,000	704,119	698,400

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2022
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	TRITON WATER HOLDINGS IN	6.25% 01/Apr/2029 892,000	886,442	715,509
	TRIVIUM PACKAGING FINANC	5.50% 15/Aug/2026 1,600,000	1,594,955	1,466,380
	TRIVIUM PACKAGING FINANC	8.50% 15/Aug/2027 499,000	525,588	457,844
	UBER TECHNOLOGIES INC	4.50% 15/Aug/2029 6,220,000	6,155,922	5,419,206
	UBER TECHNOLOGIES INC	7.50% 15/Sep/2027 1,160,000	1,277,148	1,159,640
	UBS GROUP AG	FLT 31/Dec/2164 600,000	600,000	455,855
	UBS GROUP AG	FLT 30/Jan/2027 900,000	900,000	789,037
	UBS GROUP AG	FLT 05/Aug/2027 1,445,000	1,442,919	1,396,574
	UKG INC. TERM LOAN	ZCP 03/May/2027 1,770,000	1,770,000	1,633,268
	UKG INC.	ZCP 04/May/2026 911,063	911,063	868,927
	UNICREDIT SPA	7.83% 04/Dec/2023 1,600,000	1,600,000	1,607,501
	UNITED AIRLINES INC	4.38% 15/Apr/2026 2,860,000	2,861,989	2,651,008
	UNITED AIRLINES INC	4.63% 15/Apr/2029 1,954,000	2,029,718	1,701,339
	UNITED OVERSEAS BK LTD	ZCP 25/Jan/2023 10,500,000	10,468,901	10,467,104
	UNITED OVERSEAS BK LTD	ZCP 27/Jan/2023 5,950,000	5,931,338	5,929,920
	UNITED OVERSEAS BK LTD	ZCP 14/Feb/2023 7,500,000	7,459,415	7,457,460
	UNITED OVERSEAS BK LTD	ZCP 31/Mar/2023 2,000,000	1,976,657	1,975,329
	UNIVISION COMMUNICATIONS	4.50% 01/May/2029 1,026,000	1,031,130	858,003
	UNIVISION COMMUNICATIONS	7.38% 30/Jun/2030 1,334,000	1,337,678	1,274,904
	US FOODS INC	4.63% 01/Jun/2030 1,315,000	1,323,219	1,158,008
	US FOODS INC	4.75% 15/Feb/2029 2,473,000	2,506,035	2,195,826
	US FOODS INC	6.25% 15/Apr/2025 1,142,000	1,203,258	1,130,047
	USA COMPRESSION PARTNERS	6.88% 01/Apr/2026 1,414,000	1,474,095	1,356,436
	USAA CAPITAL CORP	1.50% 01/May/2023 2,000,000	1,979,034	1,979,519
	USI INC	6.88% 01/May/2025 1,728,000	1,684,364	1,664,659
	UTAH ACQUISITION SUB INC	3.95% 15/Jun/2026 600,000	574,584	561,583
	VALE OVERSEAS LTD	3.75% 08/Jul/2030 500,000	495,880	437,595
	VENTURE GLOBAL CALCASIEU	3.88% 15/Aug/2029 1,071,000	1,103,341	937,125
	VENTURE GLOBAL CALCASIEU	3.88% 01/Nov/2033 1,655,000	1,665,344	1,351,970
	VENTURE	FLT 15/Jul/2031 1,200,000	1,200,000	1,177,253
	VENTURE GLOBAL CALCASIEU	4.13% 15/Aug/2031 4,856,000	4,955,831	4,137,288
	VENTURE	FLT 20/Oct/2028 922,666	922,666	909,812
	VENTURE	FLT 20/Apr/2029 785,401	785,401	776,563
	VENTURE	FLT 20/Jan/2029 2,126,026	2,126,026	2,090,906
	VERIZON COMMUNICATIONS INC	4.02% 03/Dec/2029 3,863,000	3,972,479	3,626,929
	VERIZON OWNER TRUST	1.94% 22/Apr/2024 157,163	158,338	156,887
	VERSCEND ESCROW CORP	9.75% 15/Aug/2026 2,481,000	2,415,530	2,430,661

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2022
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	VIBRANT	FLT 20/Jun/2029 138,550	138,550	136,675
	VIBRANT	FLT 15/Sep/2030 2,290,753	2,290,753	2,248,965
	VICI PROPERTIES LP	4.50% 01/Sep/2026 550,000	553,438	518,057
	VICI PROPERTIES LP	4.63% 15/Jun/2025 939,000	946,043	900,266
	VICI PROPERTIES LP	5.75% 01/Feb/2027 1,232,000	1,232,000	1,200,881
	VIRGIN MEDIA FINANCE	5.00% 15/Jul/2030 2,016,000	2,011,563	1,615,174
	VISTRA OPERATIONS CO LLC	5.50% 01/Sep/2026 1,773,000	1,771,775	1,708,283
	VISTRA OPERATIONS CO LLC	5.63% 15/Feb/2027 2,628,000	2,655,530	2,496,032
	VMC FINANCE 2022-FL5 LLC	FLT 18/Feb/2039 1,200,000	1,200,000	1,167,140
	VMED O2 UK FINANCING	4.25% 31/Jan/2031 4,275,000	4,257,433	3,460,677
	VMED O2 UK FINANCING	4.75% 15/Jul/2031 2,133,000	2,162,329	1,740,282
	VOLKSWAGEN AUTO LEASE TR	0.39% 22/Jan/2024 363,053	360,413	361,004
	VOLKSWAGEN GROUP OF AMER	3.20% 26/Sep/2026 300,000	299,814	278,501
	VZ SECURED FINANCING	5.00% 15/Jan/2032 2,918,000	2,903,410	2,371,229
	W. R. GRACE HOLDINGS LLC	ZCP 11/Aug/2028 1,372,628	1,363,623	1,350,864
	WASTE PRO USA INC	5.50% 15/Feb/2026 3,145,000	3,068,386	2,777,350
	WELLS FARGO & CO	3.00% 19/Feb/2025 2,500,000	2,580,925	2,396,286
	WESCO DISTRIBUTION INC	7.13% 15/Jun/2025 1,749,000	1,749,000	1,770,870
	WESCO DISTRIBUTION INC	7.25% 15/Jun/2028 4,483,000	4,805,723	4,541,162
	WESTERN MIDSTREAM OPERAT	4.50% 01/Mar/2028 2,295,000	2,263,847	2,105,663
	WESTERN MIDSTREAM OPERAT	4.75% 15/Aug/2028 435,000	421,934	400,200
	WESTINGHOUSE AIR BRAKE TECH	3.45% 15/Nov/2026 400,000	355,537	373,479
	WESTINGHOUSE AIR BRAKE TECH	FLT 15/Mar/2024 600,000	597,778	590,413
	WESTLAKE AUTOMOBILE RECE	0.39% 15/Oct/2024 1,157,187	1,151,483	1,153,980
	WESTLAKE AUTOMOBILE RECE	0.95% 16/Jun/2025 1,120,000	1,084,347	1,088,965
	WESTLAKE AUTOMOBILE RECE	4.01% 16/Oct/2023 6,995,862	6,988,828	6,989,570
	WESTPAC BANKING	2.75% 11/Jan/2023 1,965,000	1,964,132	1,964,207
	WESTPAC BANKING	2.00% 13/Jan/2023 1,517,000	1,515,992	1,516,073
	WESTPAC BANKING	ZCP 23/Aug/2023 1,861,000	1,797,358	1,800,330
	WESTPAC SECS NZ LTD	ZCP 02/Feb/2023 4,000,000	3,984,885	3,983,706
	WHITE CAP BUYER LLC	6.88% 15/Oct/2028 2,776,000	2,705,308	2,401,264
	WILLIAMS SCOTSMAN INTERN	6.13% 15/Jun/2025 635,000	681,038	628,650
	WOLVERINE WORLD WIDE INC	4.00% 15/Aug/2029 922,000	685,210	698,470
	WOODSIDE FINANCE LTD	3.65% 05/Mar/2025 600,000	639,216	576,360
	WORLD OMNI AUTO RECEIVAB	0.20% 15/Jul/2024 33,969	33,860	33,916
	WORLD OMNI AUTOMOBILE	0.21% 15/Apr/2024 1,340,860	1,332,415	1,336,864
	WORLD OMNI SELECT AUTO TR	0.29% 18/Feb/2025 308,546	307,278	307,930

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2022
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	WORLD OMNI AUTOMOBILE LE	0.45% 15/Feb/2024 1,377,316	1,362,754	1,369,393
	WORLD OMNI SELECT AUTO TR	0.55% 15/Jul/2025 723,598	717,660	718,735
	WORLD OMNI AUTO RECEIVAB	1.96% 16/Dec/2024 1,843,430	1,829,686	1,829,669
	WORLD OMNI AUTO RECEIVAB	2.97% 15/Aug/2023 1,368,714	1,366,546	1,367,113
	WP CAREY INC	4.00% 01/Feb/2025 900,000	917,334	877,570
	WR GRACE HOLDINGS LLC	4.88% 15/Jun/2027 2,764,000	2,776,459	2,449,263
	WR GRACE HOLDINGS LLC	5.63% 15/Aug/2029 4,399,000	4,392,261	3,551,171
	WR GRACE HOLDINGS LLC	5.63% 01/Oct/2024 237,000	239,370	233,445
	WYNN LAS VEGAS LLC	5.50% 01/Mar/2025 1,579,000	1,633,800	1,499,017
	YUM! BRANDS INC	4.63% 31/Jan/2032 614,000	601,720	542,731
	YUM! BRANDS INC	5.38% 01/Apr/2032 1,820,000	1,820,000	1,685,775
	ZAYO GROUP HOLDINGS INC	4.00% 01/Mar/2027 2,054,000	2,054,717	1,523,596
	ZIGGO BOND CO BV	5.13% 28/Feb/2030 675,000	675,000	545,063
	ZIGGO BOND CO BV	6.00% 15/Jan/2027 1,996,000	1,940,884	1,857,118
	ZIGGO BV	4.88% 15/Jan/2030 2,092,000	2,134,325	1,750,523
	ZOOMINFO TECHNOLOGIES LLC	3.88% 01/Feb/2029 3,692,000	3,725,824	3,102,692

	TOTAL CORPORATE DEBT SECURITIES		1,860,570,150	1,749,460,666

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2022
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
U.S. FEDERAL, STATE, LOCAL AND NON-U.S. GOVERNMENT SECURITIES:
	CALIFORNIA HEALTH FACS AUTH	4.19% 01/Jun/2037 500,000	500,000	446,650
	CANADIAN GOVERNMENT REAL RT BD	FLT 01/Dec/2026 500,000	770,515	712,487
	COMMONWEALTH OF AUSTRALIA BD	FLT 20/Sep/2025 1,160,000	1,278,659	1,144,336
	EMIRATE OF ABU DHABI	1.70% 02/Mar/2031 2,000,000	1,993,880	1,648,832
	EUROPEAN INVESTMENT BANK BD	2.50% 15/Mar/2023 4,500,000	4,503,057	4,481,141
	FEDERAL FARM CREDIT	ZCP 29/Aug/2023 300,000	290,760	291,257
	FEDERAL HOME LOAN MORTGAGE CORP	ZCP 22/Mar/2023 6,000,000	5,940,867	5,943,666
	FEDERAL HOME LOAN MORTGAGE CORP	0.80% 28/Oct/2026 4,000,000	3,999,400	3,492,294
	FEDERAL HOME LOAN MORTGAGE CORP	0.68% 06/Aug/2025 1,400,000	1,400,000	1,266,678
	FEDERAL HOME LOAN MORTGAGE CORP	ZCP 04/Jan/2023 5,000,000	4,998,422	4,999,406
	FEDERAL HOME LOAN MORTGAGE CORP	ZCP 13/Jan/2023 5,000,000	4,993,583	4,994,063
	FEDERAL HOME LOAN MORTGAGE CORP	ZCP 15/Feb/2023 10,000,000	9,947,549	9,947,335
	FRENCH REPUBLIC BD	FLT 01/Mar/2026 2,800,000	3,543,561	3,394,344
	FRENCH REPUBLIC BD	FLT 25/Jul/2031 2,000,000	2,763,513	2,346,229
	FRENCH REPUBLIC BD	FLT 25/Jul/2038 1,200,000	1,485,928	1,290,513
	FRENCH REPUBLIC BOND	FLT 25/Jul/2024 3,400,000	4,502,631	4,468,918
	JAPAN BOND	FLT 10/Mar/2029 321,000,000	2,487,995	2,627,745
	JAPAN BOND	FLT 10/Mar/2028 203,000,000	1,575,338	1,667,688
	JAPAN BOND	FLT 10/Mar/2028 149,000,000	1,414,505	1,224,067
	JAPAN BOND	FLT 10/Mar/2029 228,000,000	2,168,182	1,866,436
	JAPAN BOND	FLT 10/Mar/2031 30,000,000	280,956	245,956
	PETROLEOS MEXICANOS BD	6.70% 16/Feb/2032 600,000	600,048	471,237
	PROVINCE OF ONTARIO CANADA BD	1.75% 24/Jan/2023 4,217,000	4,209,968	4,208,861
	REPUBLIC OF CHILE BD	2.75% 31/Jan/2027 400,000	399,760	367,690
	REPUBLIC OF ITALY BD	FLT 26/May/2025 3,300,000	3,615,496	3,582,274
	REPUBLIC OF ITALY BD	FLT 15/May/2030 1,600,000	2,101,919	1,738,232
	REPUBLIC OF ITALY BD	FLT 26/May/2025 7,400,000	8,813,897	8,032,978
	SAUDI ARABIAN OIL CO BD	2.88% 16/Apr/2024 200,000	204,860	193,740
	U.S. OF AMERICA TREAS BILL	ZCP 23/Feb/2023 11,000,000	10,931,608	10,933,800
	U.S. OF AMERICA TREAS BILL	ZCP 19/Jan/2023 8,000,000	7,984,180	7,987,129
	U.S. OF AMERICA TREAS BILL	ZCP 09/Feb/2023 6,000,000	5,973,418	5,976,063
	U.S. OF AMERICA TREAS BILL	ZCP 16/Feb/2023 8,000,000	7,957,833	7,960,217
	U.S. OF AMERICA TREAS BILL	ZCP 30/Mar/2023 3,500,000	3,462,873	3,464,147
	U.S. OF AMERICA TREAS BILL	ZCP 09/Mar/2023 10,000,000	9,938,790	9,923,386
	U.S. OF AMERICA TREAS BILL	ZCP 30/Mar/2023 10,000,000	9,908,011	9,897,562
	U.S. OF AMERICA TREAS BILL	ZCP 31/Jan/2023 10,000,000	9,971,290	9,969,356
	U.S. OF AMERICA TREAS BOND	3.38% 15/May/2044 1,000,000	1,221,563	888,008

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2022
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
U.S. FEDERAL, STATE, LOCAL AND NON-U.S. GOVERNMENT SECURITIES (CONTINUED):
	U.S. OF AMERICA TREAS BOND	3.13% 15/Aug/2044 10,000,000	9,875,532	8,510,938
	U.S. OF AMERICA TREAS BOND	2.50% 15/Feb/2045 2,400,000	1,981,629	1,820,813
	U.S. OF AMERICA TREAS BOND	FLT 15/Feb/2049 200,000	216,218	197,509
	U.S. OF AMERICA TREAS BOND	2.88% 15/May/2049 2,651,000	3,006,717	2,151,970
	U.S. OF AMERICA TREAS BOND	FLT 15/Feb/2050 100,000	86,755	77,991
	U.S. OF AMERICA TREAS BOND	1.13% 15/Aug/2040 14,300,000	10,651,003	8,948,672
	U.S. OF AMERICA TREAS BOND	1.38% 15/Nov/2040 12,040,000	11,426,531	7,886,670
	U.S. OF AMERICA TREAS BOND	1.88% 15/Feb/2041 12,400,000	11,720,474	8,828,219
	U.S. OF AMERICA TREAS BOND	2.38% 15/Feb/2042 1,010,000	960,340	776,674
	U.S. OF AMERICA TREAS BOND	2.88% 15/May/2052 12,300,000	11,152,607	9,947,625
	U.S. OF AMERICA TREAS BOND	3.25% 15/May/2042 5,800,000	5,053,453	5,119,406
	U.S. OF AMERICA TREAS BOND	4.00% 15/Nov/2052 1,000,000	1,086,133	1,010,313
	U.S. OF AMERICA TREAS BOND	4.00% 15/Nov/2042 1,000,000	988,875	985,469
	U.S. OF AMERICA TREAS BOND	ZCP 15/May/2049 23,800,000	12,705,830	8,456,005
	U.S. OF AMERICA TREAS BOND	FLT 15/Apr/2028 5,324,000	10,340,483	10,690,645
	U.S. OF AMERICA TREAS BOND	FLT 15/Apr/2029 1,910,000	3,917,737	3,884,881
	U.S. OF AMERICA TREAS BOND	FLT 15/Apr/2032 269,000	512,186	515,228
	U.S. OF AMERICA TREAS BOND	FLT 15/Jan/2025 7,370,000	11,240,531	11,665,623
	U.S. OF AMERICA TREAS BOND	FLT 15/Jan/2026 4,187,000	5,784,101	6,277,172
	U.S. OF AMERICA TREAS BOND	FLT 15/Jan/2028 9,736,000	15,395,816	13,836,016
	U.S. OF AMERICA TREAS BOND	FLT 15/Jan/2029 4,080,000	5,627,578	5,895,885
	U.S. OF AMERICA TREAS BOND	FLT 15/Feb/2040 2,280,000	3,382,099	3,319,343
	U.S. OF AMERICA TREAS BOND	FLT 15/Feb/2041 2,490,000	4,094,242	3,571,949
	U.S. OF AMERICA TREAS BOND	FLT 15/Feb/2042 4,260,000	5,102,042	4,689,486
	U.S. OF AMERICA TREAS BOND	FLT 15/Feb/2043 4,370,000	5,494,341	4,550,047
	U.S. OF AMERICA TREAS BOND	FLT 15/Feb/2044 8,680,000	12,749,759	10,260,578
	U.S. OF AMERICA TREAS BOND	FLT 15/Feb/2045 4,990,000	5,668,577	5,087,989
	U.S. OF AMERICA TREAS BOND	FLT 15/Feb/2046 6,930,000	8,568,985	7,377,074
	U.S. OF AMERICA TREAS BOND	FLT 15/Feb/2047 5,991,000	6,395,596	6,042,922
	U.S. OF AMERICA TREAS BOND	FLT 15/Feb/2048 3,541,000	3,930,822	3,581,284
	U.S. OF AMERICA TREAS BOND	FLT 15/Feb/2049 3,180,000	4,556,273	3,140,391
	U.S. OF AMERICA TREAS BOND	FLT 15/Feb/2050 2,990,000	3,397,524	2,331,917
	U.S. OF AMERICA TREAS BOND	FLT 15/Feb/2051 4,700,000	5,409,350	3,456,589
	U.S. OF AMERICA TREAS BOND	FLT 15/Feb/2052 3,200,000	3,380,727	2,206,406
	U.S. OF AMERICA TREAS NOTE	FLT 15/Jan/2024 1,000,000	1,247,540	1,250,288
	U.S. OF AMERICA TREAS NOTE	FLT 15/Oct/2024 600,000	671,941	671,166
	U.S. OF AMERICA TREAS NOTE	2.50% 31/Mar/2027 3,900,000	3,833,061	3,665,238

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2022
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
U.S. FEDERAL, STATE, LOCAL AND NON-U.S. GOVERNMENT SECURITIES (CONTINUED):
	U.S. OF AMERICA TREAS NOTE	FLT 15/Jul/2032 2,500,000	2,357,366	2,346,713
	U.S. OF AMERICA TREAS NOTE	FLT 15/Jul/2027 12,630,000	13,919,506	14,489,813
	U.S. OF AMERICA TREAS NOTE	FLT 15/Jan/2028 15,398,000	18,283,474	17,479,689
	U.S. OF AMERICA TREAS NOTE	FLT 15/Apr/2023 17,430,000	20,813,770	20,703,037
	U.S. OF AMERICA TREAS NOTE	FLT 15/Jan/2029 8,080,000	9,514,896	9,072,724
	U.S. OF AMERICA TREAS NOTE	FLT 15/Apr/2024 10,330,000	11,529,799	11,871,832
	U.S. OF AMERICA TREAS NOTE	FLT 15/Jul/2029 13,623,000	15,454,462	14,512,034
	U.S. OF AMERICA TREAS NOTE	FLT 15/Jan/2024 16,319,000	20,432,197	20,403,446
	U.S. OF AMERICA TREAS NOTE	FLT 15/Jan/2025 7,800,000	9,289,771	9,413,331
	U.S. OF AMERICA TREAS NOTE	FLT 15/Jan/2026 10,650,000	12,823,827	12,812,622
	U.S. OF AMERICA TREAS NOTE	FLT 15/Jul/2026 9,345,000	10,153,292	10,936,734
	U.S. OF AMERICA TREAS NOTE	FLT 15/Jan/2027 5,190,000	5,228,318	6,030,223
	U.S. OF AMERICA TREAS NOTE	FLT 15/Jul/2025 4,826,000	6,067,462	5,822,728
	U.S. OF AMERICA TREAS NOTE	FLT 15/Jul/2028 9,110,000	10,393,207	10,290,520
	U.S. OF AMERICA TREAS NOTE	FLT 15/Oct/2024 9,200,000	10,015,784	10,291,213
	U.S. OF AMERICA TREAS NOTE	FLT 15/Jan/2030 17,780,000	19,567,319	18,480,496
	U.S. OF AMERICA TREAS NOTE	FLT 15/Apr/2025 11,900,000	13,278,975	13,073,560
	U.S. OF AMERICA TREAS NOTE	FLT 15/Jul/2030 11,140,000	12,611,452	11,576,607
	U.S. OF AMERICA TREAS NOTE	FLT 15/Oct/2025 6,600,000	7,320,089	7,197,782
	U.S. OF AMERICA TREAS NOTE	FLT 15/Jan/2031 7,670,000	8,985,825	7,781,292
	U.S. OF AMERICA TREAS NOTE	FLT 15/Apr/2026 2,610,000	2,942,400	2,784,975
	U.S. OF AMERICA TREAS NOTE	FLT 15/Jul/2031 28,240,000	28,065,640	27,673,896
	U.S. OF AMERICA TREAS NOTE	FLT 15/Oct/2026 27,300,000	27,905,401	27,890,960
	U.S. OF AMERICA TREAS NOTE	FLT 15/Jan/2032 14,400,000	13,345,935	13,528,465
	U.S. OF AMERICA TREAS NOTE	FLT 15/Apr/2027 1,700,000	1,677,690	1,670,343
	U.S. OF AMERICA TREAS NOTE	FLT 15/Jul/2032 6,600,000	6,361,332	6,195,323
	U.S. OF AMERICA TREAS NOTE	FLT 15/Oct/2027 800,000	802,836	803,206
	UNITED KINGDOM OF GREAT BRITAIN	FLT 22/Mar/2024 1,400,000	2,666,590	2,512,215
	UNITED KINGDOM OF GREAT BRITAIN	FLT 10/Aug/2041 1,000,000	1,295,044	1,438,975
	UNITED MEXICAN STATES BD	FLT 29/May/2031 11,349,000	568,382	538,903

	TOTAL U.S. FEDERAL, STATE, LOCAL AND NON-U.S. GOVERNMENT SECURITIES		683,420,264	646,404,769

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2022
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
MORTGAGE-BACKED SECURITIES:
	AREIT 2020-CRE4 TRUST	FLT 17/Jun/2039 1,500,000	1,496,250	1,483,046
	TBA UMBS SINGLE FAMILY 30YR	2.50% 25/Feb/2053 18,100,000	15,386,414	15,361,616
	TBA UMBS SINGLE FAMILY 30YR	3.00% 25/Feb/2053 28,000,000	24,949,531	24,623,754
	TBA UMBS SINGLE FAMILY 30YR	3.50% 25/Feb/2053 31,250,000	28,865,967	28,440,146
	TBA UMBS SINGLE FAMILY 30YR	4.00% 25/Feb/2053 13,300,000	12,500,961	12,487,988
	TBA UMBS SINGLE FAMILY 30YR	5.00% 25/Feb/2053 2,900,000	2,865,902	2,858,766
	TBA FNMA SINGLE FAMILY 30YR	5.50% 25/Feb/2048 9,100,000	9,214,461	9,123,049
	BIG COMMERCIAL	FLT 15/Feb/2039 800,000	764,500	767,766
	BANC OF AMERICA MORTGAGE	FLT 25/Feb/2035 24,007	18,065	21,901
	BANC OF AMERICA FUNDING TR	FLT 20/May/2036 52,649	34,497	47,869
	COMM MORTGAGE TRUST	3.09% 10/Oct/2049 600,000	622,641	551,082
	COMM MORTGAGE TRUST	4.23% 10/May/2051 1,900,000	2,220,105	1,792,818
	CSMC 2020-FACT	FLT 15/Oct/2037 1,400,000	1,400,000	1,364,792
	CHL MORTGAGE	FLT 20/Nov/2034 35,614	35,079	32,269
	CITIGROUP	3.21% 10/May/2049 500,000	533,711	465,444
	CITIGROUP	FLT 25/Oct/2035 184,385	98,542	112,562
	TBA GNMA SINGLE FAMILY 30YR	2.50% 15/Feb/2052 200,000	173,266	173,703
	DBWF MORTGAGE TRUST	FLT 19/Dec/2030 1,000,000	972,319	969,895
	EQUS MORTGAGE TRUST	FLT 15/Oct/2038 799,984	756,985	769,879
	FHLMC MORTPASS	FLT 01/Jan/2037 57,326	59,451	56,143
	FHLMC MORTPASS	FLT 01/Sep/2037 17,622	18,157	17,884
	FHLMC MORTPASS	4.00% 01/Sep/2039 3,058	3,166	2,954
	FHLMC MORTPASS	4.00% 01/Aug/2043 4,954	5,129	4,779
	FHLMC MORTPASS	4.00% 01/Sep/2043 221,693	229,521	211,488
	FEDERAL NATIONAL MORTG ASSOC	FLT 25/Sep/2041 122,963	121,349	120,886
	FEDERAL NATIONAL MORTG ASSOC	3.00% 25/Apr/2028 944,618	37,331	41,970
	FEDERAL NATIONAL MORTG ASSOC	2.00% 25/Dec/2044 95,817	97,255	84,063
	FEDERAL NATIONAL MORTG ASSOC	FLT 25/Jun/2055 102,654	101,982	100,234
	FEDERAL NATIONAL MORTG ASSOC	FLT 25/Jun/2059 542,028	541,435	524,638
	FEDERAL HOME LOAN MORTG CORP	FLT 15/Oct/2043 350,510	339,994	338,154
	FEDERAL HOME LOAN MORTG CORP	FLT 25/Jul/2026 366,316	364,851	364,273
	FEDERAL HOME LOAN MORTG CORP	2.50% 25/Dec/2049 1,970,259	2,007,202	1,715,371
	FEDERAL HOME LOAN MORTG CORP	3.50% 25/Dec/2046 611,309	630,245	568,394
	UMBS MORTPASS	4.00% 01/Jun/2042 25,620	27,061	24,639
	UMBS MORTPASS	4.00% 01/Jan/2045 125,168	132,737	121,337
	UMBS MORTPASS	4.00% 01/Nov/2044 396,938	420,940	384,788

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2022
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
MORTGAGE-BACKED SECURITIES (CONTINUED):
	UMBS MORTPASS	4.00% 01/Jan/2045 204,974	217,369	198,701
	UMBS MORTPASS	4.00% 01/Jun/2045 59,577	63,179	56,717
	UMBS MORTPASS	4.00% 01/Jul/2042 34,280	36,353	33,231
	UMBS MORTPASS	4.00% 01/Nov/2042 35,135	37,111	34,031
	UMBS MORTPASS	3.00% 01/May/2043 419,904	409,669	382,658
	UMBS MORTPASS	4.00% 01/Jun/2043 120,079	127,340	116,042
	UMBS MORTPASS	4.00% 01/Jul/2043 385,835	409,166	372,863
	UMBS MORTPASS	4.00% 01/Sep/2044 1,937,292	2,054,438	1,872,165
	UMBS MORTPASS	3.00% 01/Feb/2046 100,950	100,856	90,720
	UMBS MORTPASS	4.00% 01/Aug/2048 86,054	91,257	83,160
	UMBS MORTPASS	4.00% 01/Dec/2045 327,588	346,015	315,038
	UMBS MORTPASS	4.00% 01/Jun/2048 720,473	747,828	687,831
	UMBS MORTPASS	4.00% 01/Jun/2049 946,389	987,424	904,259
	UMBS MORTPASS	4.00% 01/Dec/2041 198,447	210,447	192,376
	UMBS MORTPASS	4.00% 01/Feb/2043 31,490	33,262	30,283
	UMBS MORTPASS	3.00% 01/Sep/2043 908,248	872,770	827,756
	UMBS MORTPASS	3.00% 01/Sep/2032 1,730,301	1,806,542	1,648,231
	SEASONED LOANS STRUCTURED	2.75% 25/Nov/2029 1,077,951	1,101,224	990,838
	GOVT NATIONAL MORTG ASSOC	4.00% 20/Jun/2048 101,696	105,522	97,253
	GOVT NATIONAL MORTG ASSOC	7.50% 15/Mar/2029 1,317	1,401	1,325
	GOVT NATIONAL MORTG ASSOC	FLT 20/Jul/2042 846,138	823,663	821,309
	GOVT NATIONAL MORTG ASSOC	FLT 20/May/2037 19,124	18,834	18,980
	GOVT NATIONAL MORTG ASSOC	FLT 20/Mar/2037 48,096	47,367	47,461
	GOVT NATIONAL MORTG ASSOC	FLT 20/May/2066 346,438	345,464	341,978
	GOVT NATIONAL MORTG ASSOC	FLT 20/Mar/2049 504,445	504,208	493,093
	GOVT NATIONAL MORTG ASSOC	FLT 20/Mar/2049 331,773	331,461	324,418
	GOVT NATIONAL MORTG ASSOC	FLT 20/Jun/2044 463,698	462,394	440,262
	GOVT NATIONAL MORTG ASSOC	FLT 20/Oct/2072 771,543	770,217	769,715
	GOVT NATIONAL MORTG ASSOC	FLT 20/Dec/2072 400,000	399,875	400,496
	HARBORVIEW MORTGAGE	FLT 25/Feb/2036 63,486	33,052	20,385
	LUXE TRUST 2021-	FLT 15/Oct/2038 207,660	197,991	198,545
	MFA 2022-INV3 TRUST	FLT 25/Dec/2066 431,043	431,041	405,826
	MASTR ADJUSTABLE	FLT 25/Jan/2036 35,819	27,266	32,393
	MORGAN STANLEY CAPITAL	3.59% 15/Dec/2050 400,000	433,344	369,599
	MORGAN STANLEY MO	FLT 25/Jul/2035 121,461	73,854	105,265
	MORGAN STANLEY MO	FLT 25/Aug/2034 19,442	10,090	18,466
	MORGAN STANLEY MO	FLT 25/Jun/2036 129,595	104,749	120,965

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2022
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
MORTGAGE-BACKED SECURITIES (CONTINUED):
	MORGAN STANLEY MO	FLT 25/Jun/2037 201,632	95,251	114,336
	MORGAN STANLEY BA	3.73% 15/May/2048 600,000	654,680	572,673
	MORGAN STANLEY CAPITAL	4.07% 15/Mar/2052 200,000	228,297	184,948
	NATIXIS COMMERCIA	FLT 15/Mar/2035 900,000	898,875	874,349
	NEW ORLEANS HOTEL TRUST	FLT 15/Apr/2032 1,700,000	1,630,531	1,614,968
	NEW RESIDENTIAL M	FLT 25/Oct/2058 149,799	149,799	129,625
	PFP 2021-7 LTD 2021-7 A	FLT 14/Apr/2038 158,023	158,023	153,517
	RBSGC MORTGAGE LO	FLT 25/Jan/2037 169,027	65,983	58,995
	READY CAPITAL MOR	FLT 25/Jul/2036 891,657	852,647	841,653
	RALI SERIES 2005-QA13 TR	FLT 25/Dec/2035 379,168	214,020	301,033
	STRUCTURED ADJUSTABLE RA	FLT 25/Jan/2035 80,302	50,285	75,794
	STRUCTURED ADJUSTABLE RA	FLT 25/May/2036 169,208	91,971	126,152
	THARALDSON HOTEL	FLT 11/Nov/2034 567,056	566,702	551,150
	THORNBURG MORTGAG	FLT 25/Sep/2037 36,223	27,579	34,789
	TOWD POINT MORTGA	FLT 25/May/2058 516,126	520,078	511,281
	TOWD POINT MORTGA	FLT 25/Oct/2059 339,344	339,754	335,644
	UBS-BARCLAYS COMM	FLT 10/Mar/2046 726,574	5,010	13
	VMC FINANCE 2021-FL4 LLC	FLT 16/Jun/2036 495,293	495,293	463,724
	VASA TRUST 2021-	FLT 15/Jul/2039 1,400,000	1,400,000	1,290,996
	WAIKIKI BEACH HOTEL TRUS	FLT 15/Dec/2033 550,000	538,313	531,369
	WELLS FARGO COMME	3.45% 15/Feb/2048 1,100,000	1,175,840	1,047,198
	WELLS FARGO COMME	4.02% 15/Mar/2052 300,000	341,355	280,391
	WELLS FARGO COMME	2.73% 15/Feb/2053 500,000	518,496	424,846
	WELLS FARGO COMME	FLT 15/Feb/2037 700,000	676,703	673,071
	TBA UMBS SINGLE FAMILY 30YR	2.50% 25/Jan/2052 200,000	167,328	169,593
	TBA UMBS SINGLE FAMILY 30YR	3.00% 25/Feb/2053 2,500,000	2,230,078	2,198,550
	TBA UMBS SINGLE FAMILY 30YR	4.00% 25/Feb/2053 6,129,000	5,760,781	5,754,803
	TBA UMBS SINGLE FAMILY 30YR	4.50% 25/Jan/2053 700,000	674,543	674,297
	BAMLL COMMERCIAL MORTG SECUR TR	FLT 15/Sep/2038 1,100,000	1,100,000	1,031,275
	BSST 2022-1700 MO	FLT 15/Feb/2037 1,100,000	1,100,000	1,023,258
	BX TRUST 2022-FOX	FLT 15/Apr/2039 2,100,000	1,932,000	1,934,111
	BANC OF AMERICA F	FLT 25/Apr/2037 70,170	53,160	61,775
	EUROPEAN LOAN CON	FLT 17/Feb/2030 293,372	326,802	297,659
	CIM TRUST 2019-IN	FLT 25/Feb/2049 84,347	84,179	81,205
	ALTERNATIVE LOAN TRUST	FLT 20/Dec/2046 288,445	159,236	230,784
	CITIGROUP MORTGAG	FLT 25/Sep/2037 58,383	36,546	49,945

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2022
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
MORTGAGE-BACKED SECURITIES (CONTINUED):
	TOWD POINT MORTGA	FLT 20/Feb/2054 469,641	601,628	563,428
	FEDERAL HOME LOAN MORTG CORP	FLT 15/Jan/2047 612,056	589,486	589,275
	FEDERAL HOME LOAN MORTG CORP	FLT 15/Jul/2048 150,161	148,660	144,173
	UMBS MORTPASS	4.00% 01/Jul/2048 51,402	54,952	49,039
	UMBS MORTPASS	4.00% 01/Mar/2050 73,911	78,253	70,148
	GS MORTGAGE SECUR	FLT 15/Aug/2039 2,200,000	2,189,000	2,213,388
	GOVT NATIONAL MORTG ASSOC	FLT 20/Aug/2068 293,806	290,047	285,434
	GOVT NATIONAL MORTG ASSOC	FLT 20/Oct/2072 4,411,565	4,411,565	4,337,266
	HARBORVIEW MORTGAGE LOAN TR	FLT 20/Jun/2035 704,929	676,732	625,838
	HARBORVIEW MORTGAGE LOAN TR	FLT 20/Jun/2035 572,374	558,064	500,494
	HOMEWARD OPPORTUNITIES FUND	FLT 25/May/2065 16,001	16,001	15,893
	MRCD 2019-MARK MO	2.72% 15/Dec/2036 1,800,000	1,694,953	1,655,400
	MILL CITY MORTGAGE LOAN TRUST	FLT 25/Jul/2059 121,648	122,216	113,116
	MILL CITY MORTGAGE LOAN TRUST	FLT 25/Aug/2059 695,873	700,254	651,053
	PFP 2021-8 LTD 20	FLT 09/Aug/2037 1,669,058	1,603,965	1,590,930
	TOWD POINT MORTGAGE FUNDING	FLT 20/Oct/2051 503,440	665,548	603,701
	RALI SERIES 2006-QO6 TRUST	FLT 25/Jun/2046 123,788	102,966	28,174
	RESIDENTIAL MORTGAGE SECURITIES	FLT 20/Jun/2070 328,836	420,515	393,506
	TOWD POINT MORTGAGE TRUST	FLT 25/Oct/2057 623,150	636,124	594,418
	TOWD POINT MORTGAGE TRUST	FLT 25/Mar/2058 1,389,683	1,425,077	1,330,376
	TOWD POINT MORTGAGE TRUST	FLT 25/Mar/2058 241,748	260,332	227,728
	TOWD POINT MORTGAGE TRUST	FLT 25/Oct/2059 542,950	543,607	537,033
	TOTAL MORTGAGE-BACKED SECURITIES		165,931,128	161,814,555

OTHER:
	FIDELITY GOVT PORTFOLIO - INST SHRS	319,518,814 UNITS	319,518,814	319,518,814
	PIMCO FDS PAC INVT MGMT OPN-END FD	1,417,665 UNITS	16,382,790	16,104,676
	TR RECEIPT MISCELLANEOUS INCOME	1 UNIT	1	—
	UNITED STATES OF AMERICA	24,000,000 SHARES	24,000,000	24,000,000
	TOTAL OTHER		359,901,605	359,623,490

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2022
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
DERIVATIVES RECEIVABLE:
	3MO EURO EURIBOR INTEREST RATE	FUTURE LONG EX 3/13/2023		(1,422,179)
	3MO EURO EURIBOR INTEREST RATE	VM EX 3/13/2023 SIZE 2,500	(1,422,179)	1,422,179
	90DAY EURO$ FUTR INTEREST RATE	FUTURE LONG EX 06/19/2023		27,195
	90DAY EURO$ FUTR INTEREST RATE	VM EX 06/19/2023 SIZE 2,500	27,195	(27,195)
	AUST 10Y BOND FUT BOND	FUTURE LONG EX 3/15/2023		30,446
	AUST 10Y BOND FUT BOND	VM EX 3/15/2023 SIZE 100,000	30,446	(30,446)
	AUST 3YR BOND FUT BOND	FUTURE LONG EX 3/15/2023		14,303
	AUST 3YR BOND FUT BOND	VM EX 3/15/2023 SIZE 100,000	14,303	(14,303)
	CREDIT DEFAULT SWAP	EX 20/JUN/2023 200,000	—	623
	CREDIT DEFAULT SWAP	EX 20/JUN/2024 100,000	—	589
	CREDIT DEFAULT SWAP	EX 20/DEC/2024 50,000	—	340
	CREDIT DEFAULT SWAP	EX 20/DEC/2024 100,000	—	679
	CREDIT DEFAULT SWAP	EX 20/JUN/2026 100,000	—	124
	CREDIT DEFAULT SWAP	CDS EX 20/DEC/2023 500,000		2,684
	CREDIT DEFAULT SWAP	VM EX 20/DEC/2023 500,000	2,684	(2,684)
	CREDIT DEFAULT SWAP	CDS EX 20/DEC/2023 300,000		1,610
	CREDIT DEFAULT SWAP	VM EX 20/DEC/2023 300,000	1,610	(1,610)
	CREDIT DEFAULT SWAP	CDS EX 20/DEC/2023 100,000		537
	CREDIT DEFAULT SWAP	VM EX 20/DEC/2023 100,000	537	(537)
	CREDIT DEFAULT SWAP	CDS EX 20/DEC/2023 200,000		1,074
	CREDIT DEFAULT SWAP	VM EX 20/DEC/2023 200,000	1,074	(1,074)
	CREDIT DEFAULT SWAP	CDS EX 20/DEC/2023 100,000		537
	CREDIT DEFAULT SWAP	VM EX 20/DEC/2023 100,000	537	(537)
	CREDIT DEFAULT SWAP	CDS EX 20/DEC/2023 100,000		537
	CREDIT DEFAULT SWAP	VM EX 20/DEC/2023 100,000	537	(537)
	CREDIT DEFAULT SWAP	CDS EX 20/DEC/2023 100,000		537
	CREDIT DEFAULT SWAP	VM EX 20/DEC/2023 100,000	537	(537)
	CREDIT DEFAULT SWAP	CDS EX 20/DEC/2023 200,000		1,022
	CREDIT DEFAULT SWAP	VM EX 20/DEC/2023 200,000	1,022	(1,022)
	CREDIT DEFAULT SWAP	CDS EX 20/JUN/2024 100,000		682
	CREDIT DEFAULT SWAP	VM EX 20/JUN/2024 100,000	682	(682)
	CREDIT DEFAULT SWAP	CDS EX 20/JUN/2024 500,000		3,408
	CREDIT DEFAULT SWAP	VM EX 20/JUN/2024 500,000	3,408	(3,408)
	CREDIT DEFAULT SWAP	CDS EX 20/DEC/2024 100,000		823
	CREDIT DEFAULT SWAP	VM EX 20/DEC/2024 100,000	823	(823)
	CREDIT DEFAULT SWAP	CDS EX 20/JUN/2026 100,000		635

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2022
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
DERIVATIVES RECEIVABLE (CONTINUED):
	CREDIT DEFAULT SWAP	VM EX 20/JUN/2026 100,000	635	(635)
	CREDIT DEFAULT SWAP	CDS EX 20/JUN/2026 1,300,000		63
	CREDIT DEFAULT SWAP	VM EX 20/JUN/2026 1,300,000	63	(63)
	CREDIT INDEX SWAP	CIS EX 20/DEC/2027 700,000		5,579
	CREDIT INDEX SWAP	VM EX 20/DEC/2027 700,000	5,579	(5,579)
	CREDIT INDEX SWAP	CIS EX 20/DEC/2027 1,300,000		10,361
	CREDIT INDEX SWAP	VM EX 20/DEC/2027 1,300,000	10,361	(10,361)
	E-MINI RUSS 2000 EQUITY INDEX	FUTURE LONG EX 03/17/2023		35,476
	E-MINI RUSS 2000 EQUITY INDEX	VM EX 03/17/2023 SIZE 50	35,476	(35,476)
	EURO-BOBL FUTURE BOND	FUTURE LONG EX 03/08/2023		172,810
	EURO-BOBL FUTURE BOND	VM EX 03/08/2023 SIZE 100,000	172,810	(172,810)
	EURO-BTP FUTURE BOND	FUTURE LONG EX 03/08/2023		743,194
	EURO-BTP FUTURE BOND	VM EX 03/08/2023 SIZE 100,000	743,194	(743,194)
	EURO-BUND FUTURE BOND	FUTURE LONG EX 03/08/2023		22,192
	EURO-BUND FUTURE BOND	VM EX 03/08/2023 SIZE 100,000	22,192	(22,192)
	EURO-BUXL 30Y BND BOND	FUTURE LONG EX 03/08/2023		421,217
	EURO-BUXL 30Y BND BOND	VM EX 03/08/2023 SIZE 100,000	421,217	(421,217)
	EURO-OAT FUTURE BOND	FUTURE LONG EX 03/08/2023		357,682
	EURO-OAT FUTURE BOND	VM EX 03/08/2023 SIZE 100,000	357,682	(357,682)
	EURO-SCHATZ FUT BOND	FUTURE LONG EX 03/08/2023		852,983
	EURO-SCHATZ FUT BOND	VM EX 03/08/2023 SIZE 100,000	852,983	(852,983)
	FORWARD CURRENCY CONTRACTS - DKK	DKK RATE 7.1491		5,745
	FORWARD CURRENCY CONTRACTS - EUR	EUR RATE 0.955		10,059
	FORWARD CURRENCY CONTRACTS - EUR	EUR RATE 0.9402		1,029
	FORWARD CURRENCY CONTRACTS - EUR	EUR RATE 0.9386		1,240
	FORWARD CURRENCY CONTRACTS - EUR	EUR RATE 0.9413		1,734
	FORWARD CURRENCY CONTRACTS - EUR	EUR RATE 0.9406		1,840
	FORWARD CURRENCY CONTRACTS - EUR	EUR RATE 0.9381		774
	FORWARD CURRENCY CONTRACTS - MXN	MXN RATE 20.0945		1,871
	INFLATION INDEX SWAPTION	EX 22/JUN/2035 800,000	—	(159,522)
	INFLATION SWAP	CPI EX 05/Feb/2023 2,750,000		560,267
	INFLATION SWAP	VM EX 05/Feb/2023 2,750,000	560,267	(560,267)
	INFLATION SWAP	CPI EX 13/Apr/2023 3,500,000		682,652
	INFLATION SWAP	VM EX 13/Apr/2023 3,500,000	682,652	(682,652)
	INFLATION SWAP	CPI EX 27/Apr/2023 490,000		94,812
	INFLATION SWAP	VM EX 27/Apr/2023 490,000	94,812	(94,812)

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2022
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
DERIVATIVES RECEIVABLE (CONTINUED):
	INFLATION SWAP	CPI EX 15/MAR/2024 300,000		41,916
	INFLATION SWAP	VM EX 15/MAR/2024 300,000	41,916	(41,916)
	INFLATION SWAP	CPI EX 15/MAR/2024 700,000		97,803
	INFLATION SWAP	VM EX 15/MAR/2024 700,000	97,803	(97,803)
	INFLATION SWAP	CPI EX 15/MAR/2024 100,000		13,972
	INFLATION SWAP	VM EX 15/MAR/2024 100,000	13,972	(13,972)
	INFLATION SWAP	CPI EX 24/Feb/2031 1,000,000		147,862
	INFLATION SWAP	VM EX 24/Feb/2031 1,000,000	147,862	(147,862)
	INFLATION SWAP	CPI EX 24/Feb/2031 900,000		133,076
	INFLATION SWAP	VM EX 24/Feb/2031 900,000	133,076	(133,076)
	INFLATION SWAP	CPI EX 26/Feb/2026 2,000,000		279,930
	INFLATION SWAP	VM EX 26/Feb/2026 2,000,000	279,930	(279,930)
	INFLATION SWAP	CPI EX 05/Mar/2026 2,400,000		327,203
	INFLATION SWAP	VM EX 05/Mar/2026 2,400,000	327,203	(327,203)
	INFLATION SWAP	CPI EX 13/May/2026 2,000,000		234,334
	INFLATION SWAP	VM EX 13/May/2026 2,000,000	234,334	(234,334)
	INFLATION SWAP	CPI EX 14/May/2026 800,000		92,945
	INFLATION SWAP	VM EX 14/May/2026 800,000	92,945	(92,945)
	INFLATION SWAP	CPI EX 26/Aug/2028 1,600,000		152,150
	INFLATION SWAP	VM EX 26/Aug/2028 1,600,000	152,150	(152,150)
	INFLATION SWAP	CPI EX 10/Sep/2028 500,000		43,764
	INFLATION SWAP	VM EX 10/Sep/2028 500,000	43,764	(43,764)
	INFLATION SWAP	CPI EX 15/Sep/2023 600,000		136,663
	INFLATION SWAP	VM EX 15/Sep/2023 600,000	136,663	(136,663)
	INFLATION SWAP	CPI EX 15/Dec/2026 600,000		93,938
	INFLATION SWAP	VM EX 15/Dec/2026 600,000	93,938	(93,938)
	INFLATION SWAP	CPI EX 15/JAN/2032 500,000		63,907
	INFLATION SWAP	VM EX 15/JAN/2032 500,000	63,907	(63,907)
	INFLATION SWAP	CPI EX 15/JAN/2032 900,000		115,033
	INFLATION SWAP	VM EX 15/JAN/2032 900,000	115,033	(115,033)
	INFLATION SWAP	CPI EX 15/MAY/2024 300,000		30,996
	INFLATION SWAP	VM EX 15/MAY/2024 300,000	30,996	(30,996)
	INFLATION SWAP	CPI EX 15/MAY/2024 200,000		20,664
	INFLATION SWAP	VM EX 15/MAY/2024 200,000	20,664	(20,664)
	INFLATION SWAP	CPI EX 15/MAY/2024 300,000		30,996
	INFLATION SWAP	VM EX 15/MAY/2024 300,000	30,996	(30,996)

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2022
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
DERIVATIVES RECEIVABLE (CONTINUED):
	INFLATION SWAP	CPI EX 15/MAY/2024 300,000		31,792
	INFLATION SWAP	VM EX 15/MAY/2024 300,000	31,792	(31,792)
	INFLATION SWAP	CPI EX 15/May/2032 600,000		35,151
	INFLATION SWAP	VM EX 15/May/2032 600,000	35,151	(35,151)
	INFLATION SWAP	CPI EX 15/May/2032 600,000		35,151
	INFLATION SWAP	VM EX 15/May/2032 600,000	35,151	(35,151)
	INFLATION SWAP	CPI EX 15/Jun/2032 600,000		17,525
	INFLATION SWAP	VM EX 15/Jun/2032 600,000	17,525	(17,525)
	INFLATION SWAP	CPI EX 15/Jun/2032 800,000		23,367
	INFLATION SWAP	VM EX 15/Jun/2032 800,000	23,367	(23,367)
	INFLATION SWAP	CPI EX 15/Jun/2024 800,000		66,223
	INFLATION SWAP	VM EX 15/Jun/2024 800,000	66,223	(66,223)
	INFLATION SWAP	CPI EX 15/Jun/2024 500,000		42,509
	INFLATION SWAP	VM EX 15/Jun/2024 500,000	42,509	(42,509)
	INFLATION SWAP	CPI EX 15/Jul/2032 600,000		30,127
	INFLATION SWAP	VM EX 15/Jul/2032 600,000	30,127	(30,127)
	INFLATION SWAP	CPI EX 15/May/2027 1,000,000		48,133
	INFLATION SWAP	VM EX 15/May/2027 1,000,000	48,133	(48,133)
	INFLATION SWAP	CPI EX 15/SEP/2032 2,400,000		63,010
	INFLATION SWAP	VM EX 15/SEP/2032 2,400,000	63,010	(63,010)
	INFLATION SWAP	CPI EX 15/OCT/2032 1,200,000		39,926
	INFLATION SWAP	VM EX 15/OCT/2032 1,200,000	39,926	(39,926)
	INTEREST RATE SWAP	IRS EX 20/Jun/2048 6,700,000		1,238,008
	INTEREST RATE SWAP	VM EX 20/Jun/2048 6,700,000	1,238,008	(1,238,008)
	INTEREST RATE SWAP	IRS EX 13/JAN/2050 1,700,000		389,067
	INTEREST RATE SWAP	VM EX 13/JAN/2050 1,700,000	389,067	(389,067)
	INTEREST RATE SWAP	IRS EX 30/Mar/2023 23,730,000		262,934
	INTEREST RATE SWAP	VM EX 30/Mar/2023 23,730,000	262,934	(262,934)
	INTEREST RATE SWAP	IRS EX 09/Jun/2041 2,740,000		924,668
	INTEREST RATE SWAP	VM EX 09/Jun/2041 2,740,000	924,668	(924,668)
	INTEREST RATE SWAP	IRS EX 09/Jun/2041 2,740,000		924,668
	INTEREST RATE SWAP	VM EX 09/Jun/2041 2,740,000	924,668	(924,668)
	INTEREST RATE SWAP	IRS EX 09/Jun/2041 2,300,000		776,181
	INTEREST RATE SWAP	VM EX 09/Jun/2041 2,300,000	776,181	(776,181)
	INTEREST RATE SWAP	IRS EX 09/Jun/2041 110,000		37,122
	INTEREST RATE SWAP	VM EX 09/Jun/2041 110,000	37,122	(37,122)

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2022
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
DERIVATIVES RECEIVABLE (CONTINUED):
	INTEREST RATE SWAP	IRS EX 09/Jun/2041 120,000		40,496
	INTEREST RATE SWAP	VM EX 09/Jun/2041 120,000	40,496	(40,496)
	INTEREST RATE SWAP	IRS EX 09/Jun/2041 120,000		40,496
	INTEREST RATE SWAP	VM EX 09/Jun/2041 120,000	40,496	(40,496)
	INTEREST RATE SWAP	IRS EX 09/Jun/2041 120,000		40,496
	INTEREST RATE SWAP	VM EX 09/Jun/2041 120,000	40,496	(40,496)
	INTEREST RATE SWAP	IRS EX 09/Jun/2041 120,000		40,496
	INTEREST RATE SWAP	VM EX 09/Jun/2041 120,000	40,496	(40,496)
	INTEREST RATE SWAP	IRS EX 09/Jun/2041 100,000		33,747
	INTEREST RATE SWAP	VM EX 09/Jun/2041 100,000	33,747	(33,747)
	INTEREST RATE SWAP	IRS EX 16/Jun/2051 3,300,000		1,356,080
	INTEREST RATE SWAP	VM EX 16/Jun/2051 3,300,000	1,356,080	(1,356,080)
	INTEREST RATE SWAP	IRS EX 16/Jun/2051 2,000,000		821,867
	INTEREST RATE SWAP	VM EX 16/Jun/2051 2,000,000	821,867	(821,867)
	INTEREST RATE SWAP	IRS EX 15/Dec/2026 500,000		52,257
	INTEREST RATE SWAP	VM EX 15/Dec/2026 500,000	52,257	(52,257)
	INTEREST RATE SWAP	IRS EX 15/Dec/2026 1,500,000		156,770
	INTEREST RATE SWAP	VM EX 15/Dec/2026 1,500,000	156,770	(156,770)
	INTEREST RATE SWAP	IRS EX 15/JUN/2051 700,000		200,294
	INTEREST RATE SWAP	VM EX 15/JUN/2051 700,000	200,294	(200,294)
	INTEREST RATE SWAP	IRS EX 22/JUN/2051 200,000		57,497
	INTEREST RATE SWAP	VM EX 22/JUN/2051 200,000	57,497	(57,497)
	INTEREST RATE SWAP	IRS EX 23/JUN/2051 200,000		57,125
	INTEREST RATE SWAP	VM EX 23/JUN/2051 200,000	57,125	(57,125)
	INTEREST RATE SWAP	IRS EX 23/JUN/2051 300,000		84,443
	INTEREST RATE SWAP	VM EX 23/JUN/2051 300,000	84,443	(84,443)
	INTEREST RATE SWAP	IRS EX 06/JUL/2051 400,000		118,359
	INTEREST RATE SWAP	VM EX 06/JUL/2051 400,000	118,359	(118,359)
	INTEREST RATE SWAP	IRS EX 08/JUL/2051 800,000		243,639
	INTEREST RATE SWAP	VM EX 08/JUL/2051 800,000	243,639	(243,639)
	INTEREST RATE SWAP	IRS EX 15/Jul/2031 700,000		120,732
	INTEREST RATE SWAP	VM EX 15/Jul/2031 700,000	120,732	(120,732)
	INTEREST RATE SWAP	IRS EX 15/Dec/2051 1,400,000		387,365
	INTEREST RATE SWAP	VM EX 15/Dec/2051 1,400,000	387,365	(387,365)
	INTEREST RATE SWAP	IRS EX 15/Dec/2051 200,000		55,338
	INTEREST RATE SWAP	VM EX 15/Dec/2051 200,000	55,338	(55,338)

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2022
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
DERIVATIVES RECEIVABLE (CONTINUED):
	INTEREST RATE SWAP	IRS EX 16/JUL/2051 600,000		191,162
	INTEREST RATE SWAP	VM EX 16/JUL/2051 600,000	191,162	(191,162)
	INTEREST RATE SWAP	IRS EX 21/Jul/2031 200,000		34,464
	INTEREST RATE SWAP	VM EX 21/Jul/2031 200,000	34,464	(34,464)
	INTEREST RATE SWAP	IRS EX 04/AUG/2051 400,000		136,006
	INTEREST RATE SWAP	VM EX 04/AUG/2051 400,000	136,006	(136,006)
	INTEREST RATE SWAP	IRS EX 12/AUG/2051 600,000		188,928
	INTEREST RATE SWAP	VM EX 12/AUG/2051 600,000	188,928	(188,928)
	INTEREST RATE SWAP	IRS EX 15/Nov/2028 3,200,000		263,026
	INTEREST RATE SWAP	VM EX 15/Nov/2028 3,200,000	263,026	(263,026)
	INTEREST RATE SWAP	IRS EX 10/Nov/2051 800,000		248,712
	INTEREST RATE SWAP	VM EX 10/Nov/2051 800,000	248,712	(248,712)
	INTEREST RATE SWAP	IRS EX 20/MAR/2028 6,120,000		806
	INTEREST RATE SWAP	VM EX 20/MAR/2028 6,120,000	806	(806)
	INTEREST RATE SWAP	IRS EX 20/SEP/2027 23,000,000		2,407
	INTEREST RATE SWAP	VM EX 20/SEP/2027 23,000,000	2,407	(2,407)
	INTEREST RATE SWAP	IRS EX 08/Dec/2051 400,000		137,064
	INTEREST RATE SWAP	VM EX 08/Dec/2051 400,000	137,064	(137,064)
	INTEREST RATE SWAP	IRS EX 15/JUN/2032 9,800,000		1,413,155
	INTEREST RATE SWAP	VM EX 15/JUN/2032 9,800,000	1,413,155	(1,413,155)
	INTEREST RATE SWAP	IRS EX 15/JUN/2032 3,400,000		490,029
	INTEREST RATE SWAP	VM EX 15/JUN/2032 3,400,000	490,029	(490,029)
	INTEREST RATE SWAP	IRS EX 16/MAR/2042 730,000		369,482
	INTEREST RATE SWAP	VM EX 16/MAR/2042 730,000	369,482	(369,482)
	INTEREST RATE SWAP	IRS EX 16/MAR/2042 442,000		223,714
	INTEREST RATE SWAP	VM EX 16/MAR/2042 442,000	223,714	(223,714)
	INTEREST RATE SWAP	IRS EX 16/MAR/2042 1,028,000		520,311
	INTEREST RATE SWAP	VM EX 16/MAR/2042 1,028,000	520,311	(520,311)
	INTEREST RATE SWAP	IRS EX 04/Nov/2052 1,300,000		651,764
	INTEREST RATE SWAP	VM EX 04/Nov/2052 1,300,000	651,764	(651,764)
	INTEREST RATE SWAP	IRS EX 04/Nov/2052 1,200,000		602,918
	INTEREST RATE SWAP	VM EX 04/Nov/2052 1,200,000	602,918	(602,918)
	INTEREST RATE SWAP	IRS EX 08/Nov/2052 1,490,000		746,774
	INTEREST RATE SWAP	VM EX 08/Nov/2052 1,490,000	746,774	(746,774)
	INTEREST RATE SWAP	IRS EX 08/Nov/2052 810,000		405,964
	INTEREST RATE SWAP	VM EX 08/Nov/2052 810,000	405,964	(405,964)

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2022
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
DERIVATIVES RECEIVABLE (CONTINUED):
	INTEREST RATE SWAP	IRS EX 15/JUN/2032 5,500,000		792,225
	INTEREST RATE SWAP	VM EX 15/JUN/2032 5,500,000	792,225	(792,225)
	INTEREST RATE SWAP	IRS EX 13/SEP/2024 4,100,000		5,455
	INTEREST RATE SWAP	VM EX 13/SEP/2024 4,100,000	5,455	(5,455)
	INTEREST RATE SWAP	IRS EX 09/Dec/2052 1,200,000		38,607
	INTEREST RATE SWAP	VM EX 09/Dec/2052 1,200,000	38,607	(38,607)
	INTEREST RATE SWAP	IRS EX 09/Dec/2052 200,000		6,435
	INTEREST RATE SWAP	VM EX 09/Dec/2052 200,000	6,435	(6,435)
	INTEREST RATE SWAP	IRS EX 09/Dec/2052 200,000		6,435
	INTEREST RATE SWAP	VM EX 09/Dec/2052 200,000	6,435	(6,435)
	INTEREST RATE SWAP	IRS EX 09/Dec/2052 200,000		6,435
	INTEREST RATE SWAP	VM EX 09/Dec/2052 200,000	6,435	(6,435)
	INTEREST RATE SWAP	IRS EX 09/Dec/2052 100,000		3,217
	INTEREST RATE SWAP	VM EX 09/Dec/2052 100,000	3,217	(3,217)
	INTEREST RATE SWAP	IRS EX 09/Dec/2052 100,000		3,217
	INTEREST RATE SWAP	VM EX 09/Dec/2052 100000	3,217	(3,217)
	JPN 10Y BOND(OSE) BOND	FUTURE LONG EX 03/13/2023		384,660
	JPN 10Y BOND(OSE) BOND	VM EX 03/13/2023 SIZE 100,000,000	384,660	(384,660)
	LONG GILT FUTURE BOND	FUTURE LONG EX 3/29/2023		(55,450)
	LONG GILT FUTURE BOND	VM EX 3/29/2023 SIZE 100,000	(55,450)	55,450
	PURCHASE OPTIONS	CALL SCTY EX 06/22/2023 1	246,000	918,737
	PURCHASE OPTIONS	CALL SCTY EX 06/22/2023 1	239,686	904,220
	PURCHASE OPTIONS	CALL SCTY EX 06/28/2023 1	543,200	2,103,419
	PURCHASE OPTIONS	CALL SCTY EX 09/11/2023 1	70,500	75,402
	PURCHASE OPTIONS	CALL SCTY EX 09/11/2023 1	70,680	74,600
	PURCHASE OPTIONS	CALL SCTY EX 11/13/2023 1	163,293	543,174
	PURCHASE OPTIONS	PUT SCTY EX 01/31/2023 1	48,534	—
	PURCHASE OPTIONS	PUT SCTY EX 02/02/2023 1	48,000	—
	PURCHASE OPTIONS	PUT SCTY EX 02/23/2023 1	167,750	28
	PURCHASE OPTIONS	PUT SCTY EX 05/31/2023 1	158,400	17,320
	PURCHASE OPTIONS	PUT SCTY EX 04/26/2023 1	50,173	3,198
	SHORT EURO-BTP FU BOND	FUTURE LONG EX 03/08/2023		107,852
	SHORT EURO-BTP FU BOND	VM EX 03/08/2023 SIZE 100,000	107,852	(107,852)
	SPOT CURRENCY CONTRACTS - EUR	EUR RATE 0.8291		(272)
	US 10YR NOTE (CBT) BOND	FUTURE LONG EX 3/22/2023		(10,413)
	US 10YR NOTE (CBT) BOND	VM EX 3/22/2023 SIZE 100,000	(10,413)	10,413

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2022
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
DERIVATIVES RECEIVABLE (CONTINUED):
	US 10YR NOTE (CBT) BOND	FUTURE LONG EX 3/22/2023		136,488
	US 10YR NOTE (CBT) BOND	VM EX 3/22/2023 SIZE 100,000	136,488	(136,488)
	US 10YR ULTRA FUT BOND	FUTURE LONG EX 3/22/2023		(97,588)
	US 10YR ULTRA FUT BOND	VM EX 3/22/2023 SIZE 100,000	(97,588)	97,588
	US 2YR NOTE (CBT) BOND	FUTURE LONG EX 03/31/2023		12,396
	US 2YR NOTE (CBT) BOND	VM EX 03/31/2023 SIZE 200,000	12,396	(12,396)
	US 2YR NOTE (CBT) BOND	FUTURE LONG EX 03/31/2023		(3,488)
	US 2YR NOTE (CBT) BOND	VM EX 03/31/2023 SIZE 200,000	(3,488)	3,488
	US 5YR NOTE (CBT) BOND	FUTURE LONG EX 03/31/2023		(316,700)
	US 5YR NOTE (CBT) BOND	VM EX 03/31/2023 SIZE 100,000	(316,700)	316,700
	US LONG BOND(CBT) BOND	FUTURE LONG EX 3/22/2023		97,646
	US LONG BOND(CBT) BOND	VM EX 3/22/2023 SIZE 100,000	97,646	(97,646)
	US ULTRA BOND CBT BOND	FUTURE LONG EX 3/22/2023		(2,831)
	US ULTRA BOND CBT BOND	VM EX 3/22/2023 SIZE 100,000	(2,831)	2,831
	TOTAL DERIVATIVES RECEIVABLE		23,120,850	4,506,951

COLLECTIVE INVESTMENT FUNDS:
	BLCKRCK DEVELOPED REAL	25,223,295 UNITS	265,894,902	267,533,396
	BLCKRCK EAFE EQUITY	223,612,023 UNITS	2,310,800,751	2,495,264,207
	BLCKRCK EAFE SMALL CAP	29,059,771 UNITS	299,658,782	301,413,751
	BLCKRCK EMER MARKETS	113,337,068 UNITS	1,171,737,167	1,063,203,698
	BLCKRCK EQUITY INDEX	509,964,419 UNITS	6,018,600,866	7,981,504,124
	BLCKRCK RUSSELL GROWTH 1000	126,992,756UNITS	1,432,912,115	2,089,488,017
	BLCKRCK RUSSELL VALUE 1000	107,136,404 UNITS	1,120,953,701	1,508,555,558
	BLCKRCK RUSSELL 2000	89,268,668 UNITS	980,629,571	1,079,713,465
	BLCKRCK U.S. DEBT	143,165,100 UNITS	1,545,061,638	1,447,714,121
	BLCKRCK U.S. TIPS U/A	8,147,795 UNITS	89,379,666	90,280,824
*	JPMAM EMBI GLOBAL FUND	7,519,614 UNITS	119,704,932	115,426,074
*	JPMCB CORE BOND FUND	25,669,034 UNITS	487,205,184	499,006,028
*	JPMCB LIQUIDITY	142,604,847 UNITS	142,604,847	142,604,847
	BLCKRCK SHORT-TERM	40,472,036 UNITS	40,472,035	40,472,036
	SSGA S&P MIDCAP INDEX	95,754,539 UNITS	1,181,470,777	1,837,529,604
	TOTAL COLLECTIVE INVESTMENT FUNDS		17,207,086,934	20,959,709,750

	SUBTOTAL INVESTMENTS AT FAIR VALUE		26,949,052,533	32,522,308,003

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2022
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
SYNTHETIC GUARANTEED INVESTMENT CONTRACTS:
*	JPMAM/VOYA CONTRACT MCA	Contract Wrapper - 2.40%	50,531,497	50,531,497
*	JPMAM/TRANSAMERICA WRP CONTRACT	Contract Wrapper - 2.41%	49,720,970	49,720,970
*	JPMAM/METLIFE GAC	Contract Wrapper - 2.52%	54,027,348	54,027,348
*	JPMAM/PRUD'L WRAP CONTRACT	Contract Wrapper - 2.48%	56,339,108	56,339,108
*	JPMC INTERMEDT AGGREGATE SEP ACCT	Separate Acct 2,559,827,516 UNITS	2,349,208,593	2,349,208,593
	TOTAL SYNTHETIC GUARANTEED INVESTMENT CONTRACTS		2,559,827,516	2,559,827,516
	TOTAL INVESTMENTS		29,508,880,049	35,082,135,519
*	NOTES RECVBL FROM PARTICIPANTS	INT RATE: 3.25 – 9.20%	N/A	530,163,208
	TOTAL INVESTMENTS INCLUDING NOTES RECEIVABLE FROM PARTICIPANTS		$29,508,880,049	$35,612,298,727

* PARTY-IN-INTEREST AS DEFINED BY ERISA

GLOSSARY OF ACRONYMS
FLT: FLOATING/VARIABLE RATE
ZCP: ZERO COUPON

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER:002 - EIN# 13/4994650
SCHEDULE OF ASSETS (BOTH ACQUIRED AND DISPOSED OF WITHIN THE PLAN YEAR)
YEAR ENDED DECEMBER 31, 2022
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COSTS OF ACQUISITIONS	PROCEEDS OF DISPOSITION
FOLLOWING ARE THE PURCHASES AND SALES OF NON-EXCLUDED ASSETS:
DERIVATIVES:
	E-MINI RUSS 2000 EQUITY INDEX	EXPIRES 12/16/2022 SIZE 50	$—	$(1,488,679)
	E-MINI RUSS 2000 EQUITY INDEX	EXPIRES 09/16/2022 SIZE 50	—	757,177
	10 YEAR US TREASURY NOTES CA	CALL SCTY EX 02/18/2022 100,000	2,331	(1)
	BOND OPTION - BOP	EXPIRES 04/22/2022 SIZE 100,000	—	11,490
	SWAPTION - SOP	CALL SCTY EX 04/06/2023 1	(167,560)	229,173
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 09/07/2022 1	1,594	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 09/07/2022 1	2,969	(195)
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 09/07/2022 1	1,469	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 04/06/2022 1	914	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 04/06/2022 1	914	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 05/05/2022 1	1,156	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 05/05/2022 1	1,156	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 06/06/2022 1	1,078	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 04/06/2022 1	813	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 04/06/2022 1	813	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 03/07/2022 1	969	(94)
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 03/07/2022 1	1,211	(117)
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 03/07/2022 1	363	(23)
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 03/07/2022 1	727	(47)
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 04/06/2022 1	1,137	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 04/06/2022 1	1,875	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 04/06/2022 1	1,875	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 06/06/2022 1	7,109	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 06/06/2022 1	9,844	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 04/06/2022 1	320	(16)
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 04/06/2022 1	813	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 04/06/2022 1	813	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 04/06/2022 1	375	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 04/06/2022 1	375	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 04/06/2022 1	1,219	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 04/06/2022 1	1,625	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 04/06/2022 1	1,625	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 04/06/2022 1	2,438	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 04/06/2022 1	1,160	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 04/06/2022 1	1,160	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 04/06/2022 1	1,516	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 04/06/2022 1	4,926	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 04/06/2022 1	750	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 04/06/2022 1	1,125	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 05/05/2022 1	1,031	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 05/05/2022 1	1,031	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 05/05/2022 1	1,652	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 05/05/2022 1	2203	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 05/05/2022 1	969	(63)
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 05/05/2022 1	906	(63)

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER:002 - EIN# 13/4994650
SCHEDULE OF ASSETS (BOTH ACQUIRED AND DISPOSED OF WITHIN THE PLAN YEAR)
YEAR ENDED DECEMBER 31, 2022
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COSTS OF ACQUISITIONS	PROCEEDS OF DISPOSITION
DERIVATIVES (CONTINUED):
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 05/05/2022 1	906	(63)
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 05/05/2022 1	453	(39)
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 05/05/2022 1	914	(63)
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 05/05/2022 1	914	(63)
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 06/06/2022 1	1,734	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 06/06/2022 1	1,563	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 09/07/2022 1	4,500	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 03/07/2022 1	188	(20)
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 03/07/2022 1	563	(39)
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 04/06/2022 1	1,219	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 04/06/2022 1	563	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 04/06/2022 1	563	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 04/06/2022 1	797	(23)
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 04/06/2022 1	1,250	(39)
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 04/06/2022 1	1,250	(39)
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 05/05/2022 1	938	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 05/05/2022 1	844	(63)
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 05/05/2022 1	844	(63)
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 05/05/2022 1	1,266	(94)
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 05/05/2022 1	1,266	(94)
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 05/05/2022 1	1,453	(94)
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 05/05/2022 1	1,938	(125)
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 05/05/2022 1	1,172	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 05/05/2022 1	422	(27)
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 05/05/2022 1	844	(55)
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 05/05/2022 1	2,813	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 05/05/2022 1	2,344	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 06/06/2022 1	6,297	(355)
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 06/06/2022 1	8,719	(492)
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 06/06/2022 1	1,266	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 06/06/2022 1	1,688	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 07/07/2022 1	8,625	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 07/07/2022 1	1,547	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 09/07/2022 1	1,531	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 09/07/2022 1	1,055	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 03/07/2022 1	953	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 03/07/2022 1	1,430	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 04/06/2022 1	500	(63)
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 04/06/2022 1	500	(63)
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 04/06/2022 1	461	(63)
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 04/06/2022 1	219	(16)
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 04/06/2022 1	219	(16)
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 04/06/2022 1	809	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 04/06/2022 1	1,078	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 04/06/2022 1	539	(47)
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 04/06/2022 1	625	(59)
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 04/06/2022 1	938	(88)
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 04/06/2022 1	1,313	(117)

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER:002 - EIN# 13/4994650
SCHEDULE OF ASSETS (BOTH ACQUIRED AND DISPOSED OF WITHIN THE PLAN YEAR)
YEAR ENDED DECEMBER 31, 2022
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COSTS OF ACQUISITIONS	PROCEEDS OF DISPOSITION
DERIVATIVES (CONTINUED):
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 04/06/2022 1	1,969	(176)
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 04/06/2022 1	281	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 04/06/2022 1	281	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 04/06/2022 1	1,172	(78)
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 04/06/2022 1	3,809	(254)
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 04/06/2022 1	867	(59)
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 04/06/2022 1	578	(16)
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 05/05/2022 1	750	(63)
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 05/05/2022 1	750	(63)
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 05/05/2022 1	1,125	(94)
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 05/05/2022 1	1,500	(125)
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 06/06/2022 1	1,266	(59)
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 07/07/2022 1	1,453	(70)
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 07/07/2022 1	3,445	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 09/07/2022 1	3,625	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 03/07/2022 1	594	(16)
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 04/06/2022 1	656	(70)
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 03/07/2022 1	438	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 03/07/2022 1	656	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 03/07/2022 1	656	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 04/14/2022 1	1,102	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 04/14/2022 1	1,102	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 05/05/2022 1	2,250	(188)
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 05/05/2022 1	1,875	(156)
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 06/06/2022 1	891	(70)
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 06/06/2022 1	1,188	(94)
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 05/05/2022 1	313	(23)
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 05/05/2022 1	313	(23)
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 07/07/2022 1	5,953	(375)
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 07/07/2022 1	996	(117)
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 07/07/2022 1	1,660	(78)
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 03/07/2022 1	316	(59)
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 03/07/2022 1	316	(59)
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 03/07/2022 1	219	(31)
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 03/07/2022 1	375	(59)
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 03/07/2022 1	375	(59)
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 04/06/2022 1	180	(16)
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 04/06/2022 1	180	(16)
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 04/06/2022 1	164	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 05/05/2022 1	1,031	(47)
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 05/05/2022 1	1,375	(63)
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 07/07/2022 1	2,188	(273)
	CREDIT DEFAULT SWAP	CDS COLOM 10.375 2@1 %USD 20/JUN/2027	—	—
	CREDIT DEFAULT SWAP	CDS T 3.8 02/15/27@1 %USD 20/DEC/2022	—	—
	CREDIT INDEX SWAP	CDI CDX.NA.IG.38-V@1 %USD 20/JUN/2027	—	—
	CREDIT INDEX SWAP	CDI CDX.NA.IG.38-V@1 %USD 20/JUN/2027	—	—
	CREDIT INDEX SWAP	CDI CDX.NA.IG.38-V@1 %USD 20/JUN/2027	—	—
	CREDIT INDEX SWAP	CDI CDX.NA.IG.38-V@1 %USD 20/JUN/2027	—	—

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER:002 - EIN# 13/4994650
SCHEDULE OF ASSETS (BOTH ACQUIRED AND DISPOSED OF WITHIN THE PLAN YEAR)
YEAR ENDED DECEMBER 31, 2022
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COSTS OF ACQUISITIONS	PROCEEDS OF DISPOSITION
DERIVATIVES (CONTINUED):
	CREDIT INDEX SWAP	CDI CDX.NA.IG.38-V@1 %USD 20/JUN/2027	—	—
	CREDIT INDEX SWAP	CDI CDX.NA.IG.38-V@1 %USD 20/JUN/2027	—	—
	CREDIT INDEX SWAP	CDI CDX.NA.IG.38-V@1 %USD 20/JUN/2027	—	—
	CREDIT INDEX SWAP	CDI CDX.NA.IG.38-V@1 %USD 20/JUN/2027	—	—
	CREDIT INDEX SWAP	CDI CDX.NA.IG.38-V@1 %USD 20/JUN/2027	—	—
	CREDIT INDEX SWAP	CDI CDX.NA.IG.38-V@1 %USD 20/JUN/2027	—	—
	CREDIT INDEX SWAP	CDI CDX.NA.IG.38-V@1 %USD 20/JUN/2027	—	—
	CREDIT INDEX SWAP	CDI CDX.NA.IG.38-V@1 %USD 20/JUN/2027	—	—
	CREDIT INDEX SWAP	CDI CDX.NA.IG.38-V@1 %USD 20/JUN/2027	—	—
	CREDIT INDEX SWAP	CDI ITRAXX.EUROPE.@1 %EUR 20/DEC/2026	—	—
	CREDIT INDEX SWAP	CDI ITRAXX.EUROPE.@1 %EUR 20/DEC/2026	—	—
	CREDIT INDEX SWAP	CDI ITRAXX.EUROPE.@1 %EUR 20/JUN/2027	—	—
	CREDIT INDEX SWAP	CDI ITRAXX.EUROPE.@1 %EUR 20/JUN/2027	—	—
	CREDIT INDEX SWAP	CDI ITRAXX.EUROPE.@1 %EUR 20/DEC/2026	—	—
	CREDIT INDEX SWAP	CDI CDX.NA.IG.39-V@1 %USD 20/DEC/2027	—	—
	CREDIT INDEX SWAP	CDI CDX.NA.IG.39-V@1 %USD 20/DEC/2027	—	—
	CREDIT INDEX SWAP	CDI CDX.NA.IG.39-V@1 %USD 20/DEC/2027	—	—
	INFLATION SWAP	HICPXT 0.0000 EUR 15/May/2027	—	—
	INFLATION SWAP	HICPXT 0.0000 EUR 15/Jun/2032	—	—
	INFLATION SWAP	USCPI 0.0000 USD 01/May/2022	—	—
	INTEREST RATE SWAP	IRS 1.763 /LIBOR 0.0000 USD 12/Jan/2032	—	—
	INTEREST RATE SWAP	IRS 1.8375 /LIBOR 0.0000 USD 12/Jan/2052	—	—
	INTEREST RATE SWAP	IRS 1.805 /LIBOR 0.0000 USD 18/Jan/2052	—	—
	INTEREST RATE SWAP	IRS 1.685 /LIBOR 0.0000 USD 18/Jan/2032	—	—
	INTEREST RATE SWAP	IRS 1.605 /LIBOR 0.0000 USD 18/Jan/2029	—	—
	INTEREST RATE SWAP	IRS 1.685 /LIBOR 0.0000 USD 18/Jan/2032	—	—
	INTEREST RATE SWAP	IRS 1.82 /LIBOR 0.0000 USD 20/Jan/2052	—	—
	INTEREST RATE SWAP	IRS 1.518 /LIBOR 0.0000 USD 20/Jan/2029	—	—
	INTEREST RATE SWAP	IRS 1.867 /LIBOR 0.0000 USD 26/Jan/2052	—	—
	INTEREST RATE SWAP	IRS 1.63 /LIBOR 0.0000 USD 26/Jan/2029	—	—
	INTEREST RATE SWAP	IRS 1.768 /LIBOR 0.0000 USD 02/Feb/2032	—	—
	INTEREST RATE SWAP	IRS 1.91 /LIBOR 0.0000 USD 02/Feb/2052	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR 0 /1.65% USD 08/FEB/2032	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR 0 /1.6175% USD 09/FEB/2029	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR 0 /1.845% USD 15/FEB/2052	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR 0 /1.845% USD 15/FEB/2052	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR 0 /1.788% USD 16/FEB/2052	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR 0 /1.788% USD 16/FEB/2052	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR 0 /1.78% USD 24/FEB/2052	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR 0 /1.93% USD 24/MAR/2052	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR 0 /1.859% USD 05/APR/2052	—	—
	OVERNIGHT INDEX SWAP	OIS SONI 0 /1.6% GBP 18/MAY/2032	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR 0 /2.63% USD 10/AUG/2032	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR 0 /2.56% USD 17/AUG/2032	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR 0 /2.85% USD 29/AUG/2032	—	—
	OVERNIGHT INDEX SWAP	OIS SONI 0 /2% GBP 15/MAR/2053	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR 0 /3.14% USD 04/OCT/2032	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR 0 /3.35% USD 14/DEC/2032	—	—

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER:002 - EIN# 13/4994650
SCHEDULE OF ASSETS (BOTH ACQUIRED AND DISPOSED OF WITHIN THE PLAN YEAR)
YEAR ENDED DECEMBER 31, 2022
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COSTS OF ACQUISITIONS	PROCEEDS OF DISPOSITION
DERIVATIVES (CONTINUED):
	AUST 10Y BOND FUT BOND	EXPIRES 12/15/2022 SIZE 100,000	—	(14,327)
	AUST 10Y BOND FUT BOND	EXPIRES 06/15/2022 SIZE 100,000	—	59,772
	AUST 10Y BOND FUT BOND	EXPIRES 09/15/2022 SIZE 100,000	—	808
	AUST 3YR BOND FUT BOND	EXPIRES 12/15/2022 SIZE 100,000	—	(7,338)
	AUST 3YR BOND FUT BOND	EXPIRES 06/15/2022 SIZE 100,000	—	40,409
	AUST 3YR BOND FUT BOND	EXPIRES 09/15/2022 SIZE 100,000	—	(4,606)
	E-MINI RUSS 2000 EQUITY INDEX	EXPIRES 06/17/2022 SIZE 50	—	(1,488,005)
	EURO-BOBL FUTURE BOND	EXPIRES 12/08/2022 SIZE 100,000	—	15,384
	EURO-BOBL FUTURE BOND	EXPIRES 06/08/2022 SIZE 100,000	—	507,626
	EURO-BOBL FUTURE BOND	EXPIRES 09/08/2022 SIZE 100,000	—	620,757
	EURO-BTP FUTURE BOND	EXPIRES 12/08/2022 SIZE 100,000	—	(232,412)
	EURO-BTP FUTURE BOND	EXPIRES 06/08/2022 SIZE 100,000	—	1,302,792
	EURO-BTP FUTURE BOND	EXPIRES 09/08/2022 SIZE 100,000	—	(155,545)
	EURO-BUND FUTURE BOND	EXPIRES 12/08/2022 SIZE 100,000	—	(4,091)
	EURO-BUND FUTURE BOND	EXPIRES 06/08/2022 SIZE 100,000	—	300,115
	EURO-BUND FUTURE BOND	EXPIRES 09/08/2022 SIZE 100,000	—	651,595
	EURO-BUXL 30Y BND BOND	EXPIRES 12/08/2022 SIZE 100,000	—	(62,378)
	EURO-BUXL 30Y BND BOND	EXPIRES 06/08/2022 SIZE 100,000	—	2,009,062
	EURO-BUXL 30Y BND BOND	EXPIRES 09/08/2022 SIZE 100,000	—	103,999
	EURO-OAT FUTURE BOND	EXPIRES 12/08/2022 SIZE 100,000	—	30,936
	EURO-OAT FUTURE BOND	EXPIRES 06/08/2022 SIZE 100,000	—	265,525
	EURO-OAT FUTURE BOND	EXPIRES 09/08/2022 SIZE 100,000	—	182,187
	EURO-SCHATZ FUT BOND	EXPIRES 12/08/2022 SIZE 100,000	—	422,365
	EURO-SCHATZ FUT BOND	EXPIRES 06/08/2022 SIZE 100,000	—	743,092
	EURO-SCHATZ FUT BOND	EXPIRES 09/08/2022 SIZE 100,000	—	154,392
	FED FUND 30DAY	EXPIRES 04/29/2022 SIZE 4,167	—	(3,294)
	JPN 10Y BOND(OSE) BOND	EXPIRES 09/12/2022 SIZE 100,000,000	—	1,655
	JPN 10Y BOND(OSE) BOND	EXPIRES 12/13/2022 SIZE 100,000,000	—	(96,480)
	JPN 10Y BOND(OSE) BOND	EXPIRES 06/13/2022 SIZE 100,000,000	—	14,884
	LONG GILT FUTURE BOND	EXPIRES 12/28/2022 SIZE 100,000	—	(7,688)
	LONG GILT FUTURE BOND	EXPIRES 06/28/2022 SIZE 100,000	—	(163,582)
	LONG GILT FUTURE BOND	EXPIRES 09/28/2022 SIZE 100,000	—	(60,206)
	SHORT EURO-BTP FU BOND	EXPIRES 12/08/2022 SIZE 100,000	—	(48,466)
	SHORT EURO-BTP FU BOND	EXPIRES 06/08/2022 SIZE 100,000	—	170,649
	SHORT EURO-BTP FU BOND	EXPIRES 09/08/2022 SIZE 100,000	—	78,387
	US LONG BOND(CBT) BOND	EXPIRES 12/20/2022 SIZE 100,000	—	735,117
	US LONG BOND(CBT) BOND	EXPIRES 06/21/2022 SIZE 100,000	—	653,200
	US LONG BOND(CBT) BOND	EXPIRES 09/21/2022 SIZE 100,000	—	183,369
	US ULTRA BOND CBT BOND	EXPIRES 12/20/2022 SIZE 100,000	—	(474,536)
	US ULTRA BOND CBT BOND	EXPIRES 06/21/2022 SIZE 100,000	—	222,436
	US ULTRA BOND CBT BOND	EXPIRES 09/21/2022 SIZE 100,000	—	(101,076)
	US 10YR NOTE (CBT) BOND	EXPIRES 12/20/2022 SIZE 100,000	—	1,068,276
	US 10YR NOTE (CBT) BOND	EXPIRES 06/21/2022 SIZE 100,000	—	762,048
	US 10YR NOTE (CBT) BOND	EXPIRES 09/21/2022 SIZE 100,000	—	19,151
	US 10YR NOTE (CBT) BOND	EXPIRES 12/20/2022 SIZE 100,000	—	259,068
	US 10YR ULTRA FUT BOND	EXPIRES 06/21/2022 SIZE 100,000	—	1,323,639
	US 10YR ULTRA FUT BOND	EXPIRES 09/21/2022 SIZE 100,000	—	(14,378)

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER:002 - EIN# 13/4994650
SCHEDULE OF ASSETS (BOTH ACQUIRED AND DISPOSED OF WITHIN THE PLAN YEAR)
YEAR ENDED DECEMBER 31, 2022
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COSTS OF ACQUISITIONS	PROCEEDS OF DISPOSITION
DERIVATIVES (CONTINUED):
	US 2YR NOTE (CBT) BOND	EXPIRES 12/30/2022 SIZE 200,000	—	2,268,411
	US 2YR NOTE (CBT) BOND	EXPIRES 06/30/2022 SIZE 200,000	—	1,211,780
	US 2YR NOTE (CBT) BOND	EXPIRES 09/30/2022 SIZE 200,000	—	706,197
	US 5YR NOTE (CBT) BOND	EXPIRES 12/30/2022 SIZE 100,000	—	(216,932)
	US 5YR NOTE (CBT) BOND	EXPIRES 06/30/2022 SIZE 100,000	—	(546,506)
	US 5YR NOTE (CBT) BOND	EXPIRES 09/30/2022 SIZE 100,000	—	(85,137)
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 05/18/2022 1	647	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 05/18/2022 1	732	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 05/18/2022 1	827	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 05/18/2022 1	888	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 05/18/2022 1	681	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 05/18/2022 1	964	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 04/20/2022 1	880	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 06/15/2022 1	1,017	—
	CREDIT DEFAULT SWAP INDEX OP	CALL SCTY EX 08/17/2022 1	440	—
	CREDIT DEFAULT SWAP INDEX OP	CALL SCTY EX 08/17/2022 1	550	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 06/15/2022 1	3,411	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 05/18/2022 1	1,264	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 05/18/2022 1	971	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 06/15/2022 1	1,706	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 06/15/2022 1	5,685	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 05/18/2022 1	908	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 05/18/2022 1	799	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 06/15/2022 1	3,726	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 06/15/2022 1	3,519	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 06/15/2022 1	2,526	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 06/15/2022 1	2,424	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 07/20/2022 1	3,625	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 07/20/2022 1	1,086	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 07/20/2022 1	1,267	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 07/20/2022 1	650	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 07/20/2022 1	813	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 08/17/2022 1	2,700	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 08/17/2022 1	2,700	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 08/17/2022 1	487	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 08/17/2022 1	1,824	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 08/17/2022 1	1,824	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 07/20/2022 1	600	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 07/20/2022 1	600	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 09/21/2022 1	402	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 09/21/2022 1	536	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 10/19/2022 1	888	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 10/19/2022 1	1,184	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 11/16/2022 1	1,459	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 11/16/2022 1	1,685	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 12/21/2022 1	2,171	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 12/21/2022 1	2,481	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 11/16/2022 1	240	—

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER:002 - EIN# 13/4994650
SCHEDULE OF ASSETS (BOTH ACQUIRED AND DISPOSED OF WITHIN THE PLAN YEAR)
YEAR ENDED DECEMBER 31, 2022
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COSTS OF ACQUISITIONS	PROCEEDS OF DISPOSITION
DERIVATIVES (CONTINUED):
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 11/16/2022 1	248	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 12/21/2022 1	450	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 12/21/2022 1	600	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 12/21/2022 1	749	—
	SWAPTION - SOP	CALL SCTY EX 05/09/2022 1	9,981	—
	SWAPTION - SOP	CALL SCTY EX 04/07/2022 1	3,605	—
	SWAPTION - SOP	CALL SCTY EX 05/11/2022 1	4,959	—
	SWAPTION - SOP	CALL SCTY EX 05/16/2022 1	2,455	—
	SWAPTION - SOP	PUT SCTY EX 05/09/2022 1	18,780	—
	SWAPTION - SOP	PUT SCTY EX 04/07/2022 1	3,605	—
	SWAPTION - SOP	PUT SCTY EX 05/11/2022 1	5,514	—
	SWAPTION - SOP	PUT SCTY EX 05/16/2022 1	2,455	—
	SWAPTION - SOP	CALL SCTY EX 02/07/2022 1	1,433	—
	SWAPTION - SOP	CALL SCTY EX 02/04/2022 1	1,875	—
	SWAPTION - SOP	CALL SCTY EX 03/01/2022 1	1,383	—
	SWAPTION - SOP	CALL SCTY EX 04/04/2022 1	3,900	—
	SWAPTION - SOP	CALL SCTY EX 04/01/2022 1	19,800	—
	SWAPTION - SOP	CALL SCTY EX 02/04/2022 1	2,760	—
	SWAPTION - SOP	CALL SCTY EX 02/22/2022 1	5,220	—
	SWAPTION - SOP	CALL SCTY EX 02/14/2022 1	4,650	—
	SWAPTION - SOP	CALL SCTY EX 02/28/2022 1	2,440	—
	SWAPTION - SOP	CALL SCTY EX 02/11/2022 1	7,808	—
	SWAPTION - SOP	PUT SCTY EX 05/18/2022 1	50,439	—
	SWAPTION - SOP	PUT SCTY EX 02/07/2022 1	1,433	—
	SWAPTION - SOP	CALL SCTY EX 03/22/2022 1	6,125	—
	SWAPTION - SOP	PUT SCTY EX 02/04/2022 1	1,875	—
	SWAPTION - SOP	PUT SCTY EX 03/01/2022 1	1,383	—
	SWAPTION - SOP	CALL SCTY EX 03/16/2022 1	6,020	—
	SWAPTION - SOP	PUT SCTY EX 02/04/2022 1	2,760	—
	SWAPTION - SOP	PUT SCTY EX 02/14/2022 1	4,650	—
	SWAPTION - SOP	PUT SCTY EX 02/22/2022 1	5,220	(140)
	SWAPTION - SOP	PUT SCTY EX 02/28/2022 1	2,440	—
	SWAPTION - SOP	PUT SCTY EX 02/11/2022 1	7,808	—
	SWAPTION - SOP	PUT SCTY EX 04/01/2022 1	19,800	—
	SWAPTION - SOP	PUT SCTY EX 04/04/2022 1	3,900	—
	SWAPTION - SOP	PUT SCTY EX 03/08/2022 1	12,180	—
	SWAPTION - SOP	PUT SCTY EX 03/22/2022 1	6,125	—
	SWAPTION - SOP	PUT SCTY EX 03/16/2022 1	6,020	—
	SWAPTION - SOP	CALL SCTY EX 08/05/2022 1	3,309	—
	SWAPTION - SOP	CALL SCTY EX 08/25/2022 1	3,325	—
	SWAPTION - SOP	CALL SCTY EX 09/06/2022 1	3,180	—
	SWAPTION - SOP	CALL SCTY EX 09/06/2022 1	2,975	—
	SWAPTION - SOP	CALL SCTY EX 09/16/2022 1	2,520	—
	SWAPTION - SOP	CALL SCTY EX 09/23/2022 1	3,000	—
	SWAPTION - SOP	CALL SCTY EX 08/15/2022 1	2,880	—
	SWAPTION - SOP	CALL SCTY EX 07/05/2022 1	2,115	—
	SWAPTION - SOP	CALL SCTY EX 07/07/2022 1	2,283	—
	SWAPTION - SOP	CALL SCTY EX 09/26/2022 1	3,045	—

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER:002 - EIN# 13/4994650
SCHEDULE OF ASSETS (BOTH ACQUIRED AND DISPOSED OF WITHIN THE PLAN YEAR)
YEAR ENDED DECEMBER 31, 2022
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COSTS OF ACQUISITIONS	PROCEEDS OF DISPOSITION
DERIVATIVES (CONTINUED):
	SWAPTION - SOP	CALL SCTY EX 07/08/2022 1	3,240	—
	SWAPTION - SOP	CALL SCTY EX 08/08/2022 1	4,040	—
	SWAPTION - SOP	CALL SCTY EX 09/30/2022 1	2,955	—
	SWAPTION - SOP	PUT SCTY EX 09/16/2022 1	2,520	—
	SWAPTION - SOP	PUT SCTY EX 08/25/2022 1	3,325	—
	SWAPTION - SOP	PUT SCTY EX 09/06/2022 1	2,400	—
	SWAPTION - SOP	PUT SCTY EX 09/23/2022 1	3,000	—
	SWAPTION - SOP	PUT SCTY EX 09/06/2022 1	2,975	—
	SWAPTION - SOP	PUT SCTY EX 08/05/2022 1	3,309	—
	SWAPTION - SOP	PUT SCTY EX 07/05/2022 1	2,115	—
	SWAPTION - SOP	PUT SCTY EX 07/07/2022 1	2,283	—
	SWAPTION - SOP	PUT SCTY EX 07/08/2022 1	3,240	—
	SWAPTION - SOP	PUT SCTY EX 09/26/2022 1	3,045	—
	SWAPTION - SOP	PUT SCTY EX 08/15/2022 1	2,880	(60)
	SWAPTION - SOP	PUT SCTY EX 09/30/2022 1	2,955	—
	SWAPTION - SOP	CALL SCTY EX 12/29/2022 1	1,991	—
	SWAPTION - SOP	PUT SCTY EX 08/08/2022 1	4,040	(240)
	SWAPTION - SOP	CALL SCTY EX 12/12/2022 1	3,915	—
	SWAPTION - SOP	PUT SCTY EX 12/29/2022 1	1,991	—
	SWAPTION - SOP	PUT SCTY EX 12/12/2022 1	3,915	(90)
	SWAPTION - SOP	PUT SCTY EX 04/06/2023 1	173,414	(147,651)
	10 YEAR US TREASURY NOTES	PUT SCTY EX 02/18/2022 100,000	2,154	(4)

SECURITIES SOLD SHORT:
	FNMA	2.000% 12/25/2053 4,000,000	3,234,063	(3,306,250)
	FNMA	2.000% 06/25/2051 4,000,000	3,529,766	(3,522,656)
	FNMA	2.000% 09/25/2053 4,000,000	3,505,820	(3,462,500)
	TBA FNMA SINGLE FAMILY 30YR	3.000% 04/25/2047 500,000	486,133	(486,133)
	TBA GNMA2 SINGLE FAMILY 30YR	2.500% 01/15/2052 300,000	306,281	(306,281)
	TBA GNMA2 SINGLE FAMILY 30YR	2.500% 02/15/2052 500,000	502,469	(502,750)
	TBA GNMA2 SINGLE FAMILY 30YR	2.500% 05/15/2052 200,000	183,906	(183,906)
	TBA GNMA2 SINGLE FAMILY 30YR	2.500% 09/15/2052 200,000	178,156	(178,156)
	TBA UMBS SINGLE FAMILY 30YR	2.000% 05/25/2051 200,000	175,484	(175,484)
	TBA UMBS SINGLE FAMILY 30YR	2.000% 07/25/2052 4,000,000	3,505,703	(3,484,375)
	TBA UMBS SINGLE FAMILY 30YR	2.000% 04/25/2053 4,400,000	4,048,516	(4,068,582)
	TBA UMBS SINGLE FAMILY 30YR	2.000% 08/25/2053 4,000,000	3,523,438	(3,566,094)
	TBA UMBS SINGLE FAMILY 30YR	2.000% 10/25/2053 2,000,000	1,732,422	(1,655,938)
	TBA UMBS SINGLE FAMILY 30YR	2.000% 11/25/2053 4,000,000	3,223,047	(3,143,906)
	TBA UMBS SINGLE FAMILY 30YR	2.500% 02/25/2053 19,870,000	19,816,590	(19,816,574)
	TBA UMBS SINGLE FAMILY 30YR	2.500% 03/25/2052 200,000	197,180	(197,250)
	TBA UMBS SINGLE FAMILY 30YR	2.500% 04/25/2052 5,600,000	5,285,777	(5,296,002)
	TBA UMBS SINGLE FAMILY 30YR	2.500% 06/25/2053 200,000	183,109	(183,109)
	TBA UMBS SINGLE FAMILY 30YR	2.500% 10/25/2053 2,100,000	1,790,414	(1,790,414)
	TBA UMBS SINGLE FAMILY 30YR	2.500% 11/25/2053 7,242,000	5,901,664	(5,901,664)
	TBA UMBS SINGLE FAMILY 30YR	2.500% 12/25/2053 18,100,000	15,602,452	(15,602,452)
	TBA UMBS SINGLE FAMILY 30YR	2.500% 05/25/2051 23,430,000	21,273,955	(21,273,955)
	TBA UMBS SINGLE FAMILY 30YR	3.000% 05/25/2053 1,000,000	966,895	(983,176)

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER:002 - EIN# 13/4994650
SCHEDULE OF ASSETS (BOTH ACQUIRED AND DISPOSED OF WITHIN THE PLAN YEAR)
YEAR ENDED DECEMBER 31, 2022
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COSTS OF ACQUISITIONS	PROCEEDS OF DISPOSITION
SECURITIES SOLD SHORT (CONTINUED):
	TBA UMBS SINGLE FAMILY 30YR	3.000% 06/25/2051 300,000	281,484	(281,484)
	TBA UMBS SINGLE FAMILY 30YR	3.000% 07/25/2052 100,000	93,688	(93,688)
	TBA UMBS SINGLE FAMILY 30YR	3.000% 08/25/2052 1,900,000	1,836,023	(1,836,023)
	TBA UMBS SINGLE FAMILY 30YR	3.000% 03/25/2053 21,000,000	21,370,453	(21,619,336)
	TBA UMBS SINGLE FAMILY 30YR	3.000% 09/25/2053 2,273,000	2,153,668	(2,153,668)
	TBA UMBS SINGLE FAMILY 30YR	3.000% 10/25/2053 28,000,000	24,544,045	(24,544,045)
	TBA UMBS SINGLE FAMILY 30YR	3.000% 11/25/2053 28,000,000	23,946,563	(23,946,563)
	TBA UMBS SINGLE FAMILY 30YR	3.500% 03/25/2053 30,850,000	31,833,344	(31,833,344)
	TBA UMBS SINGLE FAMILY 30YR	3.500% 08/25/2053 31,950,000	31,200,340	(31,200,340)
	TBA UMBS SINGLE FAMILY 30YR	3.500% 09/25/2053 546,000	531,198	(531,198)
	TBA UMBS SINGLE FAMILY 30YR	3.500% 01/25/2053 30,850,000	32,472,035	(32,472,035)
	TBA UMBS SINGLE FAMILY 30YR	3.500% 11/25/2053 31,250,000	27,675,781	(27,675,781)
	TBA UMBS SINGLE FAMILY 30YR	3.500% 12/25/2052 31,250,000	28,757,324	(28,757,324)
	TBA UMBS SINGLE FAMILY 30YR	3.500% 05/25/2052 30,850,000	30,145,307	(31,020,754)
	TBA UMBS SINGLE FAMILY 30YR	3.500% 06/25/2051 500,000	487,109	(487,422)
	TBA UMBS SINGLE FAMILY 30YR	3.500% 07/25/2053 600,000	580,266	(580,266)
	TBA UMBS SINGLE FAMILY 30YR	4.000% 04/25/2053 4,529,000	4,606,488	(4,606,488)
	TBA UMBS SINGLE FAMILY 30YR	4.000% 06/25/2050 8,029,000	8,025,236	(8,025,236)
	TBA UMBS SINGLE FAMILY 30YR	4.000% 08/25/2052 19,029,000	19,159,824	(19,159,824)
	TBA UMBS SINGLE FAMILY 30YR	4.000% 09/25/2050 6,129,000	6,081,596	(6,081,596)
	TBA UMBS SINGLE FAMILY 30YR	4.000% 03/25/2053 4,529,000	4,737,051	(4,737,051)
	TBA UMBS SINGLE FAMILY 30YR	4.000% 05/25/2052 4,529,000	4,491,140	(4,491,140)
	TBA UMBS SINGLE FAMILY 30YR	4.000% 10/25/2053 6,129,000	5,728,221	(5,728,221)
	TBA UMBS SINGLE FAMILY 30YR	4.000% 11/25/2053 13,429,000	12,184,719	(12,184,719)
	TBA UMBS SINGLE FAMILY 30YR	4.500% 07/25/2053 700,000	701,859	(701,969)
	TBA UMBS SINGLE FAMILY 30YR	4.500% 12/25/2053 700,000	683,539	(683,539)
	TBA UMBS SINGLE FAMILY 30YR	5.500% 01/25/2053 1,600,000	1,623,625	(1,623,625)
	TBA UMBS SINGLE FAMILY 30YR	5.500% 12/25/2050 24,400,000	24,650,117	(24,650,117)

FOREIGN GOVERNMENT AND AGENCY SECURITIES:
	REPUBLIC OF ITALY	SEMI-ANN. FLOATING 05/15/2033 2,500,000	(2,950,088)	2,381,721
	REPUBLIC OF ITALY	SEMI-ANN. 0.950% 06/01/2032 900,000	(733,571)	742,016
	UK OF GREAT BRITAIN	SEMI-ANN. 0.000% 03/22/2058 600,000	(426,399)	891,344

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER:002 – EIN# 13/4994650
SCHEDULE OF LOANS OR FIXED INCOME OBLIGATIONS IN DEFAULT OR CLASSIFIED AS UNCOLLECTIBLE
AS OF DECEMBER 31, 2022
(IRS FORM 5500 – SCHEDULE G – PART I)

(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)	(I)
			AMOUNT RECEIVED DURING THE YEAR				AMOUNT OVERDUE
	IDENTITY AND ADDRESS OF OBLIGOR	ORIGINAL AMOUNT OF LOAN	PRINCIPAL	INTEREST	UNPAID BALANCE AT END OF YEAR	DETAILED DESCRIPTION OF LOAN, INCLUDING DATES OF MAKING AND MATURITY, INTEREST RATE, THE TYPE AND VALUE OF COLLATERAL, ANY RENEGOTIATION OF THE LOAN AND THE TERMS OF THE RENEGOTIATION, AND OTHER MATERIAL ITEMS	PRINCIPAL	INTEREST
	LEHMAN BROTHERS HDGS 1271 AVE OF THE AMERICAS, NEW YORK, NY 10020	$210,000	112	—	$210,000	ESC LEHMAN BRTH HLD 5.250% 06/FEB/2012. ISSUE DATE: 01/12/2007	$210,000	$—
	LEHMAN BROTHERS HDGS 1271 AVE OF THE AMERICAS, NEW YORK, NY 10020	340,000	186	—	340,000	LEH.BROS.HOLD.INC. 6.2% BDS 26/SEP/2014 USD. ISSUE DATE: 09/26/2007	340,000	—

JPMORGAN CHASE 401(k) SAVINGS PLAN

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JPMorgan Chase 401(k) Savings Plan
(Registrant)

By:	/s/ Elena Korablina
Elena Korablina

Managing Director and Firmwide Controller
(Principal Accounting Officer)
JPMorgan Chase & Co.

Date: June 29, 2023

JPMORGAN CHASE 401(k) SAVINGS PLAN

INDEX TO EXHIBIT

Exhibit No.	Description of Exhibit	Page at which located

23	Consent of Independent Registered Public Accounting Firm	94